Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND BETWEEN

JUNIATA VALLEY FINANCIAL CORP.

AND

FNBPA BANCORP, INC.

June 26, 2015

(i)

4.20.	Risk Management Instruments.	31
4.21.	Fairness Opinion.	31
4.22.	Trust Accounts.	32
4.23.	Intellectual Property.	32
4.24.	Labor Matters.	32
4.25.	FNBPA Information Supplied.	32
4.26.	Quality of Representations.	33

ARTICLE V REPRESENTATIONS AND WARRANTIES OF jUNIATA		33
5.1.	Organization.	33
5.2.	Capitalization.	34
5.3.	Authority; No Violation.	35
5.4.	Consents.	35
5.5.	SEC Reports; Financial Statements; Undisclosed Liabilities.	36
5.6.	Taxes.	38
5.7.	No Material Adverse Effect.	38
5.8.	Material Contracts; Leases; Defaults.	39
5.9.	Ownership of Property; Insurance.	40
5.10.	Legal Proceedings.	41
5.11.	Compliance With Applicable Law.	41
5.12.	Employee Benefit Plans.	42
5.13.	Environmental Matters.	44
5.14.	Brokers, Finders and Financial Advisors	45
5.15.	Loan Matters.	45
5.16.	No FNBPA Capital Stock.	46
5.17.	Juniata Common Stock	47
5.18.	Related Party Transactions.	47
5.19.	Credit Card Accounts and Merchant Processing.	47
5.20.	Required Vote.	47
5.21.	Registration Obligations.	47
5.22.	Risk Management Instruments.	48
5.23.	Trust Accounts.	48
5.24.	Intellectual Property.	48
5.25.	Labor Matters.	48
5.26.	Low Income Housing Tax Credits.	49
5.27.	Dividend Rate.	49
5.28.	Juniata Information Supplied.	49
5.29.	Quality of Representations.	49

ARTICLE VI COVENANTS OF FNBPA		49
6.1.	Conduct of Business.	49
6.2.	Current Information.	54
6.3.	Access; Confidentiality.	55
6.4.	Financial and Other Statements.	55
6.5.	Maintenance of Insurance.	56
6.6.	Disclosure Supplements.	56
6.7.	Consents and Approvals of Third Parties.	56

(ii)

6.8.	Commercially Reasonable Efforts.	56
6.9.	Failure to Fulfill Conditions.	56
6.10.	No Other Bids and Related Matters.	56
6.11.	Reserves and Merger-Related Costs.	59
6.12.	Affiliate Letters.	60
6.13.	Approval of Bank Plan of Merger.	60
6.14.	Proxy Solicitor.	60

ARTICLE VII COVENANTS OF Juniata		60
7.1.	Conduct of Business.	60
7.2.	Current Information.	61
7.3.	Access; Confidentiality.	61
7.4.	Financial and Other Statements.	61
7.5.	Maintenance of Insurance.	62
7.6.	Disclosure Supplements.	62
7.7.	Consents and Approvals of Third Parties.	62
7.8.	Commercially Reasonable Efforts.	62
7.9.	Failure to Fulfill Conditions.	63
7.10.	Approval of Bank Plan of Merger.	63
7.11.	Employee Benefits.	63
7.12.	Directors and Officers Indemnification and Insurance.	63
7.13.	Stock Reserve.	64
7.14.	Regional Advisory Board.	65

ARTICLE VIII REGULATORY AND OTHER MATTERS		66
8.1.	Shareholder Meeting.	66
8.2.	Proxy Statement-Prospectus.	66
8.3.	Regulatory Approvals.	67

ARTICLE IX CLOSING CONDITIONS		68
9.1.	Conditions to Each Party’s Obligations under this Agreement.	68
9.2.	Conditions to the Obligations of Juniata under this Agreement.	69
9.3.	Conditions to the Obligations of FNBPA under this Agreement.	70

ARTICLE X TERMINATION, AMENDMENT AND WAIVER		71
10.1.	Termination.	71
10.2.	Effect of Termination.	73
10.3.	Amendment, Extension and Waiver.	74

ARTICLE XI MISCELLANEOUS		75
11.1.	Confidentiality.	75
11.2.	Public Announcements.	75
11.3.	Survival.	75
11.4.	Expenses.	75
11.5.	Notices.	75
11.6.	Parties in Interest.	76
11.7.	Complete Agreement.	77

(iii)

11.8.	Counterparts.	77
11.9.	Severability.	77
11.10.	Governing Law.	77
11.11.	Interpretation.	77
11.12.	Specific Performance; Jurisdiction.	78

Exhibit A	Form of FNBPA Voting Agreement
Exhibit B	Form of Bank Plan of Merger
Exhibit C	Form of Employment Agreement

(iv)

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of June 26, 2015, is made between Juniata Valley Financial Corp., a Pennsylvania corporation (“Juniata”), and FNBPA Bancorp, Inc., a Pennsylvania corporation (“FNBPA”).

BACKGROUND

The Board of Directors of each of Juniata and FNBPA (i) has determined that this Agreement and the business combination and related transactions contemplated hereby are in the best interests of their respective companies and (ii) has approved this Agreement. In accordance with the terms of this Agreement, FNBPA will merge with and into Juniata (the “Merger”), and immediately thereafter First National Bank of Port Allegany, a national banking association and wholly-owned subsidiary of FNBPA (“FNB Port Allegany”), will be merged with and into The Juniata Valley Bank, a Pennsylvania-chartered bank and wholly-owned subsidiary of Juniata (“JVB”).

At or prior to the execution and delivery of this Agreement, each of the directors of FNBPA has executed a letter agreement in favor of Juniata, in the form attached hereto as Exhibit A, dated as of the date hereof (the “FNBPA Affiliate Letter”), pursuant to which each such person has agreed, among other things, to vote all shares of FNBPA Common Stock owned by such Person, as defined in Article I, Section 1.1, in favor of the approval of this Agreement and the transactions contemplated hereby.

The parties intend the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code, as defined in Section 1.1.

The parties desire to make certain representations, warranties and agreements in connection with the business transactions described in this Agreement and to prescribe certain conditions thereto.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements herein contained, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

1.1.         Certain Definitions.

As used in this Agreement, the following terms have the following meanings (unless the context otherwise requires, references to Articles and Sections refer to Articles and Sections of this Agreement). Accounting terms used in this Agreement without definition shall have the meanings given to such terms in accordance with GAAP.

“Affiliate” means any Person who, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person and, without limiting the generality of the foregoing, includes any executive officer or director of such Person and any Affiliate of such executive officer or director.

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“Agreement” means this agreement, together with the Exhibits, the Disclosure Schedules and any amendments hereto.

“Articles of Merger” shall mean the articles of merger to be executed by Juniata and FNBPA and filed with the PDS in accordance with the laws of the Commonwealth of Pennsylvania.

“Bank Merger” shall mean the merger of FNB Port Allegany with and into JVB, with JVB as the surviving institution, as contemplated by Section 2.7.

“Bank Plan of Merger” shall have the meaning set forth in Section 2.7.

“Bank Regulator” shall mean any federal or state banking regulator, including but not limited to the FRB, the FDIC, the OCC and the PDB, that regulates JVB or FNB Port Allegany, or any of their respective holding companies or subsidiaries, as the case may be.

“BHCA” shall mean the Bank Holding Company Act of 1956, as amended.

“Certificate” shall mean certificates evidencing shares of FNBPA Common Stock.

“Closing” shall have the meaning set forth in Section 2.2(a).

“Closing Date” shall have the meaning set forth in Section 2.2(a).

“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the regulations promulgated thereunder.

“Code” shall mean the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

“Confidentiality Agreement” shall mean the confidentiality agreement referred to in Section 11.1 of this Agreement.

“Conversion Ratio” shall have the meaning set forth in Section 3.1(b).

“Disclosure Schedule” shall mean each of the written disclosure schedules delivered by FNBPA to Juniata, and by Juniata to FNBPA, in each case specifically referring to the appropriate section of this Agreement.

“Dissenting Shares” shall have the meaning set forth in Section 3.9.

“Effective Time” shall have the meaning set forth in Section 2.2 hereof.

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“Environmental Laws” means any federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any applicable Governmental Entity relating to (i) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (ii) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Materials of Environmental Concern. The term Environmental Laws includes without limitation (a) the Comprehensive Environmental Response, Compensation and Liability Act, as amended; the Resource Conservation and Recovery Act, as amended; the Clean Air Act, as amended; the Federal Water Pollution Control Act, as amended; the Toxic Substances Control Act, as amended; the Emergency Planning and Community Right to Know Act, the Safe Drinking Water Act; and all comparable state and local laws, and (b) any common law (including without limitation common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to the presence of or exposure to any Materials of Environmental Concern.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” shall have the meaning set forth in Section 4.12(c).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Agent” shall mean a bank or trust company or other agent designated by Juniata, and reasonably acceptable to FNBPA, which shall act as agent for Juniata in connection with the exchange procedures for exchanging certificates for shares of FNBPA Common Stock for either certificates for shares of Juniata Common Stock or cash as provided in Article III.

“FDIA” shall mean the Federal Deposit Insurance Act, as amended.

“FDIC” shall mean the Federal Deposit Insurance Corporation or any successor thereto.

“FHLB” shall mean the Federal Home Loan Bank of Pittsburgh.

“FNBPA” shall mean FNBPA Bancorp, Inc., a Pennsylvania corporation, with its principal offices located at 64 Main Street, Port Allegany, PA 16743. References to FNBPA shall mean FNBPA on a consolidated basis unless the context clearly indicates otherwise.

“FNBPA Acquisition Proposal” shall have the meaning set forth in Section 6.10.

“FNBPA Acquisition Transaction” shall have the meaning set forth in Section 6.10.

“FNBPA Affiliate Letters” shall have the meaning set forth in the Recitals.

“FNBPA Benefit Plan” shall have the meaning set forth in Section 4.12(a).

“FNBPA Common Stock” shall mean the common stock, no par value, of FNBPA.

“FNBPA Financial Statements” shall mean (i) the audited consolidated financial statements of FNBPA as of December 31, 2014, and for the two years ended December 31, 2014, including the notes thereto, and (ii) the unaudited interim consolidated financial statements of FNBPA as of the end of each calendar quarter following December 31, 2014 and for the periods then ended, including the notes thereto.

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“FNBPA Material Contracts” shall have the meaning set forth in Section 4.8(c).

“FNBPA Option” shall mean an option to purchase shares of FNBPA Common Stock issued by FNBPA and as set forth on Schedule 4.2(a).

“FNBPA Recommendation” shall have the meaning set forth in Section 8.1.

“FNBPA Regulatory Agreement” shall have the meaning set forth in Section 4.11(c).

“FNBPA Regulatory Reports” means the Call Reports of FNB Port Allegany and accompanying schedules, as filed with the OCC, for each calendar quarter beginning with the quarter ended December 31, 2014, through the Closing Date, and all reports filed with the PDB, FRB or OCC by FNBPA or FNB Port Allegany from December 31, 2014 through the Closing Date.

“FNBPA Shareholders’ Meeting” shall have the meaning set forth in Section 8.1.

“FNBPA Subsidiary” means any corporation, partnership, limited liability company or other entity of which more than 20% of the outstanding capital stock or partnership, membership or other equity interests is owned, either directly or indirectly, by FNBPA or FNB Port Allegany, except any corporation, partnership, limited liability company, or other entity the stock, partnership, membership or other equity interests of which is held in the ordinary course of the lending activities of FNB Port Allegany.

“FNBPA Warrant” shall mean a warrant to purchase shares of FNBPA Common Stock issued by FNBPA and as set forth in Schedule 4.2(a).

“FNB Port Allegany” shall mean First National Bank of Port Allegany, a national banking association, with its principal offices located at 64 Main Street, Port Allegany, PA 16743, which is a wholly owned subsidiary of FNBPA.

“FRB” shall mean the Board of Governors of the Federal Reserve System and, where appropriate, the Federal Reserve Bank of Philadelphia.

“GAAP” shall mean the current accounting principles generally accepted in the United States of America, consistently applied with prior practice.

“Governmental Entity” shall mean any federal or state court, administrative agency or commission or other governmental authority or instrumentality.

“IRS” shall mean the United States Internal Revenue Service.

“Juniata” shall mean Juniata Valley Financial Corp., a Pennsylvania corporation, with its principal executive offices located at Bridge and Main Streets, Mifflintown, Pennsylvania. References to Juniata shall mean Juniata on a consolidated basis unless the context clearly indicates otherwise.

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“JVB” shall mean The Juniata Valley Bank, a Pennsylvania-chartered bank, with its principal offices located at Bridge and Main Streets, Mifflintown, Pennsylvania, which is a wholly owned subsidiary of Juniata.

“Juniata Benefit Plans” shall have the meaning set forth in Section 5.12(a).

“Juniata Common Stock” shall mean the common stock, par value $1.00 per share, of Juniata.

“Juniata Financial Statements” shall mean (i) the audited consolidated financial statements of Juniata as of December 31, 2014, and for the three years ended December 31, 2014, including the notes thereto, and (ii) the unaudited interim consolidated financial statements of Juniata as of the end of each calendar quarter following December 31, 2014 and for the periods then ended, including the notes thereto.

“Juniata Material Contracts” shall have the meaning set forth in Section 5.8(c).

“Juniata Option” means the options to purchase shares of Juniata Common Stock described on Schedule 5.2(a).

“Juniata Preferred Stock” shall have the meaning set forth in Section 5.2(a).

“Juniata Regulatory Agreement” shall have the meaning set forth in Section 5.11.

“Juniata Regulatory Reports” means the Call Reports of JVB and accompanying schedules, as filed with the FDIC, for each calendar quarter beginning with the quarter ended December 31, 2014, through the Closing Date, and all reports filed with the PDB or FRB by Juniata or JVB from December 31, 2014 through the Closing Date.

“Juniata Shareholders’ Meeting” shall have the meaning set forth in Section 8.1.

“Juniata Subsidiary” means any corporation, partnership, limited liability company or other entity of which more than 20% of the outstanding capital stock or partnership, membership or other equity interests is owned, either directly or indirectly, by Juniata or JVB, except any corporation, partnership, limited liability company, or other entity the stock, partnership, membership, or other equity interests of which is held in the ordinary course of the lending activities of JVB.

“Knowledge” as used with respect to a Person (including references to such Person being aware of a particular matter) means those facts that are known or should have been known by the executive officers (as defined in Rule 3b-7 under the Exchange Act) of such Person, and includes any facts, matters or circumstances set forth in any written notice or other correspondence from any Bank Regulator or any other material written notice received by that Person.

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“Material Adverse Effect” shall mean, with respect to Juniata or FNBPA, respectively, any event, circumstance, change, occurrence or effect that (i) is material and adverse to the assets, financial condition, results of operations or business of Juniata and the Juniata Subsidiaries taken as a whole, or FNBPA and the FNBPA Subsidiaries taken as a whole, respectively, or (ii) does or would materially impair the ability of either FNBPA, on the one hand, or Juniata, on the other hand, to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the transactions contemplated by this Agreement; provided that “Material Adverse Effect” shall not be deemed to include the impact of the following: (a) changes in laws and regulations affecting banks or their holding companies generally, or interpretations thereof by courts or Governmental Entities that do not have a materially disproportionate impact on such party; (b) changes in GAAP or regulatory accounting principles generally applicable to financial institutions and their holding companies that do not have a materially disproportionate impact on such party; (c) actions and omissions of a party hereto (or any of its Subsidiaries) taken with the prior written consent of the other party in furtherance of the transactions contemplated hereby; (d) the announcement of this Agreement and the transactions contemplated hereby, and compliance with this Agreement on the assets, business, financial condition or results of operations of the parties and their respective subsidiaries, including reasonable expenses incurred by the parties hereto in consummating the transactions contemplated by this Agreement; (e) changes in national political or social conditions including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States, or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States that do not have a materially disproportionate impact on such party; (f) economic, financial market or geographical conditions in general, including changes in economic and financial markets and regulatory or political conditions whether resulting from acts of terrorism, war or otherwise, that do not have a materially disproportionate adverse effect on such party; (g) any failure, in and of itself, by such party to meet any internal projections, forecasts or revenue or earnings predictions (it being understood that the facts giving rise or contributing to any such failure may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to be, a Material Adverse Effect or unless such facts are otherwise an exception set forth herein); or (h) changes in the banking industry that do not have a materially disproportionate impact on such party.

“Materials of Environmental Concern” means pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products, and any other hazardous or toxic materials regulated under Environmental Laws.

“Merger” shall have the meaning set forth in the Recitals to this Agreement.

“Merger Consideration” shall mean the consideration payable in accordance with Article III.

“OCC” shall mean the Office of the Comptroller of the Currency.

“Other Real Estate Owned” shall mean any real estate acquired through foreclosure or by a deed in lieu of foreclosure, or any real estate classified as Other Real Estate Owned or Real Estate Owned.

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“PBCL” shall mean the Pennsylvania Business Corporation Law of 1988, as amended.

“PDB” shall mean the Pennsylvania Department of Banking and Securities.

“PDS” shall mean the Pennsylvania Department of State.

“Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, association, company, trust, “group” (as that term is defined under the Exchange Act), or any other legal entity.

“Proxy Statement-Prospectus” shall have the meaning set forth in Section 8.2(a).

“Registration Statement” shall mean the Registration Statement on Form S-4, or other applicable form, together with all amendments, filed with the SEC under the Securities Act for the purpose of registering shares of Juniata Common Stock to be offered to holders of FNBPA Common Stock in connection with the Merger.

“Regulatory Approvals” means the approval of any Bank Regulator that is necessary in connection with the consummation of the Merger, the Bank Merger and the related transactions contemplated by this Agreement.

“Rights” shall mean warrants, options, rights, convertible securities, stock appreciation rights and other arrangements or commitments which obligate a Person to issue or dispose of any of its capital stock or other ownership interests or which provide for compensation based on the equity appreciation of its capital stock.

“SEC” shall mean the Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Securities Laws” shall mean the Securities Act; the Exchange Act; the Investment Company Act of 1940, as amended; the Investment Advisers Act of 1940, as amended; the Trust Indenture Act of 1939, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Termination Date” shall mean April 15, 2016.

“Treasury Stock” shall mean FNBPA Common Stock owned as of the Effective Time by FNBPA except for trust account shares or shares acquired in connection with debts previously contracted.

“Troubled Debt Restructurings” shall mean loans that are “troubled debt restructurings” as defined in Accounting Standards Codification Topic 310.

“U.S. Treasury” shall mean the United States Department of Treasury.

Other terms used herein are defined in the Preamble, Recitals and elsewhere in this Agreement.

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ARTICLE II

THE MERGER

2.1.         Merger.

Subject to the terms and conditions of this Agreement, at the Effective Time: (a) FNBPA shall merge with and into Juniata, with Juniata as the resulting or surviving corporation; and (b) the separate existence of FNBPA shall cease and all of the rights, privileges, powers, franchises, properties, assets, liabilities and obligations of FNBPA shall be vested in and assumed by Juniata in accordance with the applicable laws of the Commonwealth of Pennsylvania. As part of the Merger, each share of FNBPA Common Stock (other than Treasury Stock) will be converted into the right to receive Merger Consideration pursuant to the terms of Article III. Immediately after the Merger, FNB Port Allegany shall merge with and into JVB, with JVB as the resulting institution pursuant to the Bank Plan of Merger, attached hereto as Exhibit B.

2.2.         Effective Time; Closing.

(a)          Closing. The closing (“Closing”) shall occur no later than the close of business on the fifth (5th) business day following the satisfaction or (to the extent permitted by applicable law) waiver of the conditions set forth in Article IX (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by applicable law) waiver of those conditions), or such other date that may be agreed to in writing by the parties. The Merger shall be effected by the filing of Articles of Merger with the PDS with a stated effective time of the day of the Closing (the “Closing Date”) in accordance with the PBCL. The Merger shall be effective at the date (the “Effective Date”) and time (the “Effective Time”) specified in the Articles of Merger for the effectiveness of the Merger or, if no such time is specified, the time of filing the Articles of Merger. Each of the parties agrees to use its best efforts to cause the Merger to be completed as soon as practicable after the receipt of shareholder approval, final regulatory approval of the Merger and the expiration of all required waiting periods.

(b)          Time and Place of Closing. Subject to the provisions of Article IX and Section 2.2(c) hereof, the Closing of the transactions contemplated hereby shall take place at the offices of Barley Snyder, LLP, 126 East King Street, Lancaster, Pennsylvania 17602, at 10:00 a.m., or at such other place or time upon which Juniata and FNBPA mutually agree.

(c)          Deliveries at Closing. At or prior to Closing there shall be delivered to Juniata and FNBPA the opinions, certificates, and other documents and instruments required to be delivered pursuant to Article IX hereof. At or prior to the Closing, Juniata shall have delivered the Merger Consideration as set forth in Section 3.2 hereof.

2.3.         Articles of Incorporation and Bylaws.

The articles of incorporation and bylaws of Juniata as in effect immediately prior to the Effective Time shall remain in effect, until thereafter amended as provided therein and in accordance with applicable law.

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2.4.         Directors and Officers.

(a)          Effective as of the Effective Time, Juniata will elect one additional member to its board of directors, to be chosen from among FNBPA’s current board members who would qualify as an “independent” director under NASDAQ listing rules as a director of Juniata (the “FNBPA Director”). The FNBPA Director shall be chosen by FNBPA, subject to the approval of Juniata. The class of the Board of Directors of Juniata in which the FNBPA Directors will serve shall be mutually agreed by FNBPA and Juniata.

(b)          The officers of Juniata immediately prior to the Effective Time shall be the officers of Juniata after the Effective Time, in each case until their respective successors are duly elected or appointed and qualified.

(c)          Effective as of the effective date of the Bank Merger, the Board of Directors of JVB shall consist of the persons serving as directors of Juniata, including the additional director appointed pursuant to paragraph (a) above, such additional director to hold office until his or her successor is elected and qualified in accordance with applicable law and the articles of incorporation and bylaws of JVB.

(d)          The officers of JVB immediately prior to the effective date of the Bank Merger shall be the officers of JVB after the effective date of the Bank Merger, in each case until their respective successors are duly elected or appointed and qualified.

2.5.         Effects of the Merger.

At and after the Effective Time, the Merger shall have the effects as set forth in the PBCL.

2.6.         Tax Consequences.

It is intended that the Merger shall constitute a “reorganization” within the meaning of Section 368(a) of the Code. From and after the date of this Agreement and until the Closing, each party hereto shall use commercially reasonable efforts to cause the Merger to qualify, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act could prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code. Following the Closing, neither Juniata, FNBPA nor any of their Affiliates shall knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken, which action or failure to act could cause the Merger to fail to qualify as a reorganization under Section 368(a) of the Code. Juniata and FNBPA each hereby agrees to deliver certificates substantially in compliance with IRS published advance ruling guidelines, with customary exceptions and modifications thereto, to enable counsel to deliver the legal opinions contemplated by Section 9.1(e) or include such opinions with the Registration Statement, which certificates shall be effective as of the date of such opinions.

2.7.         Bank Merger.

Juniata and FNBPA shall cause FNB Port Allegany to merge with and into JVB, with JVB surviving such merger, concurrently with, or as soon as practicable after, the Effective Time in accordance with the Bank Plan of Merger, in the form of Exhibit B, attached hereto (the “Bank Plan of Merger”). In addition, concurrently with the execution and delivery of this Agreement, Juniata will cause JVB, and FNBPA will cause FNB Port Allegany, to execute and deliver the Bank Plan of Merger. For a minimum of two (2) years following the effective time of the Bank Merger, Juniata shall operate the former FNB Port Allegany franchise as a division of JVB under a local trade name mutually agreeable to FNBPA and Juniata.

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ARTICLE III

CONSIDERATION; EXCHANGE PROCEDURES

3.1.         Conversion of Shares.

At the Effective Time, the shares of FNBPA Common Stock then outstanding shall be converted into shares of Juniata Common Stock and cash, as follows:

(a)          Conversion of FNBPA Shares. Except for the Cancelled Shares (defined below), each share of FNBPA Common Stock (an “FNBPA Share” and, collectively, the “FNBPA Shares”) issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holders thereof, cease to be outstanding and be cancelled and extinguished and converted into the right to receive, at the election of the holder thereof as provided in and subject to the provisions of Section 3.2, the Juniata Stock Consideration or the Cash Consideration, without any interest thereon, as specified in this Article (the “Merger Consideration”). Shares of FNBPA Common Stock owned as of the Effective Time by Juniata, JVB, FNBPA or any direct or indirect subsidiary of FNBPA (except for trust account shares or shares acquired in connection with debts previously contracted) (“Cancelled Shares”) shall not be converted into Juniata Common Stock or cash and shall be cancelled at the Effective Time.

(b)          Definitions. For purposes hereof, the following terms have the following respective meanings:

(i)          “Cash Consideration” means a cash amount of $50.34 per FNBPA Share.

(ii)         “Conversion Ratio” means 2.7813 shares of Juniata Common Stock per FNBPA Share; provided, however, that if Juniata or FNBPA shall at any time before the Effective Time change its issued and outstanding shares into a different number of shares or a different class of shares as a result of a stock split, reverse stock split, stock dividend, spin-off, extraordinary dividend, recapitalization, reclassification, subdivision, combination of shares or other similar transaction, or there shall have been a record date declared for any such matter, the Juniata Stock Consideration shall be proportionately adjusted, rounded to four decimal places. For example, if Juniata were to declare a five percent (5%) stock dividend after the date of this Agreement, and if the record date for that stock dividend were to occur before the Effective Time, the Conversion Ratio would be adjusted from 2.7813 to 2.9204 shares.

(iii)        “Outstanding Shares” means the aggregate number of FNBPA Shares outstanding immediately prior to the Effective Time, but excluding the Cancelled Shares, which number will not be greater than the number of shares outstanding on the date of this Agreement.

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(iv)        “Juniata Stock Consideration” means a number of shares of Juniata Common Stock equal to the number of FNBPA Shares to be converted into Juniata Common Stock times the Conversion Ratio.

(v)         “Juniata Share Value” means the lowest price at which a share of Juniata Common Stock trades on the OTC Pink marketplace on the Effective Date.

(c)          No Fractional Shares. No fractional shares of Juniata Common Stock shall be issued in connection with the Merger. In lieu of the issuance of any fractional share to which a shareholder would otherwise be entitled, each former shareholder of FNBPA shall receive, in cash, an amount equal to the fair market value of his or her fractional interest, which fair market value shall be determined by multiplying such fraction by the Cash Consideration.

3.2.         Exchange of Stock Certificates.

FNBPA Common Stock certificates shall be exchanged for the Juniata Stock Consideration and the Cash Consideration in accordance with the following procedures:

(a)          Election Procedure. Each holder of FNBPA Shares (other than holders of Cancelled Shares) shall have the right to submit a request (an “Election”) to convert the FNBPA Shares owned by such holder into: (1) the right to receive the Juniata Stock Consideration in the Merger (a “Stock Election”); (2) the right to receive the Cash Consideration in the Merger (a “Cash Election”); or (3) the right to receive the Cash Consideration in the Merger for a portion of the FNBPA Shares owned, and the right to receive the Juniata Stock Consideration in the Merger for the remainder of the FNBPA Shares owned (a “Cash/Stock Election”).

(i)          Juniata shall prepare a form (the “Form of Election”), which shall be in form and substance reasonably acceptable to FNBPA, pursuant to which each holder of FNBPA Shares, no later than at the close of business on the Election Deadline, may make an Election. The Form of Election shall be mailed to shareholders of FNBPA following the meeting of FNBPA shareholders called to consider the approval of this Agreement on a timing mutually agreed by Juniata and FNBPA. Juniata and FNBPA shall each use its reasonable best efforts to mail or otherwise make available the Form of Election to all persons entitled to make an election.

(ii)         Holders of record of FNBPA Shares who hold such shares as nominees, trustees, or in other representative capacities may submit multiple Forms of Election, provided that such representative certifies that each Form of Election covers all FNBPA Shares held by such representative for a particular beneficial owner.

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(iii)        Not later than the effective date of the Proxy Statement-Prospectus filed with the SEC, Juniata shall appoint Computershare as the person to receive Forms of Election and to act as Exchange Agent under this Agreement. Any FNBPA shareholder’s Election shall have been made properly only if the Exchange Agent shall have received, by 5:00 p.m., local time in the city in which the principal office of such Exchange Agent is located, on the date of the Election Deadline, a Form of Election properly completed and signed and accompanied by certificates for the FNBPA Shares to which such Form of Election relates (or by an appropriate guarantee of delivery of such certificates, as set forth in such Form of Election, from a member of any registered national securities exchange or of the Financial Industry Regulatory Authority or a commercial bank or trust company in the United States, provided such certificates are in fact delivered to the Exchange Agent by the time required in such guarantee of delivery). Failure to deliver FNBPA Shares covered by such a guarantee of delivery within the time set forth on such guarantee shall be deemed to invalidate any otherwise properly made Election. As used herein, “Election Deadline” means the date announced by Juniata (which date shall be agreed upon by FNBPA), as the last day on which Forms of Election will be accepted. In the event this Agreement shall have been terminated prior to the Effective Time, the Exchange Agent shall immediately return all Forms of Election and certificates for FNBPA Shares to the appropriate FNBPA shareholders.

(iv)        Any FNBPA shareholder may at any time prior to the Election Deadline change his or her Election by written notice received by the Exchange Agent prior to the Election Deadline accompanied by a revised Form of Election properly completed and signed.

(v)         Any FNBPA shareholder may, at any time prior to the Election Deadline, revoke his or her Election by written notice received by the Exchange Agent prior to the Election Deadline or by withdrawal prior to the Election Deadline of his or her certificates for FNBPA Shares, or of the guarantee of delivery of such certificates, previously deposited with the Exchange Agent. All Elections shall be revoked automatically if the Exchange Agent is notified in writing by Juniata or FNBPA that this Agreement has been terminated. Any FNBPA shareholder who shall have deposited certificates for FNBPA Shares with the Exchange Agent shall have the right to withdraw such certificates by written notice received by the Exchange Agent prior to the Election Deadline and thereby revoke his or her Election as of the Election Deadline if the Merger shall not have been consummated prior thereto.

(vi)        Juniata and FNBPA shall have the right to make rules, not inconsistent with the terms of this Agreement, governing the validity of the Forms of Election, the manner and extent to which Elections are to be taken into account in making the determinations prescribed by Section 3.2, the issuance and delivery of certificates for Juniata Common Stock into which FNBPA Shares are converted in the Merger and the payment of cash for FNBPA Shares converted into the right to receive the Cash Consideration in the Merger.

(vii)       Outstanding Shares as to which an Election is not in effect at the Election Deadline are referred to as “Non-Electing Shares.” If Juniata shall determine that any Election is not properly made with respect to any FNBPA Shares, such Election shall be deemed to be not in effect, and the FNBPA Shares covered by such Election shall, for purposes hereof, be deemed to be Non-Electing Shares. Juniata, FNBPA and the Exchange Agent shall have no obligation to notify any person of any defect in any Form of Election submitted to the Exchange Agent.

(b)         Issuance of Juniata Stock Consideration and Payment of Cash Consideration; Proration. The manner in which each FNBPA Share (except Cancelled Shares) shall be converted into the Juniata Stock Consideration or the Cash Consideration at the Effective Time shall be as set forth in this Section 3.2(b).

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(i)          The number of Outstanding Shares to be converted into the right to receive the Cash Consideration in the Merger pursuant to this Agreement shall not be less than fifteen percent (15%) (the “Minimum Cash”) nor more than twenty-five percent (25%) (the “Maximum Cash”) of the Outstanding Shares (i.e., the minimum amount of cash to be paid shall not be less than $1,981,050, and the maximum amount of cash to be paid shall not exceed $3,301,750), in each case without consideration of any Dissenting Shares and cash received by Dissenting Shareholders, respectively.

(ii)         If the number of Outstanding Shares for which a Cash Election is requested (including the cash portion of any Cash/Stock Election, but excluding any fractional share for which cash is paid in lieu of receipt of such fractional share) is greater than the Minimum Cash, and less than the Maximum Cash, all Elections shall be honored as submitted, and all Non-Electing Shares shall be converted into Juniata Stock Consideration.

(iii)        If the number of Outstanding Shares for which a Cash Election is requested (including the cash portion of any Cash/Stock Elections, but excluding any fractional share for which cash is paid in lieu of receipt of such fractional share) exceeds the Maximum Cash:

(A)         each Outstanding Share for which the holder made a Stock Election, the portion of each Cash/Stock Election electing Juniata Stock Consideration (collectively, the “Aggregate Stock Elections”) and each Non-Electing Share shall be converted in the Merger into the Juniata Stock Consideration; and

(B)         each Outstanding Share for which the holder made a Cash Election and the portion of each Cash/Stock Election electing Cash Consideration (collectively, the “Aggregate Cash Elections”) shall be converted into the right to receive Cash Consideration or Juniata Stock Consideration in the following manner:

(1)         Each FNBPA shareholder shall receive Cash Consideration for the Pro-rated Cash Percentage of the number of Outstanding Shares for which he or she elected to receive Cash Consideration (including the cash portion of any Cash/Stock Election), where “Pro-rated Cash Percentage” means the percentage determined by the following formula:

100% – [(Aggregate Cash Election Percentage – 25%)/Aggregate Cash Election Percentage]

For purposes of the foregoing, “Aggregate Cash Election Percentage” shall mean the percentage of Outstanding Shares represented by the Aggregate Cash Elections.

(2)         Each FNBPA shareholder shall have the Remaining Stock Percentage of the number of Outstanding Shares for which he or she elected to receive Cash Consideration (including the portion of any Cash/Stock Election electing Cash Consideration) converted into the Juniata Stock Consideration, where “Remaining Stock Percentage” means 100% minus the Pro-rated Cash Percentage.

(iv)        If the Outstanding Shares for which a Cash Election is requested (including the cash portion of any Cash/Stock Elections) is less than the Minimum Cash, all Non-Electing Shares shall be converted, pro-rata among all holders of Non-Electing Shares based on the number of Non-Electing Shares owned, into the Cash Consideration until the Minimum Cash is reached and thereafter into Juniata Stock Consideration. If all Non-Electing Shares are converted into the Cash Consideration pursuant to the foregoing sentence, and total Cash Elections, including all such Non-Electing Shares, are still less than the Minimum Cash, all remaining shares shall be converted as follows:

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(A)         each Outstanding Share for which the holder made a Cash Election and the portion of each Cash/Stock Election electing Cash Consideration (collectively, the “Aggregate Cash Elections”) shall be converted in the Merger into the Cash Consideration; and

(B)         each Outstanding Share for which the holder made a Juniata Stock Election and the portion of each Cash/Stock Election electing Juniata Stock Consideration (collectively, the “Aggregate Stock Elections”) shall be converted into the right to receive Cash Consideration or Juniata Stock Consideration in the following manner:

(1)         Each FNBPA shareholder shall receive Juniata Stock Consideration for the Pro-rated Stock Percentage of the number of Outstanding Shares for which he or she elected to receive Juniata Stock Consideration (including the stock portion of any Cash/Stock Election), where “Pro-rated Stock Percentage” means the percentage determined by the following formula:

100% - [(Aggregate Stock Election Percentage – (15%-Aggregate Cash Election Percentage))/Aggregate Stock Election Percentage]

For purposes of the foregoing formula, “Aggregate Stock Election Percentage” shall mean the percentage of Outstanding Shares represented by the Aggregate Stock Elections.

For purposes of the foregoing formula only, “Aggregate Cash Election Percentage” shall include all Non-Electing Shares being converted into Cash Consideration.

(2)         Each FNBPA shareholder shall have the Remaining Cash Percentage of the number of Outstanding Shares for which he or she elected Juniata Stock Consideration (including the portion of any Cash/Stock Election electing Juniata Stock Consideration) converted into the Cash Consideration, where “Remaining Cash Percentage” means 100% minus the Pro-rated Stock Percentage.

(v)         If Non-Electing Shares are not converted under Sections (i)-(iv) above, the Exchange Agent shall convert each Non-Electing Share into the Cash Consideration.

(vi)        The Exchange Agent shall make all computations contemplated by this Section 3.2, and all such computations shall be conclusive and binding on the holders of FNBPA Shares absent manifest error.

(c)          Issuance of Juniata Stock Consideration.

(i)          Immediately prior to the Effective Time, Juniata shall deliver to the Exchange Agent, in trust for the benefit of the holders of FNBPA Shares, certificates representing an aggregate number of shares of Juniata Common Stock equal, as nearly as practicable, to the number of shares to be converted into Juniata Common Stock as determined in Section 3.2(b). Notwithstanding the foregoing, Juniata may, at its election, deliver the required shares of Juniata Common Stock in book entry form via direct registration in lieu of the delivery of physical certificates of Juniata Common Stock.

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(ii)         As soon as practicable following the Effective Time, each holder of FNBPA Shares that are to be converted into Juniata Stock Consideration, upon proper surrender to the Exchange Agent of one or more certificates for such FNBPA Shares for cancellation (to the extent not previously surrendered with a Form of Election), accompanied by a properly completed Letter of Transmittal, shall be entitled to receive (and the Exchange Agent shall deliver) certificates representing the number of shares of Juniata Common Stock into which such FNBPA Shares shall have been converted in the Merger.

(iii)        No dividends or distributions that have been declared, if any, will be paid to persons entitled to receive certificates for shares of Juniata Common Stock until such persons surrender their certificates for FNBPA Shares, at which time all such dividends and distributions shall be paid. In no event shall the persons entitled to receive such dividends be entitled to receive interest on such dividends. If any certificate for such Juniata Common Stock is to be issued in a name other than that in which the certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the person requesting such exchange shall pay to the Exchange Agent any transfer taxes or other taxes required by reason of issuance in a name other than the registered holder of the certificate surrendered, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to a holder of FNBPA Shares for any Juniata Common Stock or dividends thereon delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

(d)          Payment of Cash Consideration.

Immediately prior to the Effective Time, Juniata shall deposit with the Exchange Agent, in trust for the benefit of the holders of FNBPA Shares, an amount of cash equal to (i) the Cash Consideration to be paid to holders of FNBPA Shares to be converted into Cash Consideration as determined in Section 3.2(b); and (ii) the cash in lieu of fractional shares ot be paid in accordance with Section 3.1(c). As soon as practicable following the Effective Time, each holder of FNBPA Shares that are to be converted into Cash Consideration, upon proper surrender to the Exchange Agent of one or more certificates for such FNBPA Shares for cancellation (to the extent not previously surrendered with a Form of Election), shall be entitled to receive (and the Exchange Agent shall deliver) a bank check for an amount equal to the Cash Consideration multiplied by the number of FNBPA Shares to be converted into Cash Consideration. In no event shall the holder of any such surrendered certificates be entitled to receive interest on any of the Cash Consideration to be received in the Merger. If such check is to be issued in the name of a person other than the person in whose name the certificates surrendered for exchange therefor are registered, it shall be a condition of the exchange that the person requesting such exchange shall pay to the Exchange Agent any transfer or other taxes required by reason of issuance of such check to a person other than the registered holder of the certificates surrendered, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to a holder of FNBPA Shares for any amount paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

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3.3.         Letter of Transmittal.

Juniata will instruct the Exchange Agent to mail to each holder of record of FNBPA Shares, as soon as reasonably practical after the Effective Time: (i) an Election Form with instructions for use in making an Election; (ii) a Letter of Transmittal (which shall specify that delivery shall be effected, and risk of loss and title to such holder’s certificates shall pass, only upon proper delivery of the certificates to the Exchange Agent and shall be in such form and have such other provisions as shall be agreed upon by FNBPA and Juniata prior to the Effective Time); and (iii) instructions for use in effecting the surrender of certificates in exchange for the Merger Consideration (the “Letter of Transmittal”).

3.4.         Missing Certificates.

If any holder of FNBPA Shares (other than Cancelled Shares) is unable to deliver the certificates which represent such shares, the Exchange Agent shall deliver to such holder the Merger Consideration to which the holder is entitled for such shares upon presentation of the following:

(a)          evidence to the reasonable satisfaction of Juniata that any such certificate has been lost, wrongfully taken or destroyed;

(b)          such security or indemnity as may be reasonably requested by Juniata in accordance with industry standards to indemnify and hold harmless Juniata and the Exchange Agent; and

(c)          evidence satisfactory to Juniata that such person is the owner of the shares theretofore represented by each certificate claimed to be lost, wrongfully taken or destroyed and that the holder is the person who would be entitled to present such certificate for payment pursuant to this Agreement.

3.5.         Undisbursed Consideration.

(a)          The Exchange Agent shall return to Juniata any remaining Cash Consideration and Juniata Stock Consideration on deposit with the Exchange Agent on the date which is one year after the Effective Date. Any shareholder of FNBPA who has not surrendered his or her certificate(s) to the Exchange Agent (an “Unexchanged Shareholder”) prior to such time shall be entitled to receive the Merger Consideration, without interest, upon the surrender of such certificate(s) to Juniata, subject to applicable escheat or abandoned property laws. No dividends or distributions that have been declared, if any, on Juniata Stock Consideration will be paid to Unexchanged Shareholders entitled to receive Juniata Stock Consideration until such persons surrender their certificates (or electronic equivalents) for Juniata Common Stock, at which time all such dividends and distributions shall be paid, without interest.

(b)          None of Juniata, FNBPA, the Exchange Agent or any other person shall be liable to any former holder of FNBPA Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

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(c)          No Unexchanged Shareholder shall be considered a “shareholder of record” of Juniata for purposes of voting at any special or annual meeting of Juniata’s shareholders. The voting rights of Unexchanged Shareholders entitled to receive Juniata Stock Consideration shall commence only upon the surrender of their FNBPA certificate(s) and the issuance to them of certificates for the Juniata Stock Consideration in exchange therefor.

3.6.         Withholding Rights.

Juniata shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from funds provided by the holder or from the consideration otherwise payable pursuant to this Agreement to any holder of FNBPA Shares, the minimum amounts (if any) that Juniata is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of tax law. To the extent that amounts are so withheld by Juniata, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of FNBPA Shares in respect of which such deduction and withholding was made by Juniata.

3.7.         Expenses.

All costs and expenses associated with the foregoing surrender and exchange procedure shall be borne by Juniata.

3.8.         Rights of Dissenting Shareholders.

The shareholders of Juniata and FNBPA shall be entitled to and may exercise dissenters’ rights, if and to the extent they are entitled to do so under the provisions of Subchapter D of Chapter 15 of the PBCL. Shareholders of Juniata and FNBPA who have properly exercised their dissenters’ rights are referred to herein as “Dissenting Shareholders,” and each FNBPA Share held by a Dissenting Shareholder is referred to herein as a “Dissenting Share.”

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF FNBPA

FNBPA represents and warrants to Juniata that the statements contained in this Article IV are correct and complete as of the date of this Agreement, except as set forth in the Disclosure Schedule delivered by FNBPA to Juniata on the date hereof. FNBPA has made a good faith effort to ensure that the disclosure on its Disclosure Schedule corresponds to the section referenced herein. However, for purposes of the FNBPA’s Disclosure Schedule, any item disclosed on any schedule therein is deemed to be fully disclosed with respect to all schedules under which such item may be relevant as and to the extent that it is reasonably clear on the face of such schedule that such item applies to such other schedule.

4.1.         Organization.

(a)          FNBPA is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania, and is duly registered as a bank holding company under the BHCA. FNBPA has the requisite corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the Commonwealth of Pennsylvania and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification.

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(b)          FNB Port Allegany is a national banking association duly organized and validly existing under the National Bank Act. FNB Port Allegany has the requisite corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in all jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification. The deposits of FNB Port Allegany are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid by FNB Port Allegany when due. FNB Port Allegany is a member in good standing of the FHLB and owns the requisite amount of stock therein.

(c)          Schedule 4.1(c) sets forth each FNBPA Subsidiary, the state of organization of each FNBPA Subsidiary and the percentage of the outstanding equity securities or membership or other interests owned by FNBPA or FNB Port Allegany. Each FNBPA Subsidiary is a corporation, limited liability company or other entity duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. Each FNBPA Subsidiary has the requisite corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the Commonwealth of Pennsylvania and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification.

(d)          The respective minute books of FNBPA, FNB Port Allegany and each other FNBPA Subsidiary accurately reflect, in all material respects, all material corporate actions of their respective shareholders and boards of directors (including all committees thereof).

(e)          Prior to the date of this Agreement, FNBPA has made available to Juniata true and correct copies of the articles of incorporation or charter and bylaws of FNBPA, FNB Port Allegany and each other FNBPA Subsidiary, each as in effect on the date hereof.

4.2.         Capitalization.

(a)          The authorized capital stock of FNBPA consists of 1,100,000 shares of common stock, no par value. No preferred stock is authorized. There are 262,352 shares of FNBPA Common Stock outstanding, and each of such shares is validly issued, fully paid and nonassessable, and free of preemptive rights. There are no shares of FNBPA preferred stock issued and outstanding. There are no shares of FNBPA Common Stock held by FNBPA as Treasury Stock. As of the date hereof, no shares of FNBPA Common Stock are reserved for issuance. Neither FNBPA nor any FNBPA Subsidiary has or is bound by any Rights of any character or any rights relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any shares of FNBPA Common Stock or FNBPA preferred stock, other than those set forth on Schedule 4.2(a). Schedule 4.2(a) sets forth the name of each holder of options, warrants or other rights to purchase, and securities convertible or exchangeable into, FNBPA Common Stock or FNBPA preferred stock, the number of shares each such individual may acquire pursuant to the exercise of such warrants, the grant and vesting dates, and the exercise price relating to the warrants held.

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(b)          FNBPA owns all of the capital stock of FNB Port Allegany, free and clear of any lien or encumbrance. Except for the FNBPA Subsidiaries, FNBPA does not possess, directly or indirectly, any material equity interest in any corporate entity, except for equity interests held in the investment portfolios of FNBPA Subsidiaries, equity interests held by FNBPA Subsidiaries in a fiduciary capacity, and equity interests held in connection with the lending activities of FNBPA Subsidiaries, including stock in the FHLB. Except as set forth on Schedule 4.2(b), either FNBPA or FNB Port Allegany owns all of the outstanding shares of capital stock or equity interests of each FNBPA Subsidiary free and clear of all liens, security interests, pledges, charges, encumbrances, agreements and restrictions of any kind or nature.

(c)          To FNBPA’s Knowledge, except as set forth on Schedule 4.2(c), no Person or “group” (as that term is used in Section 13(d)(3) of the Exchange Act), is the beneficial owner (as defined in Section 13(d) of the Exchange Act) of 5% or more of the outstanding shares of FNBPA Common Stock.

(d)          All contractual or other rights or obligations (including preemptive rights) of FNBPA or any FNBPA Subsidiary to purchase or sell any shares of capital stock, partnership, membership or joint venture interests, or other equitable interests in any Person are set forth on Schedule 4.2(d).

4.3.         Authority; No Violation.

(a)          FNBPA has full corporate power and authority to execute and deliver this Agreement and, subject to the receipt of the Regulatory Approvals and the approval of this Agreement by FNBPA’s shareholders, to consummate the transactions contemplated hereby. FNB Port Allegany has full corporate power and authority to execute and deliver the Bank Plan of Merger and to complete the Bank Merger, subject to receipt of all necessary Regulatory Approvals. The execution and delivery of this Agreement by FNBPA and the consummation by FNBPA of the transactions contemplated hereby, including the Merger, have been duly and validly approved by the Board of Directors of FNBPA, and no other corporate proceedings on the part of FNBPA, except for the approval of the FNBPA shareholders, is necessary to consummate the transactions contemplated hereby, including the Merger. This Agreement has been duly and validly executed and delivered by FNBPA and, subject to (i) approval by the shareholders of FNBPA, (ii) receipt of the Regulatory Approvals, and (iii) due and valid execution and delivery of this Agreement by Juniata, constitutes the valid and binding obligation of FNBPA, enforceable against FNBPA in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity. The Bank Plan of Merger, upon its execution and delivery by FNB Port Allegany concurrently with the execution and delivery of this Agreement, will constitute the valid and binding obligation of FNB Port Allegany, enforceable against FNB Port Allegany in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity.

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(b)          Subject to receipt of Regulatory Approvals and FNBPA’s and Juniata’s compliance with any conditions contained therein, and to the receipt of the approval of the shareholders of FNBPA, (i) the execution and delivery of this Agreement by FNBPA, (ii) the consummation of the transactions contemplated hereby, and (iii) compliance by FNBPA with any of the terms or provisions hereof will not (A) conflict with or result in a breach of any provision of the articles of incorporation or bylaws of FNBPA or any FNBPA Subsidiary, including FNB Port Allegany, (B) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to FNBPA or any FNBPA Subsidiary or any of their respective properties or assets, or (C) except as set forth on Schedule 4.3(b), violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of FNBPA or any FNBPA Subsidiary under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which FNBPA or any FNBPA Subsidiary is a party, or by which they or any of their respective properties or assets may be bound or affected.

4.4.         Consents.

Except as set forth on Schedule 4.4 and except for the Regulatory Approvals, approval of the shareholders of FNBPA, and consents, approvals, filings and registrations from or with the SEC and state “blue sky” authorities, and compliance with any conditions contained therein, no consents or approvals or waivers of, or filings or registrations with, any Governmental Entity are or will be necessary, and no consents or approvals of any third parties are or will be necessary, in connection with (a) the execution and delivery of this Agreement by FNBPA or the Bank Plan of Merger by FNB Port Allegany and (b) the completion by FNBPA of the transactions contemplated hereby or by FNB Port Allegany of the Bank Merger. FNBPA has no reason to believe that the consents and approvals set forth above will not be received or will be received with conditions, limitations or restrictions unacceptable to it or which would adversely impact the ability of FNBPA or FNB Port Allegany to complete the transactions contemplated by this Agreement.

4.5.         Financial Statements; Undisclosed Liabilities.

(a)          FNBPA has previously made available, or will make available, to Juniata the FNBPA Regulatory Reports. The FNBPA Regulatory Reports have been, or will be, prepared in all material respects in accordance with applicable regulatory accounting principles and practices, including, but not limited to, all applicable rules, regulations and pronouncements of applicable Bank Regulators, throughout the periods covered by such statements, and fairly present or will fairly present in all material respects the financial position, results of operations and changes in shareholders’ equity of FNBPA as of and for the periods ended on the dates thereof, in accordance with applicable regulatory accounting principles, including, but not limited to, all applicable rules, regulations and pronouncements of applicable Bank Regulators, applied on a consistent basis.

(b)          FNBPA has previously made available or will make available to Juniata the FNBPA Financial Statements. The FNBPA Financial Statements have been or will be prepared in accordance with GAAP, and (including the related notes where applicable) fairly present in each case in all material respects (subject in the case of the unaudited interim statements to normal year-end adjustments and to any other adjustments described therein) the consolidated financial position, results of operations and cash flows of FNBPA and the FNBPA Subsidiaries on a consolidated basis as of and for the respective periods ending on the dates thereof, in accordance with GAAP during the periods involved, except as indicated in the notes thereto and except in the case of unaudited statements to normal recurring audit adjustments and the absence of footnotes.

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(c)          As of the date of each balance sheet included in the FNBPA Financial Statements, neither FNBPA nor FNB Port Allegany, as applicable, has had, or will have, any liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such FNBPA Financial Statements or FNBPA Regulatory Reports or in the footnotes thereto which are not fully reflected or reserved against therein or fully disclosed in a footnote thereto and except in the case of unaudited statements to normal recurring audit adjustments and the absence of footnotes.

(d)          The records, systems, controls, data and information of FNBPA and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of FNBPA or any FNBPA Subsidiary or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described below in this Section 4.5(d). FNBPA (i) has implemented and maintains a system of internal control over financial reporting that is designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of its financial statements for external purposes in accordance with GAAP, (ii) has implemented and maintains disclosure controls and procedures to ensure that material information relating to FNBPA, including its consolidated Subsidiaries, is made known to the chief executive officer and the chief financial officer of FNBPA by others within those entities, and (iii) has disclosed, based on its most recent evaluation prior to the date hereof, to FNBPA’s outside auditors and the audit committee of FNBPA’s Board of Directors (A) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect FNBPA’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in FNBPA’s internal control over financial reporting. These disclosures (if any) were made in writing by management to FNBPA’s auditors and audit committee and a copy has previously been made available to Juniata.

(e)          Since December 31, 2014, (i) neither FNBPA nor any of its Subsidiaries nor, to the Knowledge of FNBPA, any director, officer, employee, auditor, accountant or representative of FNBPA or any of its Subsidiaries has received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of FNBPA or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that FNBPA or any of its Subsidiaries has engaged in illegal accounting or auditing practices, and (ii) no attorney representing FNBPA or any of its Subsidiaries, whether or not employed by FNBPA or any of its Subsidiaries, has reported evidence of a material violation of Securities Laws, breach of fiduciary duty or similar violation by FNBPA or any of its officers, directors, employees or agents to the Board of Directors of FNBPA or any committee thereof or to any director or officer of FNBPA.

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4.6.         Taxes.

Except as described in Schedule 4.6, FNBPA and the FNBPA Subsidiaries are members of the same affiliated group within the meaning of Section 1504(a) of the Code. FNBPA has duly filed, and will file, all federal, state and local tax returns required to be filed by, or with respect to, FNBPA and every FNBPA Subsidiary on or prior to the Closing Date, taking into account any extensions (all such returns being accurate and correct in all material respects) and has duly paid or made provisions for the payment of all federal, state and local taxes which have been incurred by or are due or claimed to be due from FNBPA and any FNBPA Subsidiary by any taxing authority or pursuant to any tax sharing agreement on or prior to the Closing Date other than taxes or other charges that (a) are not delinquent, (b) are being contested in good faith, or (c) have not yet been fully determined. Except as set forth in Schedule 4.6, as of the date of this Agreement, FNBPA has received no written notice of, and to FNBPA’s Knowledge there is no, audit examination, deficiency assessment, tax investigation or refund litigation with respect to any taxes of FNBPA or any FNBPA Subsidiary, and no written claim has been made by any authority in a jurisdiction where FNBPA or any FNBPA Subsidiary does not file tax returns that FNBPA or any FNBPA Subsidiary is subject to taxation in that jurisdiction. FNBPA and the FNBPA Subsidiaries have not executed an extension or waiver of any statute of limitations on the assessment or collection of any material tax due that is currently in effect. FNBPA and each FNBPA Subsidiary has withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party, and FNBPA and each FNBPA Subsidiary, to FNBPA’s Knowledge, has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the Code and similar applicable state and local information reporting requirements. Except as set forth in Schedule 4.6, neither FNBPA nor any FNBPA Subsidiary is a party to any tax sharing, tax indemnity, or tax allocation agreement or similar contract or understanding.

4.7.         No Material Adverse Effect.

FNBPA has not suffered any Material Adverse Effect since December 31, 2014, and no event has occurred or circumstance arisen since that date which, in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on FNBPA.

4.8.         Material Contracts; Leases; Defaults.

(a)          Except as set forth in Schedule 4.8(a), neither FNBPA nor any FNBPA Subsidiary is a party to or subject to: (i) any employment, consulting or severance contract or material arrangement with any past or present officer, director or employee of FNBPA or any FNBPA Subsidiary, except for “at will” arrangements; (ii) any plan, arrangement or contract providing for bonuses, pensions, options, deferred compensation, retirement payments, profit sharing or similar material arrangements for or with any past or present officers, directors or employees of FNBPA or any FNBPA Subsidiary; (iii) any collective bargaining agreement with any labor union relating to employees of FNBPA or any FNBPA Subsidiary; (iv) any agreement which by its terms limits the payment of dividends by FNBPA or any FNBPA Subsidiary; (v) any instrument evidencing or related to material indebtedness for borrowed money whether directly or indirectly, by way of purchase money obligation, conditional sale, lease purchase, guaranty or otherwise, in respect of which FNBPA or any FNBPA Subsidiary is an obligor to any person, which instrument evidences or relates to indebtedness other than deposits, repurchase agreements, FHLB advances, bankers’ acceptances, and “treasury tax and loan” accounts and transactions in “federal funds” in each case established in the ordinary course of business consistent with past practice, or which contains financial covenants or other restrictions (other than those relating to the payment of principal and interest when due) that would be applicable on or after the Closing Date to any Person; (vi) any other agreement, written or oral, that obligates FNBPA or any FNBPA Subsidiary for the payment of more than $10,000 annually or for the payment of more than $25,000 over its remaining term, which is not terminable without cause on 60 days’ or less notice without penalty or payment (other than agreements for commercially available “off-the- shelf” software), or (vii)       any agreement (other than this Agreement), contract, arrangement, commitment or understanding (whether written or oral) that restricts or limits in any material way the conduct of business by FNBPA or any FNBPA Subsidiary (it being understood that any non-compete or similar provision shall be deemed material, but any limitation on the scope of any license granted under any such agreement shall not be deemed material).

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(b)          Schedule 4.8(b) identifies each parcel of real estate owned, leased or subleased by FNBPA, FNB Port Allegany or any FNBPA Subsidiary. Each real estate lease that requires the consent of the lessor or its agent resulting from the Merger or the Bank Merger by virtue of the terms of any such lease, is listed in Schedule 4.8(b), identifying the section of the lease that contains such prohibition or restriction. Subject to any consents that may be required as a result of the transactions contemplated by this Agreement, neither FNBPA nor any FNBPA Subsidiary is in default under any material contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its assets, business, or operations may be bound or affected, or under which it or its assets, business, or operations receive benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

(c)          True and correct copies of agreements, contracts, arrangements and instruments referred to in Section 4.8(a) and 4.8(b) (“FNBPA Material Contracts”) have been made available to Juniata on or before the date hereof, and are in full force and effect on the date hereof, and neither FNBPA nor any FNBPA Subsidiary (nor, to the Knowledge of FNBPA, any other party to any FNBPA Material Contract) has materially breached any provision of, or is in default in any respect under any term of, any FNBPA Material Contract. Except as listed on Schedule 4.8(c), no party to any FNBPA Material Contract will have the right to terminate any or all of the provisions of any such FNBPA Material Contract as a result of the execution of, and the consummation of the transactions contemplated by, this Agreement.

(d)          Since December 31, 2014, through and including the date of this Agreement, neither FNBPA nor any FNBPA Subsidiary has (i) except for normal increases for employees made in the ordinary course of business consistent with past practice or as required by applicable law, increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any executive officer, employee, or director from the amount thereof in effect as of December 31, 2014 (which amounts have been previously made available to Juniata), granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay (except as required under the terms of agreements or severance plans listed on Schedule 4.12, as in effect as of the date hereof), or paid any bonus other than the customary bonuses in amounts consistent with past practice, (ii) granted any options or warrants to purchase shares of FNBPA Common Stock, or any Right to any executive officer, director or employee other than grants made in the ordinary course of business consistent with past practice under any plan set forth on Schedule 4.2(a), (iii) increased or established any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards, or restricted stock awards), stock purchase or other employee benefit plan, (iv) made any material election for federal or state income tax purposes, (v) made any material change in the credit policies or procedures of FNBPA or any of its Subsidiaries, the effect of which was or is to make any such policy or procedure less restrictive in any material respect, (vi) made any material acquisition or disposition of any assets or properties, or any contract for any such acquisition or disposition entered into other than loans and loan commitments except at the direction or request of any Bank Regulator, (vii) entered into any lease of real or personal property requiring annual payments in excess of $2,000, other than in connection with foreclosed property or in the ordinary course of business consistent with past practice, (viii) changed any accounting methods, principles or practices of FNBPA or its Subsidiaries affecting its assets, liabilities or businesses, including any reserving, renewal or residual method, practice or policy except in accordance with any changes in GAAP, or (ix) suffered any strike, work stoppage, slow-down, or other labor disturbance.

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4.9.         Ownership of Property; Insurance Coverage.

(a)          FNBPA and each FNBPA Subsidiary has good and, as to real property, marketable title to all material assets and properties owned by FNBPA or any FNBPA Subsidiary in the conduct of their businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheets contained in the FNBPA Regulatory Reports and in the FNBPA Financial Statements or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value in the ordinary course of business since the date of such balance sheets), subject to no material encumbrances, liens, mortgages, security interests or pledges, except (i) those items which secure liabilities for public or statutory obligations or any discount with, borrowing from or other obligations to FHLB, inter-bank credit facilities, or any transaction by an FNBPA Subsidiary acting in a fiduciary capacity, (ii) statutory liens for amounts not yet delinquent or that are being contested in good faith, (iii) non-monetary liens affecting real property which do not adversely affect the value or use of such real property, and (iv) those described and reflected in the FNBPA Financial Statements. FNBPA and the FNBPA Subsidiaries, as lessee, have the right under valid and existing leases of real and personal properties used by FNBPA and its Subsidiaries in the conduct of their businesses to occupy or use all such properties as presently occupied and used by each of them. Neither FNBPA nor any FNBPA Subsidiary is in default in any material respect under any lease for any real or personal property to which either FNBPA or any FNBPA Subsidiary is a party, and there has not occurred any event that, with lapse of time or the giving of notice or both, would constitute such default, except for such defaults that, either individually or in the aggregate, will not have a Material Adverse Effect on FNBPA.

(b)          With respect to all agreements pursuant to which FNBPA or any FNBPA Subsidiary has purchased securities subject to an agreement to resell, if any, FNBPA or such FNBPA Subsidiary, as the case may be, has a valid, perfected first lien or security interest in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

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(c)          FNBPA and each FNBPA Subsidiary currently maintain insurance considered by FNBPA to be reasonable for their respective operations in accordance with industry practice. Neither FNBPA nor any FNBPA Subsidiary, except as set forth in Schedule 4.9(c), has received notice from any insurance carrier that (i) such insurance will be cancelled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs (other than with respect to health or disability insurance) with respect to such policies of insurance will be substantially increased. There are presently no material claims pending under such policies of insurance and no notices have been given by FNBPA or any FNBPA Subsidiary under such policies (other than with respect to health or disability insurance). All such insurance is valid and enforceable and in full force and effect. Within the last three years, FNBPA and each FNBPA Subsidiary has received each type of insurance coverage for which it has applied and during such periods has not been denied indemnification for any material claims submitted under any of its insurance policies. Schedule 4.9(c) identifies all material policies of insurance maintained by FNBPA and each FNBPA Subsidiary.

4.10.       Legal Proceedings.

Except as set forth in Schedule 4.10, neither FNBPA nor any FNBPA Subsidiary is a party to any, and there are no pending or, to FNBPA’s Knowledge, threatened legal, administrative, arbitration or other proceedings, claims (whether asserted or unasserted), actions or governmental investigations or inquiries of any nature (a) against FNBPA or any FNBPA Subsidiary, (b) to which FNBPA or any FNBPA Subsidiary’s assets are or may be subject, (c) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or (d) that would reasonably be expected to adversely affect the ability of FNBPA or FNB Port Allegany to perform under this Agreement.

4.11.       Compliance With Applicable Law.

(a)          Each of FNBPA and each FNBPA Subsidiary is in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it, its properties, assets and deposits, its business, and its conduct of business and its relationship with its employees, including, without limitation, the USA PATRIOT Act, the Emergency Economic Stabilization Act of 2008, as amended, the Bank Secrecy Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act of 1977, the Home Mortgage Disclosure Act, the Fair Credit Reporting Act, the Fair Debt Collections Practices Act, the Truth in Lending Act, and all other applicable fair lending laws and other laws relating to discriminatory business practices, and neither FNBPA nor any FNBPA Subsidiary has received any written notice to the contrary. The Board of Directors of FNB Port Allegany has adopted, and FNB Port Allegany has implemented, an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that has not been deemed ineffective by any Governmental Entity and that meets the requirements of Sections 352 and 326 of the USA PATRIOT Act and the regulations thereunder.

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(b)          Each of FNBPA and each FNBPA Subsidiary has all material permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities and Bank Regulators that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted except where the failure to hold such permits, licensees, authorizations, orders or approvals, or the failure to make such filings, applications or registrations would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on FNBPA; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect in all material respects, and no suspension or cancellation of any such permit, license, certificate, order or approval is threatened or will result from the consummation of the transactions contemplated by this Agreement, subject to obtaining Regulatory Approvals.

(c)          Other than those listed on Schedule 4.11(c), since January 1, 2014, neither FNBPA nor any FNBPA Subsidiary has received any written notification or any other communication from any Bank Regulator (i) asserting that FNBPA or any FNBPA Subsidiary is not in material compliance with any of the statutes, regulations or ordinances which such Bank Regulator enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization which is material to FNBPA or any FNBPA Subsidiary; (iii) requiring, or threatening to require, FNBPA or any FNBPA Subsidiary, or indicating that FNBPA or any FNBPA Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement with any Governmental Entity or Bank Regulator which is charged with the supervision or regulation of banks or engages in the insurance of bank deposits restricting or limiting, or purporting to restrict or limit, in any material respect the operations of FNBPA or any FNBPA Subsidiary, including without limitation any restriction on the payment of dividends; or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of FNBPA or any FNBPA Subsidiary, including without limitation any restriction on the payment of dividends (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as an “FNBPA Regulatory Agreement”). Copies of all FNBPA Regulatory Agreements, if any, and all related correspondence between or among FNBPA or any FNBPA Subsidiary and any Bank Regulator have heretofore been made available to Juniata. Neither FNBPA nor any FNBPA Subsidiary has consented to or entered into any FNBPA Regulatory Agreement that is currently in effect or that was in effect since January 1, 2014. The most recent regulatory rating given to FNB Port Allegany as to compliance with the Community Reinvestment Act (“CRA”) is satisfactory or better.

4.12.       Employee Benefit Plans.

(a)          Schedule 4.12 contains a true and complete list of each “employee benefit plan” (within the meaning of Section 3(3) of ERISA), and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor), including, without limitation, supplemental executive retirement plans, stock purchase plans, stock option plans, restricted stock plans, stock appreciation rights plans, severance arrangements, employment agreements, consulting agreements, settlement agreements, release agreements, loan arrangements, change-in-control agreements, fringe benefit plans, bonus plans, incentive plans, director deferred agreements, director retirement agreements, deferred compensation plans and all other benefit practices, policies and arrangements under which any current or former employee, director or independent contractor of FNBPA or any FNBPA Subsidiary has any present or future right to benefits or under which FNBPA or any FNBPA Subsidiary has any present or future liability. All such plans, agreements, programs, policies and arrangements shall be collectively referred to as the “FNBPA Benefit Plans.”

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(b)          With respect to each FNBPA Benefit Plan, FNBPA has made available to Juniata a current, accurate and complete copy thereof (or a written summary of the material terms of any unwritten plan) and, to the extent applicable: (i) any related trust agreement or other funding instrument; (ii) the most recent determination letter issued by the IRS and any current application to the IRS for such letter, if applicable; (iii) the most recent summary plan description and any subsequent summaries of material modifications or planned modification; and (iv) annual return/reports on Form 5500 for the last three plan years with respect to each FNBPA Benefit Plan which is required to file such annual return/report.

(c)          (i) Each FNBPA Benefit Plan has been established and administered in all respects in accordance with its terms and in compliance with the applicable provisions of ERISA, the Code and other applicable laws, rules and regulations; (ii) each FNBPA Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination letter as to its qualification, and with respect to all plan document qualification requirements for which the applicable remedial amendment period under Section 401(b) of the Code has closed, any amendments required by such determination letter were made as and when required by such determination letter, and nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification; (iii) no event has occurred and no condition exists that would subject FNBPA or any FNBPA Subsidiary, solely by reason of its affiliation with any past or present “ERISA Affiliate” (defined as any organization which is a member of a controlled group of organizations within the meaning of Sections 414(b), (c), (m) or (o) of the Code), to any Tax, fine, lien, penalty or other liability imposed by ERISA or the Code; (iv) except as set forth in Schedule 4.12, no FNBPA Benefit Plan provides, and FNBPA and the FNBPA Subsidiaries have no obligation to provide, any welfare benefits to any employee or service provider (or any beneficiary thereof) after the employee’s termination of employment and/or the service provider’s termination of service other than as required by Section 4980B of the Code and/or other applicable law; (v) FNBPA and the FNBPA Subsidiaries, as applicable, have made or provided for all contributions required under the terms of each FNBPA Benefit Plan and all contributions have been made within the time required by applicable law; and (vi) to the Knowledge of FNBPA, neither FNBPA or any FNBPA Subsidiary has engaged in a transaction with respect to any FNBPA Benefit Plan which would subject FNBPA or any FNBPA Subsidiary to a tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA.

(d)          Except as set forth in Schedule 4.12, FNBPA and the FNBPA Subsidiaries do not maintain, and have never maintained, a defined benefit plan. None of the FNBPA Benefit Plans is a “multiemployer plan” (within the meaning of ERISA section 3(37)) and none of FNBPA, the FNBPA Subsidiaries or any ERISA Affiliate has any liability with respect to a multiemployer plan that remains unsatisfied.

(e)          Except as set forth in Schedule 4.12, with respect to any FNBPA Benefit Plan, the assets of any trust under such FNBPA Benefit Plan, FNBPA Benefit Plan sponsor, FNBPA Benefit Plan fiduciary or FNBPA Benefit Plan administrator, (i) no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the Knowledge of FNBPA, threatened and (ii) no facts or circumstances exist that could reasonably be expected to give rise to any such actions, suits or claims.

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(f)          Except as set forth in Schedule 4.12, the consummation of the transactions contemplated herein will not, separately or together with any other event, (i) entitle any employee, officer or director of FNBPA or any FNBPA Subsidiary to severance pay, unemployment compensation or any other payment, or (ii) accelerate the time of payment or vesting of, or increase the amount of, compensation due to any such employee, officer or director.

(g)          All FNBPA Benefit Plans which provide for the deferral of compensation, within the meaning of Section 409A of the Code, have been administered in compliance with Section 409A of the Code. Except as set forth in Schedule 4.12, no outstanding stock options and no shares of restricted stock are subject to Section 409A of the Code. In addition, Schedule 4.12 sets forth the amounts of any unfunded deferred compensation payable to any employee or director of FNBPA.

(h)          FNBPA has not communicated to any current or former employee thereof any intention or commitment to modify any FNBPA Benefit Plan or contract to establish or implement any other employee or retiree benefit or compensation plan or arrangement.

(i)          Except as set forth in Schedule 4.12, no liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by FNBPA or any FNBPA Subsidiary with respect to any ongoing, frozen, or terminated FNBPA or FNBPA Subsidiary Plan.

(j)          No notice of a reportable event within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has been waived, has been required to be filed for any FNBPA Benefit Plan within the past twelve (12) months.

4.13.       Environmental Matters.

Except as may be set forth in Schedule 4.13, with respect to FNBPA and each FNBPA Subsidiary:

(a)          Neither (i) the conduct nor operation of the business of FNBPA or any FNBPA Subsidiary nor (ii) any condition of any property currently or previously owned or operated by FNBPA or any FNBPA Subsidiary (including, without limitation, in a fiduciary or agency capacity), results or resulted in a violation of any Environmental Laws that is reasonably likely to impose a material liability (including a material remediation obligation) upon FNBPA or any FNBPA Subsidiary. No condition exists or has existed or event has occurred with respect to any of them or any such property that, with notice or the passage of time, or both, is reasonably likely to result in any material liability to FNBPA or any FNBPA Subsidiary by reason of any Environmental Laws. Neither FNBPA nor any FNBPA Subsidiary during the past five years has received any written notice from any Person or Governmental Entity that FNBPA or any FNBPA Subsidiary or the operation or condition of any property ever owned, operated, or held as collateral or in a fiduciary capacity by any of them (including any Other Real Estate Owned or property pledged as collateral for any loan held by FNBPA or any FNBPA Subsidiary) are currently in violation of or otherwise are alleged to have liability under any Environmental Laws or relating to Materials of Environmental Concern (including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any Materials of Environmental Concern at, on, beneath, or originating from any such property) for which a material liability is reasonably likely to be imposed upon FNBPA or any FNBPA Subsidiary;

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(b)          There is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or, to the FNBPA’s Knowledge, threatened, before any court, Governmental Entity or other forum against FNBPA or any FNBPA Subsidiary (i) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (ii) relating to the presence of or release into the environment of any Materials of Environmental Concern (as defined herein), whether or not occurring at or on a site owned, leased or operated by FNBPA or any FNBPA Subsidiary; and

(c)          There are no underground storage tanks on, in or under any properties owned or operated by FNBPA or any of the FNBPA Subsidiaries, and no underground storage tanks have been closed or removed from any properties owned or operated by FNBPA or any of the FNBPA Subsidiaries except in compliance with Environmental Laws in all material respects.

4.14.       Brokers, Finders and Financial Advisors.

Neither FNBPA nor any FNBPA Subsidiary, nor any of their respective officers, directors, employees or agents, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement, or incurred any liability or commitment for any fees or commissions to any such person in connection with the transactions contemplated by this Agreement except for the retention of Boenning & Scattergood, Inc. (“Boenning”) by FNBPA and the fee payable pursuant thereto, which is described on Schedule 4.14.

4.15.       Loan Matters.

(a)          The allowance for loan losses reflected in FNBPA’s audited consolidated balance sheet at December 31, 2014 was, and the allowance for loan losses shown on FNBPA’s balance sheets for periods ending after December 31, 2014 was or will be, adequate, as of the date thereof, under GAAP.

(b)          Schedule 4.15(b) sets forth a listing, as of May 31, 2015 by account, of: (i) all loans (including loan participations) of FNB Port Allegany or any other FNBPA Subsidiary that have been accelerated during the past twelve months; (ii) all loan commitments or lines of credit of FNB Port Allegany or any other FNBPA Subsidiary which have been terminated by FNB Port Allegany or any other FNBPA Subsidiary during the past twelve months by reason of a default or adverse developments in the condition of the borrower or other events or circumstances affecting the credit of the borrower; (iii) each borrower, customer or other party which has notified FNB Port Allegany or any other FNBPA Subsidiary during the past twelve months of, or has asserted against FNB Port Allegany or any other FNBPA Subsidiary, in each case in writing, any “lender liability” or similar claim, and, to the Knowledge of FNB Port Allegany, each borrower, customer or other party which has given FNB Port Allegany or any other FNBPA Subsidiary any oral notification of, or orally asserted to or against FNB Port Allegany or any other FNBPA Subsidiary, any such claim; (iv) all loans (A) that are contractually past due 90 days or more in the payment of principal and/or interest, (B) that are on non-accrual status, (C) that as of the date of this Agreement are classified as “Other Loans Specially Mentioned”, “Special Mention”, “Substandard”, “Doubtful”, “Loss”, “Classified”, “Criticized”, “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the obligor thereunder, (D) where, during the past three years, the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the agreement under which the loan was originally created due to concerns regarding the borrower’s ability to pay in accordance with such initial terms, or (E) where a specific reserve allocation exists in connection therewith; and (v) all assets classified by FNB Port Allegany or any FNB Port Allegany Subsidiary as real estate acquired through foreclosure or in lieu of foreclosure, including in-substance foreclosures, and all other assets currently held that were acquired through foreclosure or in lieu of foreclosure. Except as set forth on Schedule 4.15(b), all loans of FNB Port Allegany have been classified as of May 31, 2015 in accordance with the loan policies and procedures of FNB Port Allegany.

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(c)          All loans receivable (including discounts) and accrued interest entered on the books of FNBPA and the FNBPA Subsidiaries arose out of bona fide arm’s-length transactions, were made for good and valuable consideration in the ordinary course of FNBPA’s or the appropriate FNBPA Subsidiary’s respective business, and the notes or other evidences of indebtedness with respect to such loans (including discounts) are true and genuine and are what they purport to be. The loans, discounts and the accrued interest reflected on the books of FNBPA and the FNBPA Subsidiaries are subject to no defenses, set-offs or counterclaims (including, without limitation, those afforded by usury or truth-in-lending laws), except as may be provided by bankruptcy, insolvency or similar laws affecting creditors’ rights generally or by general principles of equity. All such loans are owned by FNBPA or the appropriate FNBPA Subsidiary free and clear of any liens.

(d)          The notes and other evidences of indebtedness evidencing the loans described above, and all pledges, mortgages, deeds of trust and other collateral documents or security instruments relating thereto are, in all material respects, valid, true and genuine, and what they purport to be.

(e)          Schedule 4.15(e) sets forth, as of May 31, 2015, a schedule of all executive officers and directors of FNBPA who have outstanding loans from FNBPA or FNB Port Allegany, and there has been no default on, or forgiveness or waiver of, in whole or in part, any such loan during the two years immediately preceding the date hereof.

(f)          To the Knowledge of FNBPA, no shares of FNBPA Common Stock were purchased with the proceeds of a loan made by FNBPA or any FNBPA Subsidiary.

4.16.       Related Party Transactions.

Except as set forth in Schedule 4.16, neither FNBPA nor any FNBPA Subsidiary is a party to any transaction (including any loan or other credit accommodation) with any Affiliate of FNBPA or any FNBPA Subsidiary. All such transactions (a) were made in the ordinary course of business, (b) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons, and (c) did not involve substantially more than the normal risk of collectability or present other unfavorable features (as such terms are used under Item 404 of SEC Regulation S-K promulgated under the Securities Act and the Exchange Act). No loan or credit accommodation to any Affiliate of FNBPA or any FNBPA Subsidiary is presently in default or, during the three year period prior to the date of this Agreement, has been in default or has been restructured, modified or extended. Neither FNBPA nor any FNBPA Subsidiary has been notified that principal and interest with respect to any such loan or other credit accommodation will not be paid when due or that the loan grade classification accorded such loan or credit accommodation by FNBPA is inappropriate.

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4.17.       Credit Card Accounts and Merchant Processing.

(a)          Credit Card Accounts. Except as set forth on Schedule 4.17, neither FNBPA nor any FNBPA Subsidiary originates, maintains or administers credit card accounts.

(b)          Merchant Processing. Except as set forth on Schedule 4.17, neither FNBPA nor any FNBPA Subsidiary provides, or has provided, merchant credit card processing services to any merchants.

4.18.       Required Vote.

The affirmative vote of the holders of two thirds of the outstanding shares of FNBPA Common Stock is required to approve this Agreement and the Merger under FNBPA’s articles of incorporation and the PBCL.

4.19.       Registration Obligations.

Neither FNBPA nor any FNBPA Subsidiary is under any obligation, contingent or otherwise, that will survive the Effective Time by reason of any agreement to register any transaction involving any of its securities under the Securities Act.

4.20.       Risk Management Instruments.

All material interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for FNBPA’s own account, or for the account of one or more of FNBPA’s Subsidiaries or their customers (all of which are set forth in Schedule 4.20), were in all material respects entered into in compliance with all applicable laws, rules, regulations and regulatory policies, and with counterparties believed to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of FNBPA or any FNBPA Subsidiary, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles), and is in full force and effect. Neither FNBPA nor any FNBPA Subsidiary, nor to the Knowledge of FNBPA any other party thereto, is in breach of any of its obligations under any such agreement or arrangement in any material respect.

4.21.       Fairness Opinion.

FNBPA has received a written opinion from Boenning to the effect that, subject to the terms, conditions and qualifications set forth therein, as of the date hereof, the Merger Consideration is fair to FNBPA shareholders from a financial point of view. Such opinion has not been amended or rescinded as of the date of this Agreement.

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4.22.       Trust Accounts.

FNB Port Allegany and each FNBPA Subsidiary has properly administered all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in all material respects in accordance with the terms of the governing documents and applicable laws and regulations. Neither FNB Port Allegany nor any other FNBPA Subsidiary, nor has any of their respective directors, officers or employees, committed any breach of trust with respect to any such fiduciary account and the records for each such fiduciary account.

4.23.       Intellectual Property.

FNBPA and each FNBPA Subsidiary owns or possesses valid and binding licenses and other rights (subject to expirations in accordance with their terms) to use all patents, copyrights, trade secrets, trade names, service marks and trademarks, which are material to the conduct of their business as currently conducted, each without payment, except for all license agreements under which license fees or other payments are due in the ordinary course of FNBPA’s or each of FNBPA’s Subsidiaries’ business, and neither FNBPA nor any FNBPA Subsidiary has received any notice of conflict with respect thereto that asserts the rights of others. FNBPA and each FNBPA Subsidiary has performed all the material obligations required to be performed, and are not in default in any material respect, under any contract, agreement, arrangement or commitment relating to any of the foregoing. To FNBPA’s Knowledge, the conduct of the business of FNBPA and each FNBPA Subsidiary as currently conducted or proposed to be conducted does not, in any material respect, infringe upon, dilute, misappropriate or otherwise violate any intellectual property owned or controlled by any third party.

4.24.       Labor Matters.

There are no labor or collective bargaining agreements to which FNBPA or any FNBPA Subsidiary is a party. To the Knowledge of FNBPA, there is no activity involving FNBPA or any FNBPA Subsidiary seeking to certify a collective bargaining unit involving any of their employees. There is no labor strike, labor dispute (other than routine employee grievances that are not related to union employees), work slowdown, stoppage or lockout pending or threatened against FNBPA or any FNBPA Subsidiary. There is no unfair labor practice or labor arbitration proceeding pending or, to the Knowledge of FNBPA, threatened against FNBPA or any FNBPA Subsidiary (other than routine employee grievances that are not related to union employees). FNBPA and each FNBPA Subsidiary is in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and are not engaged in any unfair labor practice.

4.25.       FNBPA Information Supplied.

The information relating to FNBPA and any FNBPA Subsidiary to be contained in the Registration Statement, or in any other document filed with any Bank Regulator or other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

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4.26.       Quality of Representations.

The representations made by FNBPA in this Agreement are true, correct and complete in all material respects and do not omit statements necessary to make the representations not misleading under the circumstances.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF jUNIATA

Juniata represents and warrants to FNBPA that the statements contained in this Article V are correct and complete as of the date of this Agreement, except as set forth in the Disclosure Schedules delivered by Juniata to FNBPA on the date hereof. Juniata has made a good faith effort to ensure that the disclosure on each schedule of the Juniata Disclosure Schedule corresponds to the section referenced herein. However, for purposes of the Juniata Disclosure Schedule, any item disclosed on any schedule therein is deemed to be fully disclosed with respect to all schedules under which such item may be relevant as and to the extent that it is reasonably clear on the face of such schedule that such item applies to such other schedule.

5.1.         Organization.

(a)          Juniata is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania, and is duly registered as a bank holding company under the BHCA. Juniata has the requisite corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the Commonwealth of Pennsylvania and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification.

(b)          JVB is a Pennsylvania-chartered bank duly organized and validly existing under the laws of the Commonwealth of Pennsylvania. JVB has the requisite corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the Commonwealth of Pennsylvania and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification. The deposits of JVB are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due. JVB is a member in good standing of the FHLB and owns the requisite amount of stock therein.

(c)          Schedule 5.1(c) sets forth each Juniata Subsidiary, the state of organization of each Juniata Subsidiary and the percentage of the outstanding equity securities, membership or other interests of such Juniata Subsidiary owned by Juniata or JVB. Each Juniata Subsidiary is a corporation, limited liability company or other entity duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. Each Juniata Subsidiary has the requisite corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the Commonwealth of Pennsylvania and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification.

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(d)          The respective minute books of Juniata and each Juniata Subsidiary accurately record, in all material respects, all material corporate actions of their respective shareholders and boards of directors (including all committees thereof).

(e)          Prior to the date of this Agreement, Juniata has made available to FNBPA true and correct copies of the articles of incorporation and bylaws of Juniata and JVB and each other Juniata Subsidiary, each as in effect on the date hereof.

5.2.         Capitalization.

(a)          The authorized capital stock of Juniata consists of 20,000,000 shares of common stock, $1.00 par value, of which 4,190,683 shares are outstanding, validly issued, fully paid and nonassessable and free of preemptive rights, and 500,000 shares of preferred stock, no par value (“Juniata Preferred Stock”), none of which are outstanding. Juniata holds 555,143 shares of Juniata Common Stock as treasury stock. Neither Juniata nor any Juniata Subsidiary has or is bound by any Rights of any character or any rights relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any shares of Juniata Common Stock or Juniata Preferred Stock, or any other security of Juniata or any Juniata Subsidiary, other than those set forth on Schedule 5.2(a). Schedule 5.2(a) sets forth the name of each holder and the number of outstanding options, warrants, or other rights to purchase, and securities convertible or exchangeable into Juniata Common Stock or Juniata Preferred Stock, the number of shares each holder may acquire pursuant to the exercise of such options and warrants, the grant and vesting dates, and the exercise price relating to the options or warrants held.

(b)          Juniata owns all of the capital stock of JVB free and clear of any lien or encumbrance. Except for the Juniata Subsidiaries, or as set forth Schedule 5.2(b) Juniata does not possess, directly or indirectly, any material equity interest in any corporate entity, except for equity interests held in the investment portfolios of Juniata Subsidiaries, equity interests held by Juniata Subsidiaries in a fiduciary capacity, and equity interests held in connection with the lending activities of Juniata Subsidiaries, including stock in the FHLB. Either Juniata or JVB owns all of the outstanding shares of capital stock or equity interests of each Juniata Subsidiary free and clear of all liens, security interests, pledges, charges, encumbrances, agreements and restrictions of any kind or nature.

(c)          To Juniata’s Knowledge, except as set forth on Schedule 5.2(c), no Person or “group” (as that term is used in Section 13(d)(3) of the Exchange Act), is the beneficial owner (as defined in Section 13(d) of the Exchange Act) of 5% or more of the outstanding shares of Juniata Common Stock.

(d)          All contractual or other rights or obligations (including preemptive rights) of Juniata or any Juniata Subsidiary to purchase or sell any shares of capital stock, partnership, membership or joint venture interests, or other equitable interests in any Person are set forth on Schedule 5.2(d).

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5.3.         Authority; No Violation.

(a)          Juniata has full corporate power and authority to execute and deliver this Agreement and, subject to receipt of the Regulatory Approvals and the approval of this Agreement by Juniata’s shareholders, to consummate the transactions contemplated hereby. JVB has full corporate power and authority to execute and deliver the Bank Plan of Merger and to complete the Bank Merger, subject to receipt of all necessary Regulatory Approvals. The execution and delivery of this Agreement by Juniata and the completion by Juniata of the transactions contemplated hereby, including the Merger have been duly and validly approved by the Board of Directors of Juniata, and no other corporate proceedings on the part of Juniata are necessary to complete the transactions contemplated hereby, including the Merger. This Agreement has been duly and validly executed and delivered by Juniata and, subject to the receipt of the Regulatory Approvals and due and valid execution and delivery of this Agreement by FNBPA, constitutes the valid and binding obligations of Juniata, enforceable against Juniata in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity. The Bank Plan of Merger, upon its execution and delivery by JVB concurrently with, or as soon as reasonably practicable after, the execution and delivery of this Agreement, will constitute the valid and binding obligation of JVB, enforceable against JVB in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity.

(b)          Subject to receipt of Regulatory Approvals and FNBPA’s and Juniata’s compliance with any conditions contained therein and to the receipt of the approval of the shareholders of Juniata, (i) the execution and delivery of this Agreement by Juniata, (ii) the consummation of the transactions contemplated hereby, and (iii) compliance by Juniata with any of the terms or provisions hereof will not (A) conflict with or result in a breach of any provision of the articles of incorporation or bylaws of Juniata or any Juniata Subsidiary, including JVB, (B) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Juniata or any Juniata Subsidiary or any of their respective properties or assets, or (C) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of Juniata or any Juniata Subsidiary under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which any of them is a party, or by which they or any of their respective properties or assets may be bound or affected.

5.4.         Consents.

Except for the Regulatory Approvals, approvals of the shareholders of Juniata, and consents, approvals, filings and registrations from or with the SEC and state “blue sky” authorities, and compliance with any conditions contained therein, no consents or approvals or waivers of, or filings or registrations with, any Governmental Entity are or will be necessary, and no consents or approvals of any third parties are or will be necessary, in connection with (a) the execution and delivery of this Agreement by Juniata or the Bank Plan of Merger by JVB and (b) the completion by Juniata of the transactions contemplated hereby or by JVB of the Bank Merger. Juniata has no reason to believe that the consents and approvals set forth above will not be received or will be received with conditions, limitations or restrictions unacceptable to it or which would adversely impact the ability of Juniata or JVB to complete the transactions contemplated by this Agreement.

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5.5.         SEC Reports; Financial Statements; Undisclosed Liabilities.

(a)          Juniata has filed all forms, reports and documents required to be filed by it with the SEC since January 1, 2014, pursuant to the federal securities laws and the SEC’s rules and regulations thereunder (collectively, the “SEC Reports”), all of which, as of their respective dates, complied in all material respects with all applicable requirements of the Exchange Act. Except to the extent that information contained in any such SEC Report has been revised, amended, supplemented or superseded by a subsequent SEC Report, none of the SEC Reports, including, without limitation, any financial statements or schedules included therein, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(b)          Juniata has previously made available, or will make available, to FNBPA the Juniata Regulatory Reports. The Juniata Regulatory Reports have been, or will be, prepared in all material respects in accordance with applicable regulatory accounting principles and practices, including, but not limited to, all applicable rules, regulations and pronouncements of applicable Bank Regulators, throughout the periods covered by such statements, and fairly present or will fairly present in all material respects the financial position, results of operations and changes in shareholders’ equity of Juniata as of and for the periods ended on the dates thereof, in accordance with applicable regulatory accounting principles, including, but not limited to, all applicable rules, regulations and pronouncements of applicable Bank Regulators, applied on a consistent basis.

(c)          The consolidated balance sheets and the related consolidated statements of operations and cash flows (including the related notes thereto) of Juniata included in SEC Reports, as of their respective dates, complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP (except as otherwise noted therein), and present fairly, in all material respects, the consolidated financial position of Juniata and its consolidated Subsidiaries as of their respective dates, and the consolidated results of their operations and their cash flows for the periods presented therein (subject, in the case of the unaudited interim financial statements, to normal year-end adjustments).

(d)          Except (i) as reflected in Juniata’s unaudited balance sheet at March 31, 2015 or liabilities described in any notes thereto (or liabilities for which neither accrual nor footnote disclosure is required pursuant to GAAP), (ii) for liabilities incurred in the ordinary course of business since March 31, 2015 consistent with past practices or in connection with this Agreement or the transactions contemplated hereby, neither Juniata nor any of its Subsidiaries has any material liabilities or obligations of any nature or (iii) as would not individually or in the aggregate have a Material Adverse Effect. SEC Reports describe, and Juniata has delivered to FNBPA copies of the documentation creating or governing, all securitization transactions and “off-balance sheet arrangements” (as defined in Item 303(c) of Regulation S-K promulgated under the 1933 Act) effected by Juniata or its Subsidiaries since BDO USA, LLP expressed its opinion with respect to the financial statements of Juniata and its Subsidiaries included in SEC Reports (including the related notes).

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(e)          BDO USA, LLP is a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act of 2002 (the “SOX Act”)), (y) is and has been throughout the periods of Juniata’s financial statements audited by it, “independent” with respect to Juniata within the meaning of Regulation S-X, and (z) was, during all such periods, in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the related rules of the SEC and the Public Company Accounting Oversight Board. SEC Reports describe the types of non-audit services performed by BDO USA, LLP for Juniata and its Subsidiaries since December 31, 2014, other than non-audit services performed in connection with the transactions contemplated by this Agreement.

(f)          Each of Juniata and the Subsidiaries maintains accurate books and records reflecting its assets and liabilities and maintains proper and adequate internal accounting controls which provide assurance that (i) transactions are executed with management’s authorization; (ii) transactions are recorded as necessary to permit preparation of the consolidated financial statements of Juniata and to maintain accountability for Juniata’s consolidated assets; (iii) access to Juniata’s assets is permitted only in accordance with management’s authorization; (iv) the reporting of Juniata's assets is compared with existing assets at regular intervals; and (v) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.

(g)          Juniata maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act; such controls and procedures are designed to ensure that all material information concerning Juniata and its Subsidiaries is made known on a timely basis to the individuals responsible for the preparation of Juniata’s filings with the SEC and other public disclosure documents. Schedule 4.6(f) lists, and Juniata has delivered to FNBPA copies of, all written descriptions of, and all policies, manuals and other documents promulgating, such disclosure controls and procedures. To Juniata’s Knowledge, except as set forth in SEC Reports, each director and executive officer of Juniata has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations thereunder since January 1, 2015. As used in this Section, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC. None of Juniata’s or any Subsidiary’s records, systems, controls, data or information are recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of Juniata or such Subsidiary or their independent accountants.

(h)          Each of the Chief Executive Officer and the Chief Financial Officer of Juniata has signed, and Juniata has furnished to the SEC, all certifications required by Sections 302 and 906 of the SOX Act; such certifications contain no qualifications or exceptions to the matters certified therein and have not been modified or withdrawn; and neither Juniata nor any of its officers has received notice from any federal, state, local or foreign government, any court, any administrative, regulatory (including any stock exchange) or other Government Entity questioning or challenging the accuracy, completeness, form or manner of filing or submission of such certifications.

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(i)          To the Knowledge of Juniata, the matters and statements made in all certifications filed with the SEC pursuant to Sections 302 and 906 of the SOX Act were true as of the date thereof.

(j)          Except as would not individually or in the aggregate have a Company Material Adverse Effect, Juniata is in compliance with the SOX Act.

5.6.         Taxes.

Juniata and the Juniata Subsidiaries are members of the same affiliated group within the meaning of Section 1504(a) of the Code. Juniata has duly filed, and will file, all federal, state and local tax returns required to be filed by, or with respect to, Juniata and each Juniata Subsidiary on or prior to the Closing Date, taking into account any extensions (all such returns being accurate and correct in all material respects) and has duly paid or made provisions for the payment of all federal, state and local taxes that have been incurred by or are due or claimed to be due from Juniata and any Juniata Subsidiary by any taxing authority or pursuant to any tax sharing agreement on or prior to the Closing Date other than taxes or other charges that (a) are not delinquent, (b) are being contested in good faith, or (c) have not yet been fully determined. As of the date of this Agreement, Juniata has received no written notice of, and to Juniata’s Knowledge there is no, audit examination, deficiency assessment, tax investigation or refund litigation with respect to any taxes of Juniata or any Juniata Subsidiary, and no written claim has been made by any authority in a jurisdiction where Juniata or any Juniata Subsidiary does not file tax returns that Juniata or any Juniata Subsidiary is subject to taxation in that jurisdiction. Juniata and the Juniata Subsidiaries have not executed an extension or waiver of any statute of limitations on the assessment or collection of any material tax due that is currently in effect. Juniata and each Juniata Subsidiary has withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party, and Juniata and each Juniata Subsidiary, to the Knowledge of Juniata, has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the Code and similar applicable state and local information reporting requirements. Except as set forth in Schedule 5.6, neither Juniata nor any Juniata Subsidiary is a party to any tax sharing, tax indemnity, or tax allocation agreement or similar contract or understanding.

5.7.         No Material Adverse Effect.

Juniata has not suffered any Material Adverse Effect since December 31, 2014, and no event has occurred or circumstance arisen since that date that, in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on Juniata.

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5.8.         Material Contracts; Leases; Defaults.

(a)          Except as set forth in Schedule 5.8(a), neither Juniata nor any Juniata Subsidiary is a party to or subject to: (i) any employment, consulting or severance contract or material arrangement with any past or present officer, director or employee of Juniata or any Juniata Subsidiary, except for “at will” arrangements; (ii) any plan, arrangement or contract providing for bonuses, pensions, options, deferred compensation, retirement payments, profit sharing or similar material arrangements for or with any past or present officers, directors or employees of Juniata or any Juniata Subsidiary; (iii) any collective bargaining agreement with any labor union relating to employees of Juniata or any Juniata Subsidiary; (iv) any agreement which by its terms limits the payment of dividends by Juniata or any Juniata Subsidiary; (v) any instrument evidencing or related to material indebtedness for borrowed money whether directly or indirectly, by way of purchase money obligation, conditional sale, lease purchase, guaranty or otherwise, in respect of which Juniata or any Juniata Subsidiary is an obligor to any person, which instrument evidences or relates to indebtedness other than deposits, repurchase agreements, FHLB advances, bankers’ acceptances, and “treasury tax and loan” accounts and transactions in “federal funds” in each case established in the ordinary course of business consistent with past practice, or which contains financial covenants or other restrictions (other than those relating to the payment of principal and interest when due) that would be applicable on or after the Closing Date to any Person; (vi) any other agreement, written or oral, that obligates Juniata or any Juniata Subsidiary for the payment of more than $150,000 annually or for the payment of more than $500,000 over its remaining term, which is not terminable without cause on 60 days’ or less notice without penalty or payment (other than agreements for commercially available “off-the- shelf” software), or (vii)       any agreement (other than this Agreement), contract, arrangement, commitment or understanding (whether written or oral) that restricts or limits in any material way the conduct of business by Juniata or any Juniata Subsidiary (it being understood that any non-compete or similar provision shall be deemed material, but any limitation on the scope of any license granted under any such agreement shall not be deemed material).

(b)          Schedule 5.8(b) identifies each parcel of real estate owned, leased or subleased by Juniata, JVB or a Juniata Subsidiary. Each real estate lease that requires the consent of the lessor or its agent resulting from the Merger or the Bank Merger by virtue of the terms of any such lease, is listed in Schedule 5.8(b), identifying the section of the lease that contains such prohibition or restriction. Subject to any consents that may be required as a result of the transactions contemplated by this Agreement, neither Juniata nor any Juniata Subsidiary is in default under any material contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its assets, business, or operations may be bound or affected, or under which it or its assets, business, or operations receive benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

(c)          True and correct copies of agreements, contracts, arrangements and instruments referred to in Section 5.8(a) and 5.8(b) (“Juniata Material Contracts”) have been made available to FNBPA on or before the date hereof, and are in full force and effect on the date hereof, and neither Juniata nor any Juniata Subsidiary (nor, to the Knowledge of Juniata, any other party to any Juniata Material Contract) has materially breached any provision of, or is in default in any respect under any term of, any Juniata Material Contract. Except as listed on Schedule 5.8(c), no party to any Juniata Material Contract will have the right to terminate any or all of the provisions of any such Juniata Material Contract as a result of the execution of, and the consummation of the transactions contemplated by, this Agreement.

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(d)          Since December 31, 2014, through and including the date of this Agreement, neither Juniata nor any Juniata Subsidiary has (i) except for normal increases for employees made in the ordinary course of business consistent with past practice or as required by applicable law, increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any executive officer, employee, or director from the amount thereof in effect as of December 31, 2014 (which amounts have been previously made available to FNBPA), granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay (except as required under the terms of agreements or severance plans listed on Schedule 5.12, as in effect as of the date hereof), or paid any bonus other than the customary bonuses in amounts consistent with past practice, (ii) granted any options or warrants to purchase shares of Juniata Common Stock, or any Right to any executive officer, director or employee other than grants made in the ordinary course of business consistent with past practice under any option or benefit plan and set forth on Schedule 5.2(a), (iii) increased or established any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards, or restricted stock awards), stock purchase or other employee benefit plan, (iv) made any material election for federal or state income tax purposes, (v) made any material change in the credit policies or procedures of Juniata or any of its Subsidiaries, the effect of which was or is to make any such policy or procedure less restrictive in any material respect, (vi) made any material acquisition or disposition of any assets or properties, or any contract for any such acquisition or disposition entered into other than loans and loan commitments except at the direction or request of any Bank Regulator, (vii) entered into any lease of real or personal property requiring annual payments in excess of $50,000 other than in connection with foreclosed property or in the ordinary course of business consistent with past practice, (viii) changed any accounting methods, principles or practices of Juniata or its Subsidiaries affecting its assets, liabilities or businesses, including any reserving, renewal or residual method, practice or policy except in accordance with any changes in GAAP, or (ix) suffered any strike, work stoppage, slow-down, or other labor disturbance.

5.9.         Ownership of Property; Insurance.

(a)          Juniata and each Juniata Subsidiary has good and, as to real property, marketable title to all material assets and properties owned by Juniata or any Juniata Subsidiary in the conduct of their businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheets contained in the Juniata Financial Statements or Juniata Regulatory Reports or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value in the ordinary course of business since the date of such balance sheets), subject to no material encumbrances, liens, mortgages, security interests or pledges, except (i) those items that secure liabilities for public or statutory obligations or any discount with, borrowing from or other obligations to FHLB, inter-bank credit facilities, or any transaction by a Juniata Subsidiary acting in a fiduciary capacity, (ii) statutory liens for amounts not yet delinquent or that are being contested in good faith, (iii) non-monetary liens affecting real property that do not adversely affect the value or use of such real property, and (iv) those described and reflected in the Juniata Financial Statements. Juniata and the Juniata Subsidiaries, as lessee, have the right under valid and enforceable leases of real and personal properties used by Juniata and its Subsidiaries in the conduct of their businesses to occupy or use all such properties as presently occupied and used by each of them. Neither Juniata or any Juniata Subsidiary is in default in any material respect under any lease for any real or personal property to which either Juniata or any Juniata Subsidiary is a party, and there has not occurred any event that, with lapse of time or the giving of notice or both, would constitute such default, except for such defaults that, either individually or in the aggregate, will not have a Material Adverse Effect on Juniata.

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(b)          With respect to all agreements pursuant to which Juniata or any Juniata Subsidiary has purchased securities subject to an agreement to resell, if any, Juniata or such Juniata Subsidiary, as the case may be, has a valid, perfected first lien or security interest in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

(c)          Juniata and each Juniata Subsidiary currently maintain insurance considered by Juniata to be reasonable for their respective operations in accordance with industry practice. Neither Juniata nor any Juniata Subsidiary, except as set forth in Schedule 5.9(c), has received notice from any insurance carrier that (i) such insurance will be cancelled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs (other than with respect to health or disability insurance) with respect to such policies of insurance will be substantially increased. There are presently no material claims pending under such policies of insurance and no notices have been given by Juniata or any Juniata Subsidiary under such policies (other than with respect to health or disability insurance). All such insurance is valid and enforceable and in full force and effect. Within the last three years, Juniata and each Juniata Subsidiary has received each type of insurance coverage for which it has applied and during such periods has not been denied indemnification for any material claims submitted under any of its insurance policies. Schedule 5.9(c) identifies all material policies of insurance maintained by Juniata and each Juniata Subsidiary.

5.10.       Legal Proceedings.

Except as set forth in Schedule 5.10, neither Juniata nor any Juniata Subsidiary is a party to any, and there are no pending or, to the Knowledge of Juniata, threatened legal, administrative, arbitration or other proceedings, claims (whether asserted or unasserted), actions or governmental investigations or inquiries of any nature (a) against Juniata or any Juniata Subsidiary, (b) to which Juniata or any Juniata Subsidiary’s assets are or may be subject, (c) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or (d) that would reasonably be expected to adversely affect the ability of Juniata or JVB to perform under this Agreement.

5.11.       Compliance With Applicable Law.

(a)          Each of Juniata and each Juniata Subsidiary is in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it, its properties, assets and deposits, its business, and its conduct of business and its relationship with its employees, including, without limitation, the USA PATRIOT Act, the Emergency Economic Stabilization Act of 2008, as amended, the Bank Secrecy Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act of 1977, the Home Mortgage Disclosure Act, the Fair Credit Reporting Act, the Fair Debt Collections Practices Act, the Truth in Lending Act, and all other applicable fair lending laws and other laws relating to discriminatory business practices, and neither Juniata nor any Juniata Subsidiary has received any written notice to the contrary. The Board of Directors of JVB has adopted and JVB has implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that has not been deemed ineffective by any Governmental Entity and that meets the requirements of Sections 352 and 326 of the USA PATRIOT Act and the regulations thereunder.

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(b)          Each of Juniata and each Juniata Subsidiary has all material permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities and Bank Regulators that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted except where the failure to hold such permits, licensees, authorizations, orders or approvals, or the failure to make such filings, applications or registrations would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Juniata; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect in all material respects, and no suspension or cancellation of any such permit, license, certificate, order or approval is threatened or will result from the consummation of the transactions contemplated by this Agreement, subject to obtaining the Regulatory Approvals.

(c)          Since January 1, 2014, neither Juniata nor any Juniata Subsidiary has received any written notification or any other communication from any Bank Regulator (i) asserting that Juniata or any Juniata Subsidiary is not in material compliance with any of the statutes, regulations or ordinances which such Bank Regulator enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization that is material to Juniata or any Juniata Subsidiary; (iii) requiring or threatening to require Juniata or any Juniata Subsidiary, or indicating that Juniata or any Juniata Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement with any Governmental Entity or Bank Regulator that is charged with the supervision or regulation of banks or engages in the insurance of bank deposits restricting or limiting, or purporting to restrict or limit, in any material respect the operations of Juniata or any Juniata Subsidiary, including without limitation any restriction on the payment of dividends; or (iv) except as disclosed in Schedule 5.11(c), directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of Juniata or any Juniata Subsidiary, including without limitation any restriction on the payment of dividends (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as a “Juniata Regulatory Agreement”). Copies of all Juniata Regulatory Agreements, if any, and all related correspondence between or among Juniata or any Juniata Subsidiary and any Bank Regulator have heretofore been made available to FNBPA. Neither Juniata nor any Juniata Subsidiary has consented to or entered into any Juniata Regulatory Agreement that is currently in effect or that was in effect since January 1, 2014. The most recent regulatory rating given to JVB as to compliance with the CRA is satisfactory or better.

5.12.       Employee Benefit Plans.

(a)          Schedule 5.12 contains a true and complete list of each “employee benefit plan” (within the meaning of Section 3(3) of ERISA), and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor), including, without limitation, supplemental executive retirement plans, stock purchase plans, stock option plans, restricted stock plans, stock appreciation rights plans, severance arrangements, employment agreements, consulting agreements, settlement agreements, release agreements, loan arrangements, change-in-control agreements, fringe benefit plans, bonus plans, incentive plans, director deferred agreements, director retirement agreements, deferred compensation plans and all other benefit practices, policies and arrangements under which any current or former employee, director or independent contractor of Juniata or any Juniata Subsidiary has any present or future right to benefits or under which Juniata or any Juniata Subsidiary has any present or future liability. All such plans, agreements, programs, policies and arrangements shall be collectively referred to as the “Juniata Benefit Plans.”

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(b)          With respect to each Juniata Benefit Plan, Juniata has made available to FNBPA a current, accurate and complete copy thereof (or a written summary of the material terms of any unwritten plan) and, to the extent applicable: (i) any related trust agreement or other funding instrument; (ii) the most recent determination letter issued by the IRS and any current application to the IRS for such letter, if applicable; (iii) the most recent summary plan description and any subsequent summaries of material modifications or planned modification; and (iv) annual return/reports on Form 5500 for the last three plan years with respect to each Juniata Benefit Plan which is required to file such annual return/report.

(c)          Each Juniata Benefit Plan has been established and administered in all respects in accordance with its terms and in compliance with the applicable provisions of ERISA, the Code and other applicable laws, rules and regulations; (ii) each Juniata Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination letter as to its qualification, and with respect to all plan document qualification requirements for which the applicable remedial amendment period under Section 401(b) of the Code has closed, any amendments required by such determination letter were made as and when required by such determination letter, and nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification; (iii) no event has occurred and no condition exists that would subject Juniata or any Juniata Subsidiary, solely by reason of its affiliation with any past or present “ERISA Affiliate”, to any Tax, fine, lien, penalty or other liability imposed by ERISA or the Code; (iv) except as set forth in Schedule 5.12, no Juniata Benefit Plan provides, and Juniata and the Juniata Subsidiaries have no obligation to provide, any welfare benefits to any employee or service provider (or any beneficiary thereof) after the employee’s termination of employment and/or the service provider’s termination of service other than as required by Section 4980B of the Code and/or other applicable law; and (v) Juniata and the Juniata Subsidiaries, as applicable, have made or provided for all contributions required under the terms of each Juniata Benefit Plan and all contributions have been made within the time required by applicable law; and (vi) to the Knowledge of Juniata, neither Juniata or any Juniata Subsidiary has engaged in a transaction with respect to any Juniata Benefit Plan which would subject Juniata or any Juniata Subsidiary to a tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA.

(d)          Except as disclosed on Schedule 5.12, Juniata and the Juniata Subsidiaries do not maintain, and have never maintained, a defined benefit plan. None of the Juniata Benefit Plans is a “multiemployer plan” (within the meaning of ERISA Section 3(37)) and none of Juniata, the Juniata Subsidiaries, or any ERISA Affiliate has any liability with respect to a multiemployer plan that remains unsatisfied.

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(e)          Except as set forth in Schedule 5.12, with respect to any Juniata Benefit Plan, the assets of any trust under such Juniata Benefit Plan, Juniata Benefit Plan sponsor, Juniata Benefit Plan fiduciary or Juniata Benefit Plan administrator, (i) no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the Knowledge of Juniata, threatened and (ii) no facts or circumstances exist that could reasonably be expected to give rise to any such actions, suits or claims.

(f)          Except as set forth in Schedule 5.12, the consummation of the transactions contemplated herein will not, separately or together with any other event, (i) entitle any employee, officer or director of Juniata or any Juniata Subsidiary to severance pay, unemployment compensation or any other payment, or (ii) accelerate the time of payment or vesting of, or increase the amount of, compensation due to any such employee, officer or director.

(g)          All Juniata Benefit Plans which provide for the deferral of compensation, within the meaning of Section 409A of the Code, have been administered in compliance with Section 409A of the Code. Except as set forth in Schedule 5.11, no outstanding stock options and no shares of restricted stock are subject to Section 409A of the Code. In addition, Schedule 5.11 sets forth the amounts of any unfunded deferred compensation payable to any employee or director of Juniata.

(h)          Juniata has not communicated to any current or former employee thereof any intention or commitment to modify any Juniata Benefit Plan or contract to establish or implement any other employee or retiree benefit or compensation plan or arrangement.

(i)           No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by Juniata or any Juniata Subsidiary with respect to any ongoing, frozen, or terminated Juniata or Juniata Subsidiary Plan.

(j)           No notice of a reportable event within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has been waived, has been required to be filed for any Juniata Benefit Plan within the past twelve (12) months.

5.13.       Environmental Matters.

Except as may be set forth in Schedule 5.13, with respect to Juniata and each Juniata Subsidiary:

(a)          Neither the conduct nor operation of the business of Juniata or any Juniata Subsidiary nor any condition of any property currently or previously owned or operated by Juniata or any Juniata Subsidiary (including, without limitation, in a fiduciary or agency capacity), results or resulted in a violation of any Environmental Laws that is reasonably likely to impose a material liability (including a material remediation obligation) upon Juniata or any Juniata Subsidiary. No condition exists or has existed or event has occurred with respect to any of them or any such property that, with notice or the passage of time, or both, is reasonably likely to result in any material liability to Juniata or any Juniata Subsidiary by reason of any Environmental Laws. Neither Juniata nor any Juniata Subsidiary during the past five years has received any written notice from any Person or Governmental Entity that Juniata or any Juniata Subsidiary or the operation or condition of any property ever owned, operated, or held as collateral or in a fiduciary capacity by any of them (including any Other Real Estate Owned or property pledged as collateral for any loan held by Juniata or any Juniata Subsidiary) are currently in violation of or otherwise are alleged to have liability under any Environmental Laws or relating to Materials of Environmental Concern (including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any Materials of Environmental Concern at, on, beneath, or originating from any such property) for which a material liability is reasonably likely to be imposed upon Juniata or any Juniata Subsidiary;

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(b)          There is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or, to the Juniata’s Knowledge, threatened, before any court, Governmental Entity or other forum against Juniata or any Juniata Subsidiary (i) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (ii) relating to the presence of or release into the environment of any Materials of Environmental Concern, whether or not occurring at or on a site owned, leased or operated by Juniata or any Juniata Subsidiary; and

(c)          There are no underground storage tanks on, in or under any properties owned or operated by Juniata or any of the Juniata Subsidiaries, and no underground storage tanks have been closed or removed from any properties owned or operated by Juniata or any of the Juniata Subsidiaries except in compliance with Environmental Laws in all material respects.

5.14.       Brokers, Finders and Financial Advisors

Neither Juniata nor any Juniata Subsidiary, nor any of their respective officers, directors, employees or agents, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement, or incurred any liability or commitment for any fees or commissions to any such person in connection with the transactions contemplated by this Agreement except for the retention of Ambassador Financial Group, Inc. (“Ambassador”) and the fee payable pursuant thereto.

5.15.       Loan Matters.

(a)          The allowance for loan losses reflected in Juniata’s audited consolidated balance sheet at December 31, 2014 was, and the allowance for loan losses shown on Juniata’s balance sheets for periods ending after December 31, 2014 was or will be, adequate, as of the date thereof, under GAAP.

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(b)          Schedule 5.15(b) sets forth a listing, as of May 31, 2014, by account, of: (i) all loans (including loan participations) of JVB or any other Juniata Subsidiary that have been accelerated during the past twelve months; (ii) all loan commitments or lines of credit of JVB or any other Juniata Subsidiary which have been terminated by JVB or any other Juniata Subsidiary during the past twelve months by reason of a default or adverse developments in the condition of the borrower or other events or circumstances affecting the credit of the borrower; (iii) each borrower, customer or other party which has notified JVB or any other Juniata Subsidiary during the past twelve months of, or has asserted against JVB or any other Juniata Subsidiary, in each case in writing, any “lender liability” or similar claim, and, to the Knowledge of JVB, each borrower, customer or other party which has given JVB or any other Juniata Subsidiary any oral notification of, or orally asserted to or against JVB or any other FNBPA Subsidiary, any such claim; (iv) all loans (A) that are contractually past due 90 days or more in the payment of principal and/or interest, (B) that are on non-accrual status, (C) that as of the date of this Agreement are classified as “Other Loans Specially Mentioned”, “Special Mention”, “Substandard”, “Doubtful”, “Loss”, “Classified”, “Criticized”, “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the obligor thereunder, (D) where, during the past three years, the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the agreement under which the loan was originally created due to concerns regarding the borrower’s ability to pay in accordance with such initial terms, or (E) where a specific reserve allocation exists in connection therewith; and (v) all assets classified by JVB or any JVB Subsidiary as real estate acquired through foreclosure or in lieu of foreclosure, including in-substance foreclosures, and all other assets currently held that were acquired through foreclosure or in lieu of foreclosure. Except as set forth on Schedule 5.15(b), all loans of JVB have been classified as of May 31, 2015 in accordance with the loan policies and procedures of JVB.

(c)          All loans receivable (including discounts) and accrued interest entered on the books of Juniata and the Juniata Subsidiaries arose out of bona fide arm’s-length transactions, were made for good and valuable consideration in the ordinary course of Juniata’s or the appropriate Juniata Subsidiary’s respective business, and the notes or other evidences of indebtedness with respect to such loans (including discounts) are true and genuine and are what they purport to be. The loans, discounts and the accrued interest reflected on the books of Juniata and the Juniata Subsidiaries are subject to no defenses, set-offs or counterclaims (including, without limitation, those afforded by usury or truth-in-lending laws), except as may be provided by bankruptcy, insolvency or similar laws affecting creditors’ rights generally or by general principles of equity. All such loans are owned by Juniata or the appropriate Juniata Subsidiary free and clear of any liens.

(d)          The notes and other evidences of indebtedness evidencing the loans described above, and all pledges, mortgages, deeds of trust and other collateral documents or security instruments relating thereto are, in all material respects, valid, true and genuine, and what they purport to be.

(e)          Schedule 5.15(e) sets forth, as of May 31, 2015, a schedule of all executive officers and directors of Juniata who have outstanding loans from Juniata or JVB, and there has been no default on, or forgiveness or waiver of, in whole or in part, any such loan during the two years immediately preceding the date hereof.

(f)          To the Knowledge of Juniata, no shares of Juniata Common Stock were purchased with the proceeds of a loan made by Juniata or any FNBPA Subsidiary.

5.16.       No FNBPA Capital Stock.

Neither Juniata nor any Juniata Subsidiary beneficially owns, directly or indirectly, any shares of FNBPA Common Stock, or any options, warrants or other rights to acquire any FNBPA Common Stock, except pursuant to the Merger as contemplated in this Agreement.

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5.17.       Juniata Common Stock

The shares of Juniata Common Stock to be issued pursuant to this Agreement, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable and subject to no preemptive rights. Juniata has or as of the Effective Time will have sufficient authorized and unissued shares to issue the Merger Consideration at the Effective Time.

5.18.       Related Party Transactions.

Except as set forth in Schedule 5.18, neither Juniata nor any Juniata Subsidiary is a party to any transaction (including any loan or other credit accommodation) with any Affiliate of Juniata or any Juniata Subsidiary. All such transactions (a) were made in the ordinary course of business, (b) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons, and (c) did not involve substantially more than the normal risk of collectability or present other unfavorable features (as such terms are used under Item 404 of SEC Regulation S-K promulgated under the Securities Act and the Exchange Act). No loan or credit accommodation to any Affiliate of Juniata or any Juniata Subsidiary is presently in default or, during the three year period prior to the date of this Agreement, has been in default or has been restructured, modified or extended. Neither Juniata nor any Juniata Subsidiary has been notified that principal and interest with respect to any such loan or other credit accommodation will not be paid when due or that the loan grade classification accorded such loan or credit accommodation by Juniata is inappropriate.

5.19.       Credit Card Accounts and Merchant Processing.

(a)          Credit Card Accounts. Except as set forth on Schedule 5.19, neither Juniata nor any Juniata Subsidiary originates, maintains or administers credit card accounts.

(b)          Merchant Processing. Except as set forth on Schedule 5.19, neither Juniata nor any Juniata Subsidiary provides, or has provided, merchant credit card processing services to any merchants.

5.20.       Required Vote.

The affirmative vote of the holders of two thirds of the votes which the Juniata shareholders are entitled to cast on the matter is required to approve this Agreement and the Merger under Juniata’s articles of incorporation and the PBCL.

5.21.       Registration Obligations.

Except for the shares of Juniata Common Stock to be issued under Article III of this Agreement, neither Juniata nor any Juniata Subsidiary is under any obligation, contingent or otherwise, that will survive the Effective Time by reason of any agreement to register any transaction involving any of its securities under the Securities Act.

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5.22.       Risk Management Instruments.

All material interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for Juniata’s own account, or for the account of one or more of FNBPA’s Subsidiaries or their customers (all of which are set forth in Schedule 5.22), were in all material respects entered into in compliance with all applicable laws, rules, regulations and regulatory policies, and with counterparties believed to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of Juniata or any Juniata Subsidiary, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles), and is in full force and effect. Neither Juniata nor any Juniata Subsidiary, nor to the Knowledge of Juniata any other party thereto, is in breach of any of its obligations under any such agreement or arrangement in any material respect.

5.23.       Trust Accounts.

Juniata and each Juniata Subsidiary has properly administered all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable laws and regulations. Neither JVB nor any other Juniata Subsidiary, nor has any of their respective directors, officers or employees, committed any breach of trust with respect to any such fiduciary account and the records for each such fiduciary account.

5.24.       Intellectual Property.

Juniata and each Juniata Subsidiary owns or possesses valid and binding licenses and other rights (subject to expirations in accordance with their terms) to use all patents, copyrights, trade secrets, trade names, service marks and trademarks, which are material to the conduct of their business as currently conducted, each without payment, except for all license agreements under which license fees or other payments are due in the ordinary course of Juniata’s or each of Juniata’s Subsidiaries’ business, and neither Juniata nor any Juniata Subsidiary has received any notice of conflict with respect thereto that asserts the rights of others. Juniata and each Juniata Subsidiary has performed all the material obligations required to be performed, and are not in default in any material respect, under any contract, agreement, arrangement or commitment relating to any of the foregoing. To Juniata’s Knowledge, the conduct of the business of Juniata and each Juniata Subsidiary as currently conducted or proposed to be conducted does not, in any material respect, infringe upon, dilute, misappropriate or otherwise violate any intellectual property owned or controlled by any third party.

5.25.       Labor Matters.

There are no labor or collective bargaining agreements to which Juniata or any Juniata Subsidiary is a party. To the Knowledge of Juniata, there is no activity involving Juniata or any Juniata Subsidiary seeking to certify a collective bargaining unit involving any of their employees. There is no labor strike, labor dispute (other than routine employee grievances that are not related to union employees), work slowdown, stoppage or lockout pending or threatened against Juniata or any Juniata Subsidiary. There is no unfair labor practice or labor arbitration proceeding pending or, to the Knowledge of Juniata, threatened against Juniata or any Juniata Subsidiary (other than routine employee grievances that are not related to union employees). Juniata and each Juniata Subsidiary is in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and are not engaged in any unfair labor practice.

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5.26.       Low Income Housing Tax Credits.

To the Knowledge of Juniata, each syndication of property in which Juniata or JVB has invested for the purpose of allowing Juniata or JVB to claim a low income housing tax credit or similar tax credit is eligible and qualifies for the relevant tax credit in an amount no less than the amount that it was intended to produce. For avoidance of doubt, to the Knowledge of Juniata, the Mann Edge Terrace Low Income Housing Syndication, in which Juniata has invested, is eligible and qualifies for the relevant tax credit relating thereto in an amount no less than $572,218 per year through the year 2022.

5.27.       Dividend Rate. Juniata has no current intention to change its current per share dividend rate.

5.28.       Juniata Information Supplied.

The information relating to Juniata and any Juniata Subsidiary to be contained in the Registration Statement, or in any other document filed with any Bank Regulator or other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

5.29.       Quality of Representations.

The representations made by Juniata in this Agreement are true, correct and complete in all material respects and do not omit statements necessary to make the representations not misleading under the circumstances.

ARTICLE VI
COVENANTS OF FNBPA

6.1.         Conduct of Business.

(a)          Affirmative Covenants. From the date of this Agreement to the Effective Time, except with the written consent of Juniata (which shall not be unreasonably withheld, conditioned or delayed), FNBPA will, and it will cause each FNBPA Subsidiary to, (i) operate its business only in the usual, regular and ordinary course of business (ii) use commercially reasonable efforts to preserve intact its business organization and assets and maintain its rights and franchises, and (iii) voluntarily take no action that would, or would be reasonably likely to, materially adversely affect the ability of the parties to obtain any Regulatory Approvals or other approvals of Governmental Entities required for the transactions contemplated hereby or materially increase the period of time necessary to obtain such approvals, or materially adversely affect its ability to perform its covenants and agreements under this Agreement.

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(b)          Negative Covenants. FNBPA agrees that from the date of this Agreement to the Effective Time, except as (i) otherwise specifically permitted or required by this Agreement, (ii) set forth in Schedule 6.1(b), (iii) consented to by Juniata in writing and, except with respect to paragraphs 1, 2, 7 and 8 of this Section 6.1(b), such consent not to be unreasonably withheld, conditioned or delayed, or (iv) required by any Bank Regulator, FNBPA will not, and it will cause each FNBPA Subsidiary not to:

(1)         change or waive any provision of its articles of incorporation, charter or bylaws, except as required by law, or appoint any new directors to its board of directors, except to fill any vacancy in accordance with its bylaws;

(2)         change the number of authorized or issued shares of its capital stock, issue any shares of FNBPA capital stock, including any shares that are held as Treasury Stock as of the date of this Agreement, or issue or grant any right or agreement of any character relating to its authorized or issued capital stock or any securities convertible into shares of such stock, make any grant or award under any option or benefit plan, or split, combine or reclassify any shares of capital stock, or declare, set aside or pay any dividend or other distribution in respect of capital stock, or redeem or otherwise acquire any shares of capital stock, except that (i) FNBPA may issue shares of FNBPA Common Stock upon the valid exercise, in accordance with the information set forth in Schedule 4.2(a), of presently outstanding FNBPA Options and FNBPA Warrants, (ii) any FNBPA Subsidiary may pay dividends to its parent company (as permitted under applicable law or regulations) consistent with past practice; and (iii) if the Effective Date has not yet occurred, FNBPA may declare and pay, consistent with past practices, its regular dividend; provided, however, that (A) if the record date for the regular cash dividend of Juniata for the same period (for example, the fourth quarter 2015) is post-Effective Time (such that FNBPA shareholders would be entitled to receive a cash dividend from both FNBPA and Juniata for the same period), then FNBPA may declare and pay a special cash dividend up to such amount as would render FNBPA shareholders to be in the same financial position as if FNBPA’s regular dividend was declared and paid, and FNBPA shareholders shall then be entitled to participate in any dividends paid by Juniata post-Effective Time; and (B) if the Effective Date is earlier than the date on which FNBPA historically pays its regular dividend, FNBPA may pay such dividend subject to the limitations in 6.1(b)(2)(iii)(A), and FNBPA shareholders shall then be entitled to participate in any dividends paid by Juniata post-Effective Time.

(3)         enter into, amend in any material respect or terminate any contract or agreement (including without limitation any settlement agreement with respect to litigation) except in the ordinary course of business or as required by law;

(4)         other than as set forth in Schedule 6.1(b)(4), make application for the opening or closing of any, or open or close any, branch or automated banking facility;

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(5)         grant or agree to pay any bonus, severance or termination to, or enter into, renew or amend any employment agreement, severance agreement and/or supplemental executive agreement with, or increase in any manner the compensation or fringe benefits of, any of its directors, officers or employees, except (i) as may be required pursuant to commitments existing on the date hereof or as agreed to by the parties and set forth on Schedule 4.8(a),  Schedule 4.12 or Schedule 6.1(b)(5) (ii) pay increases in the ordinary course of business consistent with past practice to employees, (iii) its normal holiday bonus for calendar year 2015 to each employee (equal to one pay for each employee), regardless of when the Closing occurs, and (iv) as required by statute, regulations or regulatory guidance. Neither FNBPA nor any FNBPA Subsidiary shall hire or promote any employee to a rank having a title of vice president or other more senior rank or hire any new employee at an annual rate of compensation in excess of $30,000 except as set forth in Schedule 6.1(b)(5), provided that FNBPA or an FNBPA Subsidiary may hire at-will, non-officer employees to fill vacancies that may from time to time arise in the ordinary course of business. Any bonus or incentive plan adopted for services performed on or after June 26, 2015 shall be in such form and with such terms as mutually agreed to by FNBPA (or an FNBPA Subsidiary) and Juniata (provided that all such plans in place for 2015 shall operate in accordance with their current terms for the performance period ending December 31, 2015);

(6)         except as otherwise expressly permitted under this Agreement or as set forth on Schedule 6.1(b)(6), enter into or, except as may be required by law, materially modify any pension, retirement, stock option, stock purchase, stock appreciation right, stock grant, savings, profit sharing, deferred compensation, supplemental retirement, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or employees; or make any contributions to any defined contribution plan not in the ordinary course of business consistent with past practice;

(7)         except as otherwise provided in Section 6.10, merge or consolidate FNBPA or any FNBPA Subsidiary with any other corporation; sell or lease all or any substantial portion of the assets or business of FNBPA or any FNBPA Subsidiary; make any acquisition of all or any substantial portion of the business or assets of any other Person other than in connection with foreclosures, settlements in lieu of foreclosure, troubled loan or debt restructuring, or the collection of any loan or credit arrangement between FNBPA, or any FNBPA Subsidiary, and any other Person; enter into a purchase and assumption transaction with respect to deposits and liabilities; voluntarily revoke or surrender by any FNBPA Subsidiary of its certificate of authority to maintain, or file an application for the relocation of, any existing branch office, or file an application for a certificate of authority to establish a new branch office;

(8)         except as otherwise provided in Section 6.10, sell or otherwise dispose of the capital stock of FNBPA or any FNBPA Subsidiary or sell or otherwise dispose of any asset of FNBPA or of any FNBPA Subsidiary other than in the ordinary course of business consistent with past practice; except for transactions with the FHLB, subject any asset of FNBPA or of any FNBPA Subsidiary to a lien, pledge, security interest or other encumbrance (other than in connection with deposits, repurchase agreements, bankers acceptances, “treasury tax and loan” accounts established in the ordinary course of business and transactions in “federal funds” and the satisfaction of legal requirements in the exercise of trust powers) other than in the ordinary course of business consistent with past practice; incur any indebtedness for borrowed money (or guarantee any indebtedness for borrowed money), except in the ordinary course of business consistent with past practice;

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(9)         voluntarily take any action that would result in any of the representations and warranties of FNBPA or FNB Port Allegany set forth in this Agreement becoming untrue as of any date after the date hereof or any of the conditions set forth in Article IX hereof not being satisfied, except in each case as may be required by applicable law or any Bank Regulator;

(10)        change any method, practice or principle of accounting, except as may be required from time to time by GAAP (without regard to any optional early adoption date) or any Bank Regulator responsible for regulating FNBPA or FNB Port Allegany;

(11)        waive, release, grant or transfer any material rights of value or modify or change in any material respect any existing material agreement or indebtedness to which FNBPA or any FNBPA Subsidiary is a party;

(12)        purchase any securities, including equity securities, except in accordance with past practice pursuant to policies approved by the FNBPA Board of Directors and in effect on the date hereof;

(13)        except as permitted under Section 6.1(b)(2), issue or sell any equity or debt securities;

(14)        make any new loan or other credit facility commitment (including without limitation, lines of credit and letters of credit), either: (i) in excess of $500,000 or (ii) that would not be in accordance with past practice pursuant to policies approved by the FNBPA Board of Directors and in effect on the date hereof;

(15)        except as set forth on the Schedule 6.1(b)(15), enter into, renew, extend or modify any other transaction (other than a deposit transaction) with any Affiliate;

(16)        enter into any futures contract, option, interest rate caps, interest rate floors, interest rate exchange agreement or other agreement or take any other action for purposes of hedging the exposure of its interest-earning assets and interest-bearing liabilities to changes in market rates of interest;

(17)        except for the execution of this Agreement, and actions taken or that will be taken in accordance with this Agreement and performance thereunder, take any action that would give rise to a right of payment to any individual under any employment agreement;

(18)        enter into any new line of business;

(19)        make any material change in policies in existence on the date of this Agreement with regard to (i) underwriting, the extension of credit, or the establishment of reserves with respect to the possible loss thereon or the charge off of losses incurred thereon, (ii) investments, (iii) asset/liability management, (iv) deposit pricing or gathering, or (v) other material banking policies except as may be required by changes in applicable law or regulations or by a Bank Regulator;

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(20)        except for the execution of this Agreement, and the transactions contemplated therein, take any action that would give rise to an acceleration of the right to payment to any individual under any FNBPA Employee Plan;

(21)        except as set forth in Schedule 6.1(b)(21), make any capital expenditures in excess of $10,000 individually or $30,000 in the aggregate, other than pursuant to binding commitments existing on the date hereof and other than expenditures necessary to maintain existing assets in good repair;

(22)        except as set forth in Schedule 6.1(b)(22), purchase or otherwise acquire any assets or incur any liabilities other than in the ordinary course of business consistent with past practices and policies;

(23)        undertake or enter into any lease, contract or other commitment for its account, other than in the normal course of providing credit to customers as part of its banking business, involving a payment by FNBPA or FNB Port Allegany of more than $50,000 annually, or containing any financial commitment extending beyond 24 months from the date hereof;

(24)        Except as a result of settlement negotiations that commenced prior to June 26, 2015 and previously disclosed to Juniata, pay, discharge, settle or compromise any claim, action, litigation, arbitration or proceeding, other than any such payment, discharge, settlement or compromise in the ordinary course of business consistent with past practice that involves solely money damages in the amount not in excess of $15,000 individually or $50,000 in the aggregate, and that does not create negative precedent for other pending or potential claims, actions, litigation, arbitration or proceedings, provided that FNBPA may not charge-off through settlement, compromise or discharge more than $5,000 of the outstanding principal balance of any loan that is 90 or more days contractually past due without first discussing the decision with Juniata;

(25)        foreclose upon or take a deed or title to any commercial real estate without first conducting a Phase I environmental assessment of the property or first discussing the matter with Juniata, or foreclose upon any commercial real estate if such environmental assessment indicates the presence of a Materials of Environmental Concern;

(26)        purchase or sell any mortgage loan servicing rights other than in the ordinary course of business consistent with past practice;

(27)        issue any broadly distributed communication to employees (including general communications relating to benefits and compensation) relating to post-Closing employment, benefit or compensation information without the prior consent of Juniata (which shall not be unreasonably withheld, conditioned or delayed) or issue any broadly distributed communication of a general nature to customers without the prior approval of Juniata (which shall not be unreasonably withheld, conditioned or delayed), except as required by law or for communications in the ordinary course of business consistent with past practice that do not relate to the Merger or other transactions contemplated hereby;

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(28)        other than charitable contributions contractually committed on the date hereof, make any charitable contribution prior to the Effective Time in excess of FNBPA’s budgeted amount for 2015 previously submitted to Juniata or agree to make any such contribution for any period after the Effective Time;

(29)        change the dividend payout on FNBPA Common Stock to a level inconsistent with the level on the date of this Agreement; or

(30)        agree to do any of the foregoing.

6.2.         Current Information.

(a)          During the period from the date of this Agreement to the Effective Time, FNBPA will cause one or more of its representatives to confer with representatives of Juniata and report the general status of its ongoing operations at such times as Juniata may reasonably request. FNBPA will promptly notify Juniata of any material change in the normal course of its business or in the operation of its and FNBPA Subsidiaries’ properties and, to the extent permitted by applicable law, of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of material litigation involving FNBPA or any FNBPA Subsidiary. Without limiting the foregoing, senior officers of Juniata and FNBPA shall meet on a reasonably regular basis (expected to be at least monthly) to review the financial and operational affairs of FNBPA and the FNBPA Subsidiaries, in accordance with applicable law. Provided, however, FNBPA shall not be required to take any action that would provide access to or disclose information where such access or disclosure would, in FNBPA’s reasonable judgment, violate or prejudice the rights, business interests, or confidences of any customer or other person or would result in the waiver by FNBPA of the privilege protecting communications between FNBPA and any of its legal counsel.

(b)          FNB Port Allegany and JVB shall meet on a regular basis to discuss and plan for the conversion of FNB Port Allegany’s data processing and related electronic informational systems to those used by JVB, which planning shall include, but not be limited to, discussion of the possible termination of third-party service provider arrangements effective at the Effective Time or at a date thereafter, non-renewal of personal property leases and software licenses used in connection with its systems operations, retention of outside consultants and additional employees to assist with the conversion, and outsourcing, as appropriate, of proprietary or self-provided system services, it being understood that neither party shall be obligated to take any such actions prior to the Effective Time and, unless the parties otherwise agree, no conversion shall take place prior to the Effective Time.

(c)          FNB Port Allegany shall provide JVB, within ten (10) business days after the end of each calendar month, a written list of Nonperforming Assets. On a monthly basis, FNBPA shall provide JVB with a schedule of all loan approvals, which schedule shall indicate the loan amount, loan type and other material features of the loan.

(d)          FNBPA shall promptly inform Juniata upon receiving notice of any legal, administrative, arbitration or other proceedings, demands, notices, audits or investigations (by any federal, state or local commission, agency or board) relating to the alleged liability of FNBPA or any FNBPA Subsidiary under any labor or employment law.

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6.3.         Access; Confidentiality.

(a)          From the date of this Agreement through the Effective Time, FNBPA shall afford to, and shall cause each FNBPA Subsidiary to afford to, Juniata and its authorized agents and representatives, complete access to its properties, assets, books and records and personnel, during normal business hours and after reasonable notice; and the officers of FNBPA and each FNBPA Subsidiary will furnish Juniata and its representatives with such financial and operating data and other information with respect to its businesses, properties, assets, books and records and personnel as Juniata or its representatives shall from time to time reasonably request.

(b)          Juniata agrees to conduct such investigation and discussions hereunder in a manner so as not to interfere unreasonably with normal operations and customer and employee relationships of FNBPA and its Subsidiaries.

(c)           In addition, FNBPA shall permit employees of Juniata reasonable access to and participation in matters relating to problem loans, loan restructurings and loan workouts, investments, derivatives, and other asset/liability activities of FNBPA and any FNBPA Subsidiary, provided that nothing contained in this subparagraph shall be construed to grant Juniata or any Juniata employee any decision-making authority with respect to such matters.

(d)          Prior to the Effective Time, Juniata shall hold in confidence all confidential information of FNBPA on the terms and subject to the conditions of the Confidentiality Agreement in accordance with Section 11.1. If the transactions contemplated by this Agreement shall not be completed, Juniata will continue to comply with the terms of such Confidentiality Agreement.

6.4.         Financial and Other Statements.

(a)          Promptly upon receipt thereof, FNBPA will furnish to Juniata copies of each annual, interim or special audit of the books of FNBPA and the FNBPA Subsidiaries made by its independent auditors and copies of all internal control reports submitted to FNBPA by such auditors in connection with each annual, interim or special audit of the books of FNBPA and the FNBPA Subsidiaries made by such auditors.

(b)          FNBPA will furnish to Juniata copies of all documents, statements and reports as it or any FNBPA Subsidiary shall send to its shareholders, any Bank Regulator or any Governmental Entity, except as legally prohibited thereby. Within 15 days after the end of each month, FNBPA will deliver to Juniata a consolidated balance sheet and a consolidated statement of income, without related notes, for such month prepared in accordance with current financial reporting practices.

(c)          FNBPA will advise Juniata promptly of the receipt of any examination report of any Bank Regulator with respect to the condition or activities of FNBPA or any of the FNBPA Subsidiaries.

(d)          With reasonable promptness, FNBPA will furnish to Juniata such additional financial data that FNBPA possesses and as Juniata may reasonably request, including without limitation, detailed monthly financial statements and loan reports.

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6.5.         Maintenance of Insurance.

FNBPA shall maintain, and cause each FNBPA Subsidiary to maintain, insurance in such amounts as are reasonable to cover such risks as are customary in relation to the character and location of their properties and the nature of their business, consistent with past practice.

6.6.         Disclosure Supplements.

From time to time prior to the Effective Time, FNBPA will promptly supplement or amend its Disclosure Schedule with respect to any matter hereafter arising that, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Disclosure Schedule or that is necessary to correct any information in such Disclosure Schedule that has been rendered materially inaccurate thereby. No supplement or amendment to such Disclosure Schedule shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article IX.

6.7.         Consents and Approvals of Third Parties.

FNBPA shall use commercially reasonable efforts to obtain as soon as practicable all consents and approvals necessary or desirable for the consummation of the transactions contemplated by this Agreement.

6.8.         Commercially Reasonable Efforts.

Subject to the terms and conditions herein provided, FNBPA agrees to use commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement; provided, however, such efforts do not significantly decrease the benefits of the transaction to FNBPA.

6.9.         Failure to Fulfill Conditions.

In the event that FNBPA determines that a condition to its obligation to complete the Merger cannot be fulfilled and that it will not waive that condition, it will promptly notify Juniata.

6.10.       No Other Bids and Related Matters.

(a)          Except as set forth in Section 6.10(b), FNBPA shall not, and shall cause each FNBPA Subsidiary and their respective officers, directors, employees, investment bankers, financial advisors, attorneys, accountants, consultants, Affiliates and other agents (collectively, the “FNBPA Representatives”) not to, directly or indirectly, (i) initiate, solicit, induce or encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, relates or could reasonably be expected to lead to a FNBPA Acquisition Proposal; (ii) respond to any inquiry relating to a FNBPA Acquisition Proposal or a FNBPA Acquisition Transaction (defined below); (iii) recommend or endorse a FNBPA Acquisition Transaction; (iv) participate in any discussions or negotiations regarding any FNBPA Acquisition Proposal or furnish, or otherwise afford access, to any Person (other than Juniata) any information or data with respect to FNBPA or any FNBPA Subsidiary or otherwise relating to a FNBPA Acquisition Proposal; (v) release any Person from, waive any provisions of, or fail to enforce any confidentiality agreement or standstill agreement to which FNBPA is a party; or (vi) enter into any agreement, agreement in principle or letter of intent with respect to any FNBPA Acquisition Proposal or approve or resolve to approve any FNBPA Acquisition Proposal or any agreement, agreement in principle or letter of intent relating to an FNBPA Acquisition Proposal. Any violation of the foregoing restrictions by FNBPA or any FNBPA Representative, whether or not such FNBPA Representative is so authorized and whether or not such FNBPA Representative is purporting to act on behalf of FNBPA or otherwise, shall be deemed to be a breach of this Agreement by FNBPA. FNBPA and each FNBPA Subsidiary shall, and shall cause each of the FNBPA Representatives to, immediately cease and cause to be terminated any and all existing discussions, negotiations, and communications with any Persons with respect to any existing or potential FNBPA Acquisition Proposal.

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For purposes of this Agreement, “FNBPA Acquisition Proposal” shall mean any inquiry, offer or proposal (other than an inquiry, offer or proposal from Juniata), whether or not in writing, contemplating, relating to, or that could reasonably be expected to lead to, a FNBPA Acquisition Transaction. For purposes of this Agreement, “FNBPA Acquisition Transaction” shall mean (A) any transaction or series of transactions involving any merger, consolidation, recapitalization, share exchange, liquidation, dissolution or similar transaction involving FNBPA or any FNBPA Subsidiary; (B) any transaction pursuant to which any third party or group acquires or would acquire (whether through sale, lease or other disposition), directly or indirectly, any assets of FNBPA or any FNBPA Subsidiary representing, in the aggregate, twenty-five percent (25%) or more of the assets of FNBPA and each FNBPA Subsidiary on a consolidated basis; (C) any issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase or securities convertible into, such securities) representing twenty-five percent (25%) or more of the votes attached to the outstanding securities of FNBPA or any FNBPA Subsidiary; (D) any tender offer or exchange offer that, if consummated, would result in any third party or group beneficially owning twenty-five percent (25%) or more of any class of equity securities of FNBPA or any FNBPA Subsidiary; or (E) any transaction which is similar in form, substance or purpose to any of the foregoing transactions, or any combination of the foregoing.

(b)          Notwithstanding Section 6.10(a), FNBPA may respond to or engage in any discussions or negotiations with, or provide any confidential information or data to, any Person in response to an unsolicited bona fide FNBPA Acquisition Proposal, if, but only if: (A) the FNBPA Shareholders’ Meeting shall not have occurred; (B) FNBPA shall have complied in all material respects with the provisions of this Section 6.10; (C) FNBPA’s Board of Directors shall have determined, based on the advice of its outside legal counsel, that failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under applicable law; (D) FNBPA has received a bona fide unsolicited written FNBPA Acquisition Proposal that did not result from a breach of this Section 6.10; (E) FNBPA’s Board of Directors determines in good faith, after consultation with and having considered the advice of its outside legal counsel and its independent financial advisor, that such FNBPA Acquisition Proposal constitutes or is reasonably likely to result in a FNBPA Superior Proposal and; (F) FNBPA has provided Juniata with notice of such determination within one (1) business day thereafter; and (G) prior to furnishing or affording access to any information or data with respect to FNBPA or any FNBPA Subsidiary or otherwise relating to a FNBPA Acquisition Proposal, FNBPA receives from such Person a confidentiality agreement with terms no less favorable to FNBPA than those contained in the Confidentiality Agreement. FNBPA shall promptly provide to Juniata any non-public information regarding FNBPA or FNBPA Subsidiary provided to any other Person that was not previously provided to Juniata, such additional information to be provided no later than the date of provision of such information to such other party.

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For purposes of this Agreement, “FNBPA Superior Proposal” shall mean any bona fide written proposal (on its most recently amended or modified terms, if amended or modified) made by a third party to enter into a FNBPA Acquisition Transaction on terms that the FNBPA Board of Directors determines in its good faith judgment, after consultation with and having considered the advice of outside legal counsel and its financial advisor (i) would, if consummated, result in the acquisition of all, but not less than all, of the issued and outstanding shares of FNBPA Common Stock or all, or substantially all, of the assets of FNBPA and any FNBPA Subsidiary on a consolidated basis; (ii) would result in a transaction that (A) in the aggregate is more favorable from a financial point of view than the Merger, (B) is more favorable, in the aggregate to all of FNBPA’s shareholders than the Merger and the transactions contemplated by this Agreement, in light of the other terms of such proposal, any material regulatory approvals or other risks associated with the timing of the proposed transaction beyond or in addition to those specifically contemplated hereby; and (C) is reasonably likely to be completed on the terms proposed, in each case taking into account all legal, financial, regulatory and other aspects of the proposal. For purposes of clause (ii)(A) of this paragraph, a proposal shall not be considered an FNBPA Superior Proposal unless it involves the acquisition of all the outstanding shares of FNBPA Common Stock at a price per share materially in excess of the value of the Merger Consideration.

(c)          FNBPA shall promptly (and in any event within twenty-four (24) hours) notify Juniata in writing if any proposals or offers are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with, FNBPA or any FNBPA Representatives, in each case in connection with any FNBPA Acquisition Proposal, and such notice shall indicate the name of the Person initiating such discussions or negotiations or making such proposal, offer or information request and the material terms and conditions of any proposals or offers (and, in the case of written materials relating to such proposal, offer, information request, negotiations or discussion, providing copies of such materials (including e-mails or other electronic communications) unless disclosure of such materials contravenes any law, rule, regulation, order, judgment or decree). FNBPA agrees that it shall keep Juniata informed, on a current basis, of the status and terms of any such proposal, offer, information request, negotiations or discussions (including any amendments or modifications to such proposal, offer or request).

(d)          Except as set forth in Section 6.10(e), neither the FNBPA Board of Directors nor any committee thereof shall (i) withdraw, qualify or modify, or propose to withdraw, qualify or modify, in a manner adverse to Juniata in connection with the transactions contemplated by this Agreement (including the Merger), the FNBPA Recommendation (as defined in Section 8.1), or make any statement, filing or release, in connection with the FNBPA Shareholders Meeting or otherwise, inconsistent with the FNBPA Recommendation (it being understood that taking a neutral position or no position with respect to an FNBPA Acquisition Proposal shall be considered an adverse modification of the FNBPA Recommendation); (ii) approve or recommend, or publicly propose to approve or recommend, any FNBPA Acquisition Proposal; or (iii) enter into (or cause FNBPA or any FNBPA Subsidiary to enter into) any letter of intent, agreement in principle, acquisition agreement or other agreement (A) related to any FNBPA Acquisition Transaction (other than a confidentiality agreement entered into in accordance with the provisions of Section 6.10(b)) or (B) requiring FNBPA to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement.

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(e)          Notwithstanding Section 6.10(d), prior to the date of the FNBPA Shareholders’ Meeting, the FNBPA Board of Directors may approve or recommend to the shareholders of FNBPA an FNBPA Superior Proposal and withdraw, qualify or modify the FNBPA Recommendation in connection therewith (an “FNBPA Subsequent Determination”) after the fifth (5th) business day following Juniata’s receipt of a notice (the “Notice of FNBPA Superior Proposal”) from FNBPA advising Juniata that the FNBPA Board of Directors has decided that a bona fide unsolicited written FNBPA Acquisition Proposal that it received (that did not result from a breach of this Section 6.10) constitutes an FNBPA Superior Proposal (it being understood that FNBPA shall be required to deliver a new Notice of FNBPA Superior Proposal in respect of any revised FNBPA Superior Proposal from such third party or its Affiliates that FNBPA proposes to accept and the subsequent notice period shall be two (2) business days) if, but only if, (i) the FNBPA Board of Directors has reasonably determined in good faith, after consultation with and having considered the advice of outside legal counsel and a financial advisor, that the failure to take such actions would be reasonably likely to be inconsistent with its fiduciary duties to FNBPA’s shareholders under applicable law, and (ii) at the end of such five (5) business day period, after taking into account any such adjusted, modified or amended terms as may have been committed to in writing by Juniata since its receipt of such Notice of FNBPA Superior Proposal (provided, however, that Juniata shall not have any obligation to propose any adjustments, modifications or amendments to the terms and conditions of this Agreement), FNBPA’s Board of Directors has again in good faith made the determination (A) in clause (i) of this Section 6.10(e) and (B) that such FNBPA Acquisition Proposal constitutes an FNBPA Superior Proposal; and FNBPA shall provide written notice (the “Final Notice of FNBPA Superior Proposal”) to Juniata of its determination to accept the FNBPA Superior Proposal no later than one (1) business day following expiration of such five (5) business day period.

(f)          Nothing contained in this Section 6.10 or elsewhere in this Agreement shall prohibit FNBPA from (i) taking and disclosing to its shareholders a position contemplated by 14e-2(a) promulgated under the Exchange Act or (ii) making any disclosure to its shareholders if, in each case, in the good faith judgment of the Board of Directors, with the advice of outside counsel, making such disclosure to FNBPA’s shareholders is required under applicable law.

6.11.       Reserves and Merger-Related Costs.

FNBPA agrees to consult with Juniata with respect to its loan, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves). Juniata and FNBPA shall also consult with respect to the character, amount and timing of restructuring charges to be taken by each of them in connection with the transactions contemplated hereby and shall take such charges as Juniata shall reasonably request and which are not inconsistent with GAAP, provided that no such actions need be effected until Juniata shall have irrevocably certified to FNBPA that all conditions set forth in Article IX to the obligation of Juniata to consummate the transactions contemplated hereby (other than the delivery of certificates or opinions) have been satisfied or, where legally permissible, waived.

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6.12.       Affiliate Letters.

FNBPA shall deliver to Juniata, concurrently with the execution of this Agreement, the FNBPA Affiliate Letters.

6.13.       Approval of Bank Plan of Merger.

FNBPA shall take all action necessary and appropriate to approve the Bank Plan of Merger as sole shareholder of FNB Port Allegany and obtain the approval of, and cause the execution and delivery of, the Bank Plan of Merger by FNB Port Allegany in accordance with applicable laws and regulations and as soon as practicable after completion of the Merger at the Effective Time.

6.14.       Proxy Solicitor.

If Juniata requests, FNBPA shall retain a proxy solicitor in connection with the solicitation of FNBPA shareholder approval of this Agreement.

ARTICLE VII
COVENANTS OF Juniata

7.1.         Conduct of Business.

(a)          Affirmative Covenants. From the date of this Agreement to the Effective Time, except with the written consent of FNBPA (which shall not be unreasonably withheld, conditioned or delayed) or as disclosed in Schedule 7.1(a), Juniata will, and it will cause each Juniata Subsidiary to, (i) operate its business only in the usual, regular and ordinary course of business (ii) use commercially reasonable efforts to preserve intact its business organization and assets and maintain its rights and franchises, and (iii) voluntarily take no action that would, or would be reasonably likely to, materially adversely affect the ability of the parties to obtain any Regulatory Approvals or other approvals of Governmental Entities required for the transactions contemplated hereby or materially increase the period of time necessary to obtain such approvals, or materially adversely affect its ability to perform its covenants and agreements under this Agreement.

(b)          Negative Covenants. Juniata agrees that from the date of this Agreement to the Effective Time, except as (i) otherwise specifically permitted or required by this Agreement, (ii) set forth in Schedule 7.1(b), (iii) consented to by FNBPA in writing, such consent shall not be unreasonably withheld, conditioned or delayed, or (iv) required by any Bank Regulator, Juniata will not, and it will cause each Juniata Subsidiary not to:

(1)         change or waive any provision of its articles of incorporation, charter or bylaws, except as required by law, or appoint any new directors to its board of directors, except to fill any vacancy in accordance with its bylaws;

(2)         voluntarily take any action that would result in any of the representations and warranties of Juniata or JVB set forth in this Agreement becoming untrue as of any date after the date hereof or any of the conditions set forth in Article IX hereof not being satisfied, except in each case as may be required by applicable law or any Bank Regulator;

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(3)         change any method, practice or principle of accounting, except as may be required from time to time by GAAP (without regard to any optional early adoption date) or any Bank Regulator responsible for regulating Juniata or JVB;

(4)         acquire another depository institution or depository institution holding company if the proposed transaction, in Juniata’s reasonable judgment, could be expected to adversely affect the likelihood or timing of the regulatory approvals required under this Agreement.; or

(5)         agree to do any of the foregoing.

7.2.         Current Information.

(a)          Juniata shall promptly inform FNBPA upon receiving notice of any legal, administrative, arbitration or other proceedings, demands, notices, audits or investigations (by any federal, state or local commission, agency or board) relating to the alleged liability of Juniata or any Juniata Subsidiary under any labor or employment law.

7.3.         Access; Confidentiality.

(a)          From the date of this Agreement through the Effective Time, Juniata shall afford to, and shall cause each Juniata Subsidiary to afford to, FNBPA and its authorized agents and representatives, complete access to its properties, assets, books and records and personnel, during normal business hours and after reasonable notice; and the officers of Juniata and each Juniata Subsidiary will furnish FNBPA and its representatives with such financial and operating data and other information with respect to its businesses, properties, assets, books and records and personnel as FNBPA or its representatives shall from time to time reasonably request.

(b)          FNBPA agrees to conduct such investigation and discussions hereunder in a manner so as not to interfere unreasonably with normal operations and customer and employee relationships of Juniata and its Subsidiaries.

(c)           Prior to the Effective Time, FNBPA shall hold in confidence all confidential information of Juniata on the terms and subject to the conditions of the Confidentiality Agreement in accordance with Section 11.1. If the transactions contemplated by this Agreement shall not be completed, FNBPA will continue to comply with the terms of such Confidentiality Agreement.

7.4.         Financial and Other Statements.

(a)          Promptly upon receipt thereof, Juniata will furnish to FNBPA copies of each annual, interim or special audit of the books of Juniata and the Juniata Subsidiaries made by its independent auditors and copies of all internal control reports submitted to Juniata by such auditors in connection with each annual, interim or special audit of the books of Juniata and the Juniata Subsidiaries made by such auditors.

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(b)          Juniata will furnish to FNBPA copies of all documents, statements and reports as it or any Juniata Subsidiary shall send to its shareholders, any Bank Regulator or any Governmental Entity, except as legally prohibited thereby. Within 15 days after the end of each month, Juniata will deliver to FNBPA a consolidated balance sheet and a consolidated statement of income, without related notes, for such month prepared in accordance with current financial reporting practices.

(c)          Juniata will advise FNBPA promptly of the receipt of any examination report of any Bank Regulator with respect to the condition or activities of Juniata or any of the Juniata Subsidiaries.

(d)          With reasonable promptness, Juniata will furnish to FNBPA such additional financial data that Juniata possesses and as FNBPA may reasonably request, including without limitation, detailed monthly financial statements and loan reports.

7.5.         Maintenance of Insurance.

Juniata shall maintain, and cause each Juniata Subsidiary to maintain, insurance in such amounts as are reasonable to cover such risks as are customary in relation to the character and location of their properties and the nature of their business, consistent with past practice.

7.6.         Disclosure Supplements.

From time to time prior to the Effective Time, Juniata will promptly supplement or amend its Disclosure Schedule delivered in connection herewith with respect to any matter hereafter arising that, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Disclosure Schedule or that is necessary to correct any information in such Disclosure Schedule that has been rendered materially inaccurate thereby. No supplement or amendment to such Disclosure Schedule shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article IX.

7.7.         Consents and Approvals of Third Parties.

Juniata shall use commercially reasonable efforts to obtain as soon as practicable all consents and approvals necessary or desirable for the consummation of the transactions contemplated by this Agreement.

7.8.         Commercially Reasonable Efforts.

Subject to the terms and conditions herein provided, Juniata agrees to use commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement; provided, however, such efforts do not significantly decrease the benefits of the transaction to Juniata.

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7.9.         Failure to Fulfill Conditions.

In the event that Juniata determines that a condition to its obligation to complete the Merger cannot be fulfilled and that it will not waive that condition, it will promptly notify FNBPA.

7.10.       Approval of Bank Plan of Merger.

Juniata shall take all action necessary and appropriate to approve the Bank Plan of Merger as sole shareholder of JVB and obtain the approval of, and cause the execution and delivery of, the Bank Plan of Merger by JVB in accordance with applicable laws and regulations and as soon as practicable after completion of the Merger on the Effective Time.

7.11.       Proxy Solicitor.

If FNBPA requests, Juniata shall retain a proxy solicitor in connection with the solicitation of Juniata shareholder approval of this Agreement.

7.12.       Employee Benefits.

(a)          After the Closing Date, the FNBPA Benefit Plans may, at Juniata’s election and subject to the requirements of the Code and ERISA, continue to be maintained separately, consolidated, merged, frozen or terminated; provided, however, that any FNBPA Benefit Plan that contains a cash or deferred arrangement under Code Section 401(k) will, after the Closing Date, be merged with and into the Juniata Benefit Plan that contains a cash or deferred arrangement under Code Section 401(k). Employees of FNBPA or any FNBPA Subsidiary who become participants in a Juniata Benefit Plan shall, for purposes of determining eligibility to participate in such plans, vesting purposes under such plans and benefit levels under such plans, be given credit for service as an employee of FNBPA or FNB Port Allegany or any predecessor thereto prior to the Effective Time. This Agreement shall not be construed to limit the ability of Juniata or JVB to terminate the employment of any employee or to review employee benefits programs from time to time and to make such changes (including terminating any program) as they deem appropriate.

(b)          In the event of any termination or consolidation of any FNBPA health plan with any Juniata health plan, Juniata shall make available to employees of FNBPA or any FNBPA Subsidiary who continue employment with Juniata or a Juniata Subsidiary (“Continuing Employees”) and their dependents health coverage on the same basis as it provides such coverage to Juniata employees. Unless a Continuing Employee affirmatively terminates coverage under an FNBPA health plan prior to the time that such Continuing Employee becomes eligible to participate in the Juniata health plan, no coverage of any of the Continuing Employees or their dependents shall terminate under any of the FNBPA health plans prior to the time such Continuing Employees and their dependents become eligible to participate in the health plans, programs and benefits common to all employees of Juniata and their dependents. In the event of a termination or consolidation of any FNBPA health plan, terminated FNBPA employees and qualified beneficiaries will have the right to continuation coverage under group health plans of Juniata in accordance with COBRA and/or other applicable law. With respect to any Continuing Employee, any coverage limitation under the Juniata health plan due to any pre-existing condition shall be waived by the Juniata health plan to the degree that such condition was covered by the FNBPA health plan and such condition would otherwise have been covered by the Juniata health plan in the absence of such coverage limitation. Juniata shall cause the applicable Juniata Benefit Plan to recognize any medical or other health expense incurred by a Continuing Employee in the plan year that includes the Effective Date for purposes of determining any applicable deductible and annual out of pocket expense thereunder.

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(c)          In the event Juniata terminates the employment (other than as a result of unsatisfactory performance of their respective duties) of any employees of FNBPA or FNB Port Allegany (other than employees of FNBPA or FNB Port Allegany who are subject to employment contracts), Juniata shall pay severance benefits to such employees as follows: (A) in the event employment is terminated on or prior to the date which is one year after the Effective Date, two weeks’ salary for each year of service with FNBPA or FNB Port Allegany, with a minimum severance benefit of four (4) weeks’ salary and a maximum severance benefit of 26 weeks’ salary; (B) in the event employment is terminated thereafter, in accordance with the then existing severance policy of Juniata or its successor; or (C) as otherwise agreed between FNBPA and Juniata.

(d)          Juniata agrees to honor, or cause one of its Subsidiaries to honor, in accordance with their terms, all employment and change of control agreements listed on Schedule 4.8(a), subject to any limitations imposed under applicable law or by any Regulatory Authority; provided, however, that the foregoing shall not prevent Juniata or any of its Subsidiaries from amending or terminating any such agreement in accordance with its terms and applicable law, and provided further that Joseph Lashway shall provide a waiver of any change of control benefits under his employment agreement with FNBPA in favor of the employment agreement he will enter into with Juniata.

(e)          Juniata and FNBPA desire to pay retention bonuses to selected employees of FNBPA and its Subsidiaries who remain employed by Juniata and its Subsidiaries following the Effective Time. Prior to the Closing, FNBPA will, subject to Juniata’s agreement, not to be unreasonably withheld, select which employees of FNBPA and its Subsidiaries will be eligible to receive a retention bonus and the amount of each such retention bonus as well as the date through which each such employee must remain employed to be eligible for the bonus. The aggregate amount of such retention bonuses will not exceed $30,000, unless otherwise agreed in writing by Juniata, and Juniata and its Subsidiaries, as applicable, shall pay such retention bonuses on the first pay period following the date through which the employee was required to remain employed in order to be eligible to receive the bonus.

7.13.       Directors and Officers Indemnification and Insurance.

(a)          For a period of six (6) years after the Effective Time, Juniata shall indemnify, defend and hold harmless each person who is now, or who has been at any time before the date hereof or who becomes before the Effective Time, an officer, director or employee of FNBPA or FNB Port Allegany (the “Indemnified Parties”) against all losses, claims, damages, costs, expenses (including attorney’s fees), liabilities or judgments or amounts that are paid in settlement (which settlement shall require the prior written consent of Juniata, which consent shall not be unreasonably withheld, conditioned or delayed) of or in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, or administrative (each a “Claim”), in which an Indemnified Party is, or is threatened to be made, a party or witness in whole or in part or arising in whole or in part out of the fact that such person is or was a director, officer or employee of FNBPA or an FNBPA Subsidiary if such Claim pertains to any matter of fact arising, existing or occurring at or before the Effective Time (including, without limitation, the Merger and the other transactions contemplated hereby), regardless of whether such Claim is asserted or claimed before, or after, the Effective Time, to the fullest extent as would have been permitted by FNBPA under the PBCL and under FNBPA’s articles of incorporation and bylaws. Juniata shall pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the fullest extent as would have been permitted by FNBPA under the PBCL and under FNBPA’s articles of incorporation and bylaws, upon receipt of an undertaking to repay such advance payments if such Indemnified Party shall be adjudicated or determined to be not entitled to indemnification in the manner set forth below. Any Indemnified Party wishing to claim indemnification under this subsection upon learning of any Claim, shall notify Juniata (but the failure so to notify Juniata shall not relieve it from any liability that it may have under this subsection, except to the extent such failure materially prejudices Juniata) and shall deliver to Juniata the undertaking referred to in the previous sentence.

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(b)          In the event that either Juniata or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving bank or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of Juniata shall assume the obligations set forth in this Section 7.17.

(c)          Juniata shall maintain, or shall cause JVB to maintain, in effect for six (6) years following the Effective Time, the current directors’ and officers’ liability insurance policies covering the officers and directors of FNBPA (provided, that Juniata may substitute therefore policies of at least the same coverage containing terms and conditions which are not materially less favorable) with respect to matters occurring at or prior to the Effective Time; provided, however, that in no event shall Juniata be required to expend pursuant to this subsection more than 150% of the annual cost currently expended by FNBPA with respect to such insurance (the “Maximum Amount”); provided, further, that if the amount of the annual premium necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, Juniata shall maintain the most advantageous policies of directors’ and officers’ insurance obtainable for a premium equal to the Maximum Amount. In connection with the foregoing, FNBPA agrees in order for Juniata to fulfill its agreement to provide directors and officers liability insurance policies for six years to provide such insurer or substitute insurer with such reasonable and customary representations as such insurer may request with respect to the reporting of any prior claims.

(d)          The obligations of Juniata provided under this Section 7.12 are intended to be enforceable against Juniata directly by the Indemnified Parties and shall be binding on all respective successors and permitted assigns of Juniata.

7.14.       Stock Reserve.

Juniata agrees at all times from the date of this Agreement until the Merger Consideration has been paid in full to reserve a sufficient number of shares of its common stock and to maintain sufficient liquid accounts or borrowing capacity to fulfill its obligations under this Agreement.

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7.15.       Regional Advisory Board.

Juniata will establish a regional advisory board of JVB to consist of those members of the FNBPA Board of Directors not appointed to the JVB Board of Directors pursuant to this Agreement. It is anticipated that the Regional Advisory Board will meet monthly.

ARTICLE VIII
REGULATORY AND OTHER MATTERS

8.1.         Shareholder Meetings.

(a)          FNBPA will (i) as promptly as practicable after the Registration Statement is declared effective by the SEC, take all steps necessary to duly call, give notice of, convene and hold a meeting of its shareholders (the “FNBPA Shareholders’ Meeting”), for the purpose of considering this Agreement and the Merger, and for such other purposes as may be, in FNBPA’s reasonable judgment, necessary or desirable, and (ii) have its Board of Directors unanimously recommend approval of this Agreement to the FNBPA shareholders (the “FNBPA Recommendation”) and otherwise support the Merger.

(b)          Juniata will (i) as promptly as practicable after the Registration Statement is declared effective by the SEC, take all steps necessary to duly call, give notice of, convene and hold a meeting of its shareholders (the “Juniata Shareholders’ Meeting”), for the purpose of considering this Agreement and the Merger, and for such other purposes as may be, in Juniata’s reasonable judgment, necessary or desirable, and (ii) have its Board of Directors unanimously recommend approval of this Agreement to the Juniata shareholders and otherwise support the Merger.

8.2.         Proxy Statement-Prospectus.

(a)          For the purposes of (i) registering Juniata Common Stock to be offered to holders of FNBPA Common Stock with the SEC under the Securities Act and (ii) holding the FNBPA Shareholders’ Meeting and the Juniata Shareholders’ Meeting, Juniata shall draft and prepare, and FNBPA shall cooperate in the preparation of, the Registration Statement, including a combined proxy statement and prospectus satisfying all applicable requirements of applicable state securities and banking laws, and of the Securities Act and the Exchange Act, and the rules and regulations thereunder (such proxy statement/prospectus in the form mailed to the Juniata shareholders and the FNBPA shareholders, together with any and all amendments or supplements thereto, being herein referred to as the “Proxy Statement-Prospectus”). Juniata shall file the Registration Statement, including the Proxy Statement-Prospectus, with the SEC. Each of Juniata and FNBPA shall use commercially reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and each of FNBPA and Juniata shall thereafter promptly mail the Proxy Statement-Prospectus to the Juniata shareholders and the FNBPA shareholders. Juniata shall also use commercially reasonable efforts to obtain all necessary state securities law or “blue sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and FNBPA shall furnish all information concerning FNBPA and the holders of FNBPA Common Stock as may be reasonably requested in connection with any such action.

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(b)          FNBPA shall provide Juniata with any information concerning itself that Juniata may reasonably request in connection with the drafting and preparation of the Proxy Statement-Prospectus, and Juniata shall notify FNBPA promptly of the receipt of any comments of the SEC with respect to the Proxy Statement-Prospectus and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to FNBPA promptly copies of all correspondence between Juniata or any of its representatives and the SEC. Juniata shall give FNBPA and its counsel the opportunity to review and comment on the Proxy Statement-Prospectus prior to its being filed with the SEC and shall give FNBPA and its counsel the opportunity to review and comment on all amendments and supplements to the Proxy Statement-Prospectus and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. Each of Juniata and FNBPA agrees to use commercially reasonable efforts, after consultation with the other party hereto, to respond promptly to all such comments of and requests by the SEC and to cause the Proxy Statement-Prospectus and all required amendments and supplements thereto to be mailed to the holders of Juniata Common Stock and the FNBPA Common Stock entitled to vote at the Juniata Shareholders’ Meeting and the FNBPA Shareholders Meeting at the earliest practicable time.

(c)          FNBPA and Juniata shall promptly notify the other party if at any time it becomes aware that the Proxy Statement-Prospectus or the Registration Statement contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. In such event, FNBPA shall cooperate with Juniata in the preparation of a supplement or amendment to such Proxy Statement-Prospectus that corrects such misstatement or omission, and Juniata shall file an amended Registration Statement with the SEC, and Juniata and FNBPA shall mail an amended Proxy Statement-Prospectus to the Juniata shareholders and the FNBPA shareholders. If requested by Juniata, FNBPA shall obtain a “comfort” letter from its independent certified public accountant, dated as of the date of the Proxy Statement-Prospectus and updated as of the date of consummation of the Merger, with respect to certain financial information regarding FNBPA, in form and substance that is customary in transactions such as the Merger.

8.3.         Regulatory Approvals.

Each of FNBPA and Juniata will cooperate with the other and use commercially reasonable efforts to promptly prepare all necessary documentation, to effect all necessary filings and to obtain all necessary permits, consents, waivers, approvals and authorizations of the SEC, the Bank Regulators and any other third parties or Governmental Entities, necessary to consummate the transactions contemplated by this Agreement. FNBPA and Juniata will furnish each other and each other’s counsel with all information concerning themselves, their subsidiaries, directors, officers and shareholders and such other matters as may be necessary or advisable in connection with any application, petition or any other statement or application made by or on behalf of FNBPA or Juniata to any Bank Regulator or Governmental Entity in connection with the Merger, and the other transactions contemplated by this Agreement. FNBPA shall have the right to review and approve in advance all characterizations of the information relating to FNBPA and any FNBPA Subsidiary which appear in any filing made in connection with the transactions contemplated by this Agreement with any Governmental Entity. Juniata shall give FNBPA and its counsel the opportunity to review and comment on each filing prior to its being filed with a Bank Regulator and shall give FNBPA and its counsel the opportunity to review and comment on all regulatory filings, amendments and supplements to such filings and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, a Bank Regulator. Juniata shall notify FNBPA promptly of the receipt of any comments of any Bank Regulator with respect to such filings.

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ARTICLE IX
CLOSING CONDITIONS

9.1.         Conditions to Each Party’s Obligations under this Agreement.

The respective obligations of each party under this Agreement shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, none of which may be waived:

(a)          Shareholder Approvals. This Agreement and the transactions contemplated hereby shall have been approved by the requisite vote of the shareholders of Juniata and FNBPA.

(b)          Injunctions. None of the parties hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction that enjoins or prohibits the consummation of the transactions contemplated by this Agreement and no statute, rule or regulation shall have been enacted, entered, promulgated, interpreted, applied or enforced by any Governmental Entity or Bank Regulator, that enjoins or prohibits the consummation of the transactions contemplated by this Agreement.

(c)          Regulatory Approvals. All Regulatory Approvals, and other necessary approvals, authorizations and consents of any Governmental Entities required to consummate the transactions contemplated by this Agreement, the failure of which to obtain would reasonably be expected to have a Material Adverse Effect, shall have been obtained and shall remain in full force and effect and all waiting periods relating to such approvals, authorizations or consents shall have expired; and no such approval, authorization or consent shall include any condition or requirement, excluding standard conditions that are normally imposed by the regulatory authorities in bank merger transactions, that would, in the good faith reasonable judgment of the Board of Directors of either FNBPA or Juniata, as the case may be, materially and adversely affect the business, operations, financial condition, property or assets of the combined enterprise of FNBPA, FNB Port Allegany, JVB, and Juniata or materially impair the value of FNBPA or FNB Port Allegany to Juniata or of Juniata and JVB to FNBPA.

(d)          Effectiveness of Registration Statement. The Registration Statement shall have become effective under the Securities Act, no stop order suspending the effectiveness of the Registration Statement shall have been issued, no proceedings for that purpose shall have been initiated or threatened by the SEC and, if the offer and sale of Juniata Common Stock in the Merger is subject to the blue sky laws of any state, the offer and sale shall not be subject to a stop order of any state securities commissioner.

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(e)          Tax Opinions. On the basis of facts, representations and assumptions which shall be consistent with the state of facts existing at the Closing Date, the parties shall have received an opinion of Barley Snyder LLP, reasonably acceptable in form and substance to Juniata and FNBPA, dated as of the Closing Date, substantially to the effect that for federal income tax purposes, the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. In rendering the legal opinions described in this Section 9.1(e), Barley Snyder LLP may require and rely upon customary representations contained in certificates of officers of Juniata and FNBPA and their respective subsidiaries.

(f)          Employment Agreement. Joseph D. Lashway shall have entered into a new employment agreement substantially in the form attached as Exhibit C.

9.2.         Conditions to the Obligations of Juniata under this Agreement.

The obligations of Juniata under this Agreement shall be further subject to the satisfaction of the following conditions at or prior to the Closing Date:

(a)          Representations and Warranties. Each of the representations and warranties of FNBPA set forth in this Agreement or in any certificate or agreement delivered by FNBPA pursuant to the provisions hereof shall be true and correct, in all material respects (or where any statement in a representation or warranty expressly contains a standard of materiality, such statement shall be true and correct in all respects taking into consideration the standard of materiality contained therein) as of the date of this Agreement and upon the Effective Time with the same effect as though all such representations and warranties had been made on the Effective Time (except to the extent such representations and warranties speak as of an earlier date and except for changes contemplated by this Agreement). For purposes of this condition to Closing, no representation or warranty of FNBPA contained in Article IV shall be deemed untrue or incorrect, and FNBPA shall not be deemed to have breached a representation or warranty as a consequence of the existence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any paragraph of Article IV, has had or is reasonably expected to have a Material Adverse Effect. The foregoing standard shall not apply to representations and warranties contained in Sections 4.1(a), 4.1(b) and 4.1(c), and in Sections 4.2, 4.3 and 4.7, which shall be deemed untrue, incorrect and breached if they are not true and correct in all respects based on the qualifications and standards therein contained.

(b)          Agreements and Covenants. FNBPA shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by it at or prior to the Effective Time.

(c)          Permits, Authorizations, Etc. FNBPA shall have obtained any and all material permits, authorizations, consents, waivers, clearances or approvals required for the lawful consummation of the Merger and the Bank Merger.

(d)          No Change Resulting in Material Adverse Effect. From the date hereof through the Closing Date, there shall not have occurred, on a consolidated basis, any change that individually or in the aggregate has a Material Adverse Effect with respect to FNBPA or any FNBPA Subsidiary.

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(e)          Officer’s Certificate. FNBPA shall have delivered to Juniata a certificate and such other documents, dated the Closing Date and signed, without personal liability, by its chief executive officer and executive vice president, to the effect that the conditions set forth in subsections (a) through (d) of this Section 9.2 have been satisfied.

(f)          FNBPA Dissenters’ Rights. Holders of no more than 15.00% of FNBPA Common Stock shall have exercised dissenters’ rights under Subchapter D of Chapter 15 of the PBCL.

9.3.         Conditions to the Obligations of FNBPA under this Agreement.

The obligations of FNBPA under this Agreement shall be further subject to the satisfaction of the following conditions at or prior to the Closing Date:

(a)          Representations and Warranties. Each of the representations and warranties of Juniata set forth in this Agreement or in any certificate or agreement delivered by Juniata pursuant to the provisions hereof shall be true and correct, in all material respects (or where any statement in a representation or warranty expressly contains a standard of materiality, such statement shall be true and correct in all respects taking into consideration the standard of materiality contained therein) as of the date of this Agreement and upon the Effective Time with the same effect as though all such representations and warranties had been made on the Effective Time (except to the extent such representations and warranties speak as of an earlier date and except for changes contemplated by this Agreement). For the purposes of this condition to Closing, no representation or warranty of Juniata contained in Article V shall be deemed untrue or incorrect, and Juniata shall not be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any paragraph of Article V, has had or is reasonably expected to have a Material Adverse Effect. The foregoing standard shall not apply to representations and warranties contained in Sections 5.1(a), 5.1(b), and 5.1(c), and in Sections 5.2, 5.3, 5.7, and 5.17, which shall be deemed untrue, incorrect and breached if they are not true and correct in all respects based on the qualifications and standards therein contained.

(b)          Agreements and Covenants. Juniata shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by it at or prior to the Effective Time.

(c)          Permits, Authorizations, Etc. Juniata shall have obtained any and all material permits, authorizations, consents, waivers, clearances or approvals required for the lawful consummation of the Merger and the Bank Merger.

(d)          No Change Resulting in Material Adverse Effect. From the date hereof through the Closing Date, there shall not have occurred, on a consolidated basis, any change that individually or in the aggregate has a Material Adverse Effect with respect to Juniata or JVB.

(e)          Payment of Merger Consideration. Juniata shall have delivered the Merger Consideration to the Exchange Agent on or before the Closing Date, and the Exchange Agent shall provide FNBPA with a certificate evidencing such delivery.

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(f)          Officer’s Certificate. Juniata shall have delivered to FNBPA a certificate and such other documents, dated the Closing Date and signed, without personal liability, by its chief executive officer and chief financial officer, to the effect that the conditions set forth in subsections (a) through (e) of this Section 9.3 have been satisfied.

ARTICLE X
TERMINATION, AMENDMENT AND WAIVER

10.1.       Termination.

This Agreement may be terminated at any time prior to the Closing Date, whether before or after approval of the Merger by the shareholders of FNBPA:

(a)          At any time by the mutual written agreement of Juniata and FNBPA;

(b)          By either party (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the representations or warranties set forth in this Agreement on the part of the other party, which breach by its nature cannot be cured prior to the Termination Date or shall not have been cured within 30 days after written notice of such breach by the terminating party to the other party; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 10.1(b) unless the breach of representation or warranty, together with all other such breaches, would entitle the terminating party not to consummate the transactions contemplated hereby under Section 9.2(a) (in the case of a breach of a representation or warranty by FNBPA) or Section 9.3(a) (in the case of a breach of a representation or warranty by Juniata);

(c)          By either party (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material failure to perform or comply with any of the covenants or agreements set forth in this Agreement on the part of the other party, which failure by its nature cannot be cured prior to the Termination Date or shall not have been cured within 30 days after written notice of such failure by the terminating party to the other party; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 10.1(c) unless the breach of covenant or agreement, together with all other such breaches, would entitle the terminating party not to consummate the transactions contemplated hereby under Section 9.2(b) (in the case of a breach of covenant by FNBPA) or Section 9.3(b) (in the case of a breach of covenant by Juniata);

(d)          By either party if the Closing shall not have occurred by the Termination Date, or such later date as shall have been agreed to in writing by Juniata and FNBPA; provided, that no party may terminate this Agreement pursuant to this Section 10.1(d) if the failure of the Closing to have occurred on or before said date was due to such party’s material breach of any representation, warranty, covenant or other agreement contained in this Agreement;

(e)          By either party if the shareholders of Juniata or FNBPA fail to approve the transactions contemplated by this Agreement at a meeting of Juniata and FNBPA shareholders called for that purpose; provided, however, that no termination right shall exist hereunder if prior to such shareholder vote, the board of directors of the party whose shareholders failed to approve the transactions contemplated by this Agreement shall have withdrawn, modified or changed in a manner adverse to the other party approval or recommendation of this Agreement and the transactions contemplated thereby;

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(f)          By either party if (i) final action has been taken by a Bank Regulator whose approval is required in connection with this Agreement and the transactions contemplated hereby, which final action (A) has become nonappealable and (B) does not approve this Agreement or the transactions contemplated hereby, or (ii) any court of competent jurisdiction or other Governmental Entity shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable;

(g)          By the Board of Directors of Juniata (i) if FNBPA has received an FNBPA Superior Proposal and (ii) in accordance with Section 6.10 of this Agreement, the Board of Directors of FNBPA (A) enters into an acquisition agreement with respect to the FNBPA Superior Proposal, (B) terminates this Agreement, (C) withdraws its recommendation of this Agreement, fails to make such recommendation or modifies or qualifies its recommendation in a manner adverse to Juniata, or (D) delivers a Final Notice of FNBPA Superior Proposal;

(h)          By the Board of Directors of FNBPA if FNBPA has received an FNBPA Superior Proposal and, in accordance with Section 6.10, the Board of Directors of FNBPA has delivered a Final Notice of FNBPA Superior Proposal; or

(i)          By the Board of Directors of FNBPA, through a resolution adopted by its Board of Directors, if the Juniata Price Ratio is both (x) less than .80; and (y) less than the Index Ratio by more than twenty percent (20%).

(i)          For purposes of this Section 10.1, the following terms shall have the meanings indicated:

(A)         “Starting Price” shall mean $18.10.

(B)         The “Closing Market Price” shall be the average of the per share closing bid and asked prices for Juniata Common Stock, calculated to two decimal places, for the Price Determination Period, as reported on the OTC Markets Group OTC Pink marketplace (“OTC Pink”).

(C)         “Pre-Announcement Date” shall mean June 25, 2015, i.e., the business day immediately preceding the date of the announcement of this Agreement.

(D)         “Juniata Price Ratio” shall mean the quotient (multiplied by 100 to express such quotient as a percentage) obtained by dividing the Closing Market Price by the Starting Price, calculated to four (4) decimal places.

(E)         “Index Ratio” shall mean the quotient (multiplied by 100 to express such quotient as a percentage) obtained by dividing the Average NASDAQ Bank Stock Index Value For The Price Determination Period by the NASDAQ Bank Stock Index Value on the Pre-Announcement Date, calculated to four (4) decimal places.

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(F)         “Average NASDAQ Bank Stock Index Value For The Price Determination Period” means the average of the NASDAQ Bank Stock Index Value as quoted by NASDAQ for the Price Determination Period.

(G)         “Price Determination Period” means the thirty (30) consecutive trading days immediately preceding the date which is two (2) business days before the Effective Date. (For example, if December 31, 2016 were to be the Effective Date, then the Price Determination Period would be November 13, 16-20, 23-25, 27 and 30, and December 1-4, 7-11, 14-18, 21-24 and 28). In the event that OTC Pink shall fail to report closing bid and asked prices for Juniata Common Stock for any trading day during the Price Determination Period, the closing bid and asked prices for that day shall be equal to the average of the closing bid and asked prices as quoted (i) by Boenning and Morgan Stanley; or (ii) in the event that both of these firms are not then making a market in Juniata Common Stock, by two brokerage firms then making a market in Juniata Common Stock to be selected by Juniata and approved by FNBPA, such approval not to be unreasonably withheld.

(ii)         The Starting Price, the Closing Market Price, the Floor Price and the other amounts above shall be appropriately adjusted for any event described in the definition of Conversion Ratio in Section 3.1(b) herein.

(iii)        In the event FNBPA desires to effect a Market Termination, it shall give prompt written notice thereof to Juniata. Juniata shall have the right, through a resolution adopted by its Board of Directors, to cause FNBPA to amend this Agreement to increase the Conversion Ratio or increase the Cash Consideration such that the combined Cash Consideration and Juniata Stock Consideration, based on the Closing Market Price, is at least $10,556,439, in lieu of terminating the agreement (and, upon such amendment, FNBPA shall not have the right to terminate this Agreement pursuant to this Section 10.1(i)).

10.2.       Effect of Termination.

(a)          In the event of termination of this Agreement pursuant to any provision of Section 10.1, this Agreement shall forthwith become void and have no further force, except that (i) the provisions of Sections 10.2, 11.1, 11.2, 11.4, 11.5, 11.7, 11.10, 11.11, and any other Section which, by its terms, relates to post-termination rights or obligations, shall survive such termination of this Agreement and remain in full force and effect.

(b)          If this Agreement is terminated, expenses and damages of the parties hereto shall be determined as follows:

(i)          Except as provided below, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

(ii)         In the event of a termination of this Agreement because of a willful breach of any representation, warranty, covenant or agreement contained in this Agreement, the breaching party shall remain liable for any and all actual and direct damages, costs and expenses, including all reasonable attorneys’ fees, sustained or incurred by the non-breaching party as a result thereof or in connection therewith or with respect to the enforcement of its rights hereunder.

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(iii)        In the event this Agreement is terminated by Juniata pursuant to Section 10.1(e)(i) and (A) prior to such termination any person shall have publicly proposed or announced an FNBPA Acquisition Transaction or (B) within twelve (12) months after such termination, FNBPA enters into an agreement with respect to an FNBPA Acquisition Transaction or completes an FNBPA Acquisition Transaction, then Juniata, in its sole and absolute discretion, and as its sole and exclusive remedy, may elect, upon written notice to FNBPA within ten (10) business days after such termination (the “Juniata Break-Up Election Notice”), to require FNBPA to make a cash payment in the amount of $475,000 (the “Juniata Termination Fee”). FNBPA shall pay to Juniata the Juniata Termination Fee within ten (10) business days after written demand by Juniata after closing of an FNBPA Acquisition Transaction. Such payment shall be made by wire transfer of immediately available funds to an account designated by Juniata.

(iv)        In the event that Juniata terminates this Agreement in accordance with Section 10.1(g) or FNBPA terminates this Agreement in accordance with Section 10.1(h), FNBPA shall pay to Juniata the Juniata Termination Fee within ten (10) business days after Juniata gives notice of such termination. Such payments shall be made by wire transfer of immediately available funds to an account designated by Juniata.

(c)          The right to receive payment of the Juniata Termination Fee under Section 10.2(b)(iv) will constitute the sole and exclusive remedy of either party against the other and their respective officers and directors with respect to a termination under that Section.

10.3.       Amendment, Extension and Waiver.

Subject to applicable law, at any time prior to the Effective Time (whether before or after approval thereof by the shareholders of FNBPA), the parties hereto by action of their respective Boards of Directors, may (a) amend this Agreement, (b) extend the time for the performance of any of the obligations or other acts of any other party hereto, (c) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (d) waive compliance with any of the agreements or conditions contained herein; provided, however, that after any approval of this Agreement and the transactions contemplated hereby by the shareholders of FNBPA or Juniata, there may not be, without further approval of such shareholders, any amendment of this Agreement which reduces the amount or value or changes the form of consideration to be delivered to FNBPA’s shareholders pursuant to this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

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ARTICLE XI
MISCELLANEOUS

11.1.       Confidentiality.

Except as specifically set forth herein, Juniata and FNBPA mutually agree to be bound by the terms of the confidentiality agreement dated March 2, 2015 (the “Confidentiality Agreement”) previously executed by the parties hereto, which Confidentiality Agreement is hereby incorporated herein by reference. The parties hereto agree that such Confidentiality Agreement shall continue in accordance with their respective terms, notwithstanding the termination of this Agreement.

11.2.       Public Announcements.

FNBPA and Juniata shall cooperate with each other in the development and distribution of all news releases and other public disclosures with respect to this Agreement, and except as may be otherwise required by law, neither FNBPA nor Juniata shall issue any news release, or other public announcement or communication with respect to this Agreement unless such news release, public announcement or communication has been mutually agreed upon by the parties hereto.

11.3.       Survival.

All representations, warranties and covenants in this Agreement or in any instrument delivered pursuant hereto or thereto shall expire on and be terminated and extinguished at the Effective Time, except for those covenants and agreements contained herein which by their terms apply in whole or in part after the Effective Time, including Section 2.4(a), Article III and Section 7.13.

11.4.       Expenses.

Except as otherwise provided in Section 10.2, and except for the cost of printing and mailing the Proxy Statement/Prospectus which shall be shared equally, each party hereto shall bear and pay all costs and expenses incurred by it in connection with the transactions contemplated hereby, including fees and expenses of its own financial advisors, accountants and legal counsel and, in the case of Juniata, the registration fee to be paid to the SEC in connection with the Registration Statement.

11.5.          Notices.

All notices or other communications hereunder shall be in writing and shall be deemed given if delivered by receipted hand delivery, mailed by United States prepaid registered or certified mail (return receipt requested), or by a nationally recognized overnight courier promising next business day delivery, addressed as follows:

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If to FNBPA, to:	R. Keith Fortner President and Chief Executive Officer 64 Main Street Port Allegany, PA 16743

With required copies (which shall not constitute notice) to:	Kenneth J. Rollins, Esq. Rhoads & Sinon LLP One South Market Square 12th Floor P.O. Box 1146 Harrisburg, PA 17108-1146 Fax: (717) 260-4382

If to Juniata, to:	Marcie A. Barber President and Chief Executive Officer 218 Bridge Street Mifflintown, PA 17059 Fax: (717) 436-7551

With required copies (which shall not constitute notice) to:	Paul G. Mattaini, Esq. Kimberly J. Decker, Esq. Barley Snyder LLP 126 East King Street Lancaster, PA 17602 Fax: (717) 291-4660

or such other address as shall be furnished in writing by any party, and any such notice or communication shall be deemed to have been given: (a) as of the date delivered by hand; (b) three (3) business days after being delivered to the U.S. mail, postage prepaid; or (c) one (1) business day after being delivered to the overnight courier and requesting next business day delivery.

11.6.       Parties in Interest.

This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other party. Except for the provisions of Article III and Section 7.13, and except as otherwise expressly provided by this Agreement, following the Effective Time, nothing in this Agreement, express or implied, is intended to confer upon any person, other than the parties hereto and their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

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11.7.       Complete Agreement.

This Agreement, including the Exhibits and Disclosure Schedules hereto and the documents and other writings referred to herein or therein or delivered pursuant hereto, and the Confidentiality Agreement contains the entire agreement and understanding of the parties with respect to its subject matter. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties other than those expressly set forth herein or therein. This Agreement supersedes all prior agreements and understandings (other than the Confidentiality Agreement) between the parties, both written and oral, with respect to its subject matter.

11.8.       Counterparts.

This Agreement may be executed in one or more counterparts all of which shall be considered one and the same agreement and each of which shall be deemed an original. A facsimile copy or electronic transmission of a signature page shall be deemed to be an original signature page.

11.9.       Severability.

In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use commercially reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.

11.10.     Governing Law.

This Agreement shall be governed by the laws of the Commonwealth of Pennsylvania, without giving effect to its laws or principles of conflicts of laws.

11.11.     Interpretation.

When a reference is made in this Agreement to Sections or Exhibits, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. The recitals hereto constitute an integral part of this Agreement. References to Sections include subsections, which are part of the related Section (e.g., a section numbered “Section 2.2(a)” would be part of “Section 2.2” and references to “Section 2.2” would also refer to material contained in the subsection described as “Section 2.2(a)”). The table of contents, index and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The phrases “the date of this Agreement,” “the date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the Recitals to this Agreement. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

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11.12.     Specific Performance; Jurisdiction.

The parties hereto agree that irreparable damage would occur in the event that the provisions contained in this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions thereof in the United States District Court for the Middle District of Pennsylvania or in any state court in the Commonwealth of Pennsylvania, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the United States District Court for the Middle District of Pennsylvania or of any state court located in the Commonwealth of Pennsylvania in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other United States District Court for the Middle District of Pennsylvania or a state court located in the Commonwealth of Pennsylvania.

[Signature Page Follows]

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IN WITNESS WHEREOF, Juniata and FNBPA have caused this Agreement to be executed under seal by their duly authorized officers as of the date first set forth above.

JUNIATA VALLEY FINANCIAL CORPORATION
Dated: June 26, 2015	By:	/s/ Marcie A. Barber
		Name:	Marcie A. Barber
		Title:	President and Chief Executive Officer

FNBPA BANCORP, INC.
Dated: June 26, 2015	By:	/s/ R. Keith Fortner
		Name:	R. Keith Fortner
		Title:	Chairman, President and Chief Executive Officer

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Exhibit A

June 26, 2015

Board of Directors
Juniata Valley Financial Corp.
Bridge and Main Streets
P.O. Box 66
Mifflintown, PA 17059

Re: Shareholder Voting Agreement

Dear Ladies and Gentlemen:

        The undersigned shareholder ("Shareholder") of FNBPA Bancorp, Inc., a Pennsylvania corporation ("FNBPA"), in order to induce Juniata Valley Financial Corp., a Pennsylvania corporation ("Juniata"), to enter into the Agreement and Plan of Merger, of even date herewith, executed by and between FNBPA and Juniata (the "Agreement"), hereby represents, warrants and agrees as follows:

        1.     Shareholder hereby represents and warrants that Shareholder owns of record, or beneficially, good and valid title to all of the shares of the capital stock of FNBPA shown on Schedule 1, attached hereto, free and clear of any and all mortgages, liens, encumbrances, charges, claims, restrictions, pledges, security interests, voting trusts or agreements, or impositions, except as otherwise disclosed on Schedule 1, and such shares represent all of the shares of capital stock of FNBPA beneficially owned by Shareholder, as determined in accordance with Securities and Exchange Commission ("SEC") Rule 13d-3. For purposes hereof, the capital stock of FNBPA set forth on Schedule 1 shall be referred to herein as the "Shares". It is understood and agreed that the term Shares shall not include any securities beneficially owned by Shareholder as a trustee or fiduciary, and that this Agreement is not in any way intended to affect the exercise by the Shareholder of Shareholder's fiduciary responsibility with respect to any such securities.

        2.     Shareholder will vote, or cause to be voted, all of the Shares, in person or by proxy, (a) for approval of the Agreement and the transactions contemplated thereby at any meeting of the FNBPA shareholders duly held for such purpose and (b) against any action that is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, or adversely affect the transactions contemplated by the Agreement, unless and until FNBPA terminates the Agreement as set forth therein (the "Expiration Date"). Shareholder will use his or her reasonable efforts to cause any Shares over which Shareholder shares voting power to be voted in the same manner.

        3.     Shareholder will not, nor will Shareholder permit any entity under Shareholder's control to, deposit any of the Shares in a voting trust or subject any of the Shares to any arrangement with respect to the voting of the Shares in any manner inconsistent with this Agreement.

        4.     Shareholder will not sell, transfer, pledge, give, hypothecate, assign or otherwise alienate or transfer, by proxy or otherwise, the Shares or any of Shareholder's voting rights with respect to the Shares, except to a person who is or becomes a party to a voting agreement with Juniata in the form of this Agreement.

        5.     Irreparable damage would occur in the event any of the provisions of this Agreement are not performed in accordance with the terms hereof and, therefore, Juniata shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity to which it may be entitled.

        6.     The execution and delivery of this Agreement by Shareholder does not, and the performance by Shareholder of its obligations hereunder will not, constitute a violation of, conflict with, result in a default (or an event which, with notice or lapse of time or both, would result in a default) under, or result in the creation of any lien on any of such Shares under, (i) any contract, commitment or agreement, to which Shareholder is a party or by which Shareholder is bound, or (ii) any judgment, order or ruling applicable to Shareholder.

        7.     Shareholder has full power and authority to execute, deliver and perform this Agreement, to vote the Shares as required herein and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized, and no other actions on the part of Shareholder are required in order to consummate the transaction contemplated hereby. This Agreement has been duly and validly executed and delivered by Shareholder and constitutes a valid and binding agreement of Shareholder, enforceable against Shareholder in accordance with its terms.

        8.     Shareholder understands that the shares of Juniata Common Stock into which his or her Shares may be converted will be issued in a transaction subject to the Securities Act of 1933, as amended (the "1933 Act"), and registered on a Registration Statement on Form S-4. Shareholder further understands that, should he or she become an affiliate of Juniata, within the meaning of SEC Rule 144, Shareholder may become subject to certain restrictions with respect to the sale, transfer or other disposition of any Juniata Common Stock received in connection with the transactions contemplated by the Agreement (the "Merger").

Accordingly, the Shareholder acknowledges, agrees and undertakes that he or she will not, directly or indirectly, make any sale, transfer or other disposition of any of the Juniata Common Stock owned beneficially by him or her as a result of the Merger unless (i) such sale, transfer or other disposition is made pursuant to an effective registration or a valid exemption from registration under the 1933 Act, (ii) such sale, transfer or other disposition is made pursuant to the resale provisions contained in Rule 144, or (iii) in the opinion of counsel in form and substance reasonably satisfactory to Juniata or under a "no-action" letter obtained by Shareholder from the staff of the SEC, such sale, transfer or other disposition will not violate the registration requirements of, or is otherwise exempt from registration under, the 1933 Act. Shareholder agrees that a restrictive legend reflecting the foregoing may be imprinted on the face of the stock certificate(s) representing the Juniata Common Stock to be issued to him or her in connection with the Merger. Shareholder further understands and agrees that the transfer agent for Juniata will be instructed not to effect, or to record on the books of Juniata, any transfer of shares of Juniata Common Stock owned beneficially by Shareholder unless such person has satisfied the requirements of this Agreement.

        9.     This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof, and shall be binding upon the heirs, successors and assigns (as applicable) of the parties hereto.

        10.   Except as otherwise set forth herein, this Agreement will be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

        11.   Capitalized terms not otherwise defined herein shall have the meanings given to them in the Agreement.

        12.   It is understood and hereby agreed that this Agreement relates solely to the capacity of Shareholder as a shareholder or beneficial owner of the Shares and is not in any way intended to affect the exercise of Shareholder's responsibilities and fiduciary duties as a director or officer of FNBPA or any of its subsidiaries.

        13.   This Agreement shall terminate and shall have no further force or effect as of the earlier of the Expiration Date and the Effective Time of the Merger.

Very truly yours,

Printed Name:

Schedule 1

Name	Class of Shares	Number of Shares

Encumbrances

Exhibit B

PLAN OF MERGER

FIRST NATIONAL BANK OF PORT ALLEGANY

WITH AND INTO THE JUNIATA VALLEY BANK

The following Plan of Merger is approved and adopted by the respective Boards of Directors of First National Bank of Port Allegany (“Port Allegany”), a national banking association and wholly-owned subsidiary of FNBPA Bancorp, Inc. (“FNBPA”), and The Juniata Valley Bank (“JVB”), a Pennsylvania-chartered bank and wholly-owned subsidiary of Juniata Valley Financial Corp. (“Juniata”). This Plan of Merger is subject to the effectiveness of the Agreement and Plan of Merger, dated June 26, 2015 (the “Merger Agreement”), between Juniata and FNBPA pursuant to which FNBPA shall merge with and into Juniata, with Juniata surviving, and is dated as of June 26, 2015.

ARTICLE I - MERGER

1.1           On the Effective Date (as defined in Section 7 hereof), Port Allegany shall merge with and into JVB pursuant to the applicable provisions of the Pennsylvania Banking Code of 1965, as amended (the “Banking Code”), and the National Bank Act, and subject to the approval of the Pennsylvania Department of Banking and Securities (the “PDB”) and the Federal Deposit Insurance Corporation (the “FDIC”) and the filing of all required notices with the Office of the Comptroller of the Currency (the “OCC”), whereupon the separate existence of Port Allegany shall cease, and JVB shall be the resulting bank (hereinafter sometimes referred to as the “Resulting Bank”).

ARTICLE II - REQUIRED APPROVALS

2.1           Board of Directors' Approval. The Plan of Merger has been approved by a majority of the Board of Directors of Port Allegany and a majority of the Board of Directors of JVB.

2.2           Shareholder Approvals. The Plan of Merger was approved and adopted by FNBPA, as the sole shareholder of Port Allegany, at a meeting of FNBPA duly called and held on June 23, 2015, and by Juniata, as the sole shareholder of JVB, by executing and delivering a Written Consent of Sole Shareholder, dated June 25, 2015.

ARTICLE III - NAME

3.1           The name of the Resulting Bank, which shall operate as a wholly owned subsidiary of Juniata, shall be “The Juniata Valley Bank”.

ARTICLE IV - ARTICLES OF INCORPORATION

4.1           The Articles of Incorporation of the Resulting Bank shall be the Articles of Incorporation of JVB as in effect immediately prior to the Effective Date.

ARTICLE V - BYLAWS

5.1           The Bylaws of the Resulting Bank shall be the Bylaws of JVB as in effect immediately prior to the Effective Date.

ARTICLE VI - DIRECTORS AND OFFICERS

6.1           Effective as of the Effective Date, the Board of Directors of JVB shall consist of the existing directors of JVB and the FNBPA Director (as defined in Section 2.4(a) of the Merger Agreement), each to hold office until his or her successor is elected and qualified in accordance with applicable law and the Articles of Incorporation and Bylaws of JVB. The officers of the Resulting Bank shall be the officers of JVB in office immediately prior to the Effective Date, and each such officer shall serve until such time as his or her successor is duly elected and has qualified.

ARTICLE VII - EFFECTIVE DATE

7.1           The merger of Port Allegany with and into JVB shall become effective, and this Plan of Merger shall be consummated, on the date on which articles of merger executed by Port Allegany and JVB are endorsed by the Department and filed with the Pennsylvania Department of State, unless a later date is specified in such articles of merger (the “Effective Date”).

ARTICLE VIII - ASSUMPTION OF LIABILITIES

8.1           The effect of the Bank Merger shall be as set forth in Section 1606 of the Banking Code.

ARTICLE IX - CONVERSION OF SHARES AND CANCELLATION OF STOCK

9.1           Conversion of JVB Stock. On the Effective Date, all of the then issued and outstanding shares of common stock, par value $1.00 per share, of JVB shall continue to be issued and outstanding and be owned by Juniata.

9.2           Cancellation of Port Allegany Common Stock. On the Effective Date, all of the shares of common stock, par value $1.5625 per share, of Port Allegany which are issued and outstanding immediately prior thereto, shall, by virtue of the merger, be thereupon cancelled. No new shares of the capital stock of the Resulting Bank shall be issued or be deemed to have been issued in exchange for the cancelled shares of Port Allegany common stock, and such cancelled shares shall not be converted into any other shares or other securities of the Resulting Bank.

ARTICLE X - MISCELLANEOUS

10.1         Acknowledgement. Each party to this Plan of Merger, by executing the same, acknowledges and affirms that its Board of Directors, has, by the affirmative vote of at least a majority of its members, approved this Agreement and the transactions contemplated hereby, authorized the execution of this Plan of Merger, empowered its undersigned officers to execute this Plan of Merger, and authorized the filing of this Plan of Merger with the PDB, the FDIC and the OCC, as may be necessary or desirable.

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10.2       Counterparts, Modifications, Successors, Headings.

(a)          This Plan of Merger may be executed in one or more counterparts each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

(b)          Subject to applicable law, this Plan of Merger may be amended or modified by the parties; provided, however, that all such amendments and modifications must be in writing and signed by both parties.

(c)          This Plan of Merger shall be binding upon and shall inure to the benefit of the parties and their respective successors, permitted assigns and legal representatives; provided, however, that neither party may assign any of its rights nor delegate its duties under this Plan of Merger without the prior written consent of the other party.

(d)          Section headings are not to be considered part of this Plan of Merger, are solely for convenience of reference, and shall not affect the meaning or interpretation of this Plan of Merger or any of its provisions.

10.3       Governing Law. This Plan of Merger and the legal obligations among the parties hereto shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania (without taking into account provisions regarding choice of law), except to the extent that certain matters may be governed by federal law.

10.4       Termination. This Plan of Merger shall terminate and forthwith become void automatically upon the termination of the Merger Agreement in accordance with its terms, unless earlier terminated with the signed written consent of both parties.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties have caused this Plan of Merger to be duly executed, and their respective seals to be hereunto affixed, as of the day and year first above written.

FIRST NATIONAL BANK OF PORT ALLEGANY

By:	/s/ R. Keith Fortner
Name:	R. Keith Fortner
Title:	Chairman, President and Chief Executive
Officer

(BANK SEAL)

Attest:	/s/ Martin L. Moses
Name:	Martin L. Moses
Title:	Executive Vice President

THE JUNIATA VALLEY BANK

By:	/s/ Marcie A. Barber
Name:	Marcie A. Barber
Title:	President and Chief Executive Officer

(BANK SEAL)

Attest:	/s/ Danyelle M. Pannebaker
Name:	Danyelle M. Pannebaker
Title:	Assistant Secretary

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Exhibit C

EMPLOYMENT AGREEMENT

This Employment Agreement, dated as of this 26th day of June, 2015, between The Juniata Valley Bank, a Pennsylvania chartered banking institution (“JVB”), and Joseph Lashway, an adult individual (the "Employee").

BACKGROUND

On June 26, 2015, FNBPA Bancorp, Inc., a Pennsylvania corporation (“FNBPA”) and Juniata Valley Financial Corp., a Pennsylvania corporation (“Juniata”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), whereby Juniata will acquire FNBPA and, in connection therewith, FNBPA’s wholly-owned subsidiary, First National Bank of Port Allegany (“Port Allegany”), will be merged with and into JVB, which is the wholly-owned subsidiary of Juniata, with JVB surviving.

The Employee is currently employed as an executive by Port Allegany pursuant to an Employment Agreement, dated March 30, 2015 (the “Port Allegany Employment Agreement”). The Employee and JVB desire that the Employee be employed by JVB as an officer of JVB following the merger of Port Allegany and JVB.

AGREEMENT

NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

1.           Employment. Effective as of, and contingent upon, the effective date of the merger of JVB and Port Allegany (the “Effective Date”): (i) the Port Allegany Employment Agreement is null and void, and of no further force or effect, and the parties acknowledge that there will be no payments on account of a change of control or other termination of employment owed to Employee by Port Allegany or JVB in connection therewith; and (ii) JVB hereby employs Employee, and Employee hereby accepts employment with JVB, on the terms and conditions set forth in this Agreement. In the event the Merger Agreement is terminated prior to the Effective Date occurring, this Employment Agreement shall be null and void and of no force or effect.

2.           Duties of Employee. Employee shall serve as Senior Vice President of JVB, reporting to the President and Chief Executive Officer of JVB, and shall have such powers and duties as may from time to time be prescribed by the President and Chief Executive Officer of JVB, provided such powers and duties are consistent with the Employee's position. The Employee shall devote substantially all of his business time and attention to the performance of his duties hereunder and will not engage in any other business, profession or occupation for compensation or otherwise which would materially conflict or interfere with the performance of such duties, either directly or indirectly. The Employee will be permitted to act or serve as a director, trustee, or committee member of any type of civic or charitable organization as long as such activities do not materially interfere with the performance of the Employee's duties and responsibilities to JVB as provided hereunder.

3.          Term of Agreement.

(a)          Employment Period. This Agreement shall commence on the Effective Date and, if not previously terminated pursuant to the terms of this Agreement, continue for a period of two (2) years and six months (the "Employment Period").

(b)          Termination for Cause. Notwithstanding the provisions of Section 3(a) of this Agreement, this Agreement may be terminated by JVB for Cause (as defined herein) upon written notice from the Board of Directors of JVB to Employee. As used in this Agreement, "Cause" shall mean any of the following:

(i)          Employee's conviction of or plea of guilty or nolo contendere to a felony, a crime of falsehood or a crime involving moral turpitude, or the actual incarceration of Employee for a period of thirty (30) consecutive days or more;

(ii)         Employee's failure to follow the lawful instructions of the President and Chief Executive Officer of JVB (which instructions must be consistent with the terms of this Agreement), after the Employee's receipt of written notice thereof, other than a failure resulting from Employee's incapacity because of physical or mental illness;

(iii)        A government regulatory agency recommends or orders in writing that JVB terminate the employment of the Employee or relieve Employee of his duties;

(iv)         Employee's violation of any of the provisions of this Agreement;

(v)          conduct on the part of the Employee bringing public discredit to JVB or Juniata;

(vi)         Employee's breach of fiduciary duty involving personal profit; or

(vii)        Employee's material violation of Bank policies and procedures.

If this Agreement is terminated for Cause, all of Employee's rights under this Agreement shall cease as of the effective date of such termination, except that:

(i)          JVB shall pay to Employee the unpaid portion, if any, of his Annual Base Salary (as defined herein) through the date of termination; and

(ii)         JVB shall provide to Employee such post-employment benefits, if any, as may be provided for under the terms of the employee benefit plans of JVB then in effect.

(c)          Termination for Good Reason. Notwithstanding the provisions of Section 3(a) of this Agreement, this Agreement shall terminate automatically upon Employee's termination of employment for Good Reason. The term "Good Reason" shall mean (i) a material reduction in salary or benefits, including any incentive compensation plan, except as generally applied to all similarly situated employees as a group (ii) a reassignment which assigns full-lime employment duties to Employee at a location more than fifty (50) miles from the location of his office on the Effective Date without the Employee’s consent, or (iii) any other material breach or default by JVB under any term or provision of this Agreement, including any reduction, in any material respect and without Employee's consent, of the authority, duties or other terms and conditions of Employee's employment hereunder; provided, further, that in all other instances provided in this Section 3(c) Employee has delivered written notice to JVB within thirty (30) days after the initial existence of any such condition that the condition constitutes Good Reason, and JVB fails to cure such situation within thirty (30) days after receipt of said notice.

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If such termination occurs for Good Reason, then Bank shall pay Employee such benefits as are set forth in Section 5 of this Agreement.

(d)          Death. Notwithstanding the provisions of Section 3(a) of this Agreement, this Agreement shall terminate automatically upon Employee's death, and Employee's rights under this Agreement shall cease as of the date of such termination, except that (i) JVB shall pay to Employee's spouse, personal representative, or estate the unpaid portion, if any, of his Annual Base Salary through date of death and the balance of the payments (if any) owing pursuant to Section 16(b) below, and (ii) JVB shall provide to Employee's dependents any benefits due under JVB's employee benefit plans.

(e)          Disability. If the Employee becomes disabled because of sickness, physical or mental disability, or any other reason, JVB shall have the option to terminate this Agreement by giving thirty (30) days' written notice of termination to the Employee; provided, however, that Employee shall continue to be eligible for benefits under JVB's long term disability insurance plan. Employee shall be deemed to have become "disabled" at such time as he or she qualifies (after expiration of any applicable waiting period) to receive benefits for partial or total disability under JVB's employee long term disability insurance plan. If Employee's employment shall be terminated by reason of Employee's disability, JVB shall pay Employee his then current Annual Base Salary (less applicable taxes and withholdings) prorated through the date of termination, together with the amount of any unreimbursed business expenses as of the date of termination, and JVB shall have no further obligation to the Employee under this Agreement.

4.          Employment Period Compensation, Benefits and Expenses.

(a)          Annual Base Salary. For services performed by Employee under this Agreement, Bank shall pay Employee an annual base salary during the Employment Period at the rate of One Hundred Thousand and NO/100 Dollars ($100,000.00) per year, minus applicable withholdings and deductions, payable at the same times as salaries are payable to other employees of JVB ("Annual Base Salary"). Employee shall be given an annual performance evaluation in or around April of each year during the Employment Period, and Base Salary adjustments, if any, shall be reviewed and determined by the President and Chief Executive Officer at such time, and any and all such increases shall be deemed to constitute amendments to this Section 4(a) to reflect the increased amounts, effective as of the date established for such increases by the Board.

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(b)           Employee Annual Incentive Plan Award. Subject to the eligibility and other terms of JVB’s Employee Annual Incentive Plan (the “Plan”), the employee shall be eligible for an award under the Plan as approved by the President and Chief Executive Officer and Personnel and Compensation Committee. The payment of the award will not reduce or otherwise affect any other obligation of JVB to the Employee provided for in this Agreement.

(c)          Paid Time Off and Holidays. During the term of this Agreement, the Employee shall be entitled to receive Paid Time Off (“PTO”) in accordance with the Bank’s Paid Time Off policy for Officers of the Bank, but not less than five (5) weeks in any given year. The Employee shall abide by all terms of the PTO policy including all stipulations and carryover. The Employee shall also be entitled to all paid holidays provided by JVB to its regular full-time employees.

(d)          Employee Benefit Plans. During the term of this Agreement, the Employee shall be eligible to participate in or receive benefits under all JVB employee benefit plans including, but not limited to, any pension plan, profit-sharing plan, savings plan, life insurance plan, medical/health insurance plan, disability insurance plan and other health and welfare benefits as made available by JVB to its full time employees generally, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements, and provided, further that such participation does not violate any state or federal law, rule or regulation.

(e)          Business Expenses. During the term of this Agreement, Employee shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by him, that are properly accounted for, in accordance with the policies and procedures established by the Board of Directors of JVB for its officers.

5.          Rights in Event of Termination of Employment.

(a)          If Employee's employment is involuntarily terminated by JVB without Cause or is terminated by Employee for Good Reason pursuant to Section 3(c), then Bank shall pay (or cause to be paid) to Employee, upon Employee’s execution of the Release Agreement (defined below) and such Release Agreement becoming effective within 28 days following the termination date (i.e. Employee signs and does not revoke the Release Agreement), a lump sum cash payment equal to the sum of (1) the Annual Base Salary that would otherwise be due and payable to the Employee from the date of termination of his employment through the end of the Employment Period, (2) an amount equal to the highest cash bonus and other cash incentive compensation earned by him with respect to one of the two calendar years immediately preceding the year of termination. The amount shall be subject to federal, state and local tax withholdings. In addition, for a period of one (1) year from the date of termination of employment, Employee shall be permitted to continue participation in, and JVB shall maintain the same level of contribution for, Employee's participation in JVB's life, disability, medical/health insurance and other health and welfare benefits in effect with respect to Employee during the one (1) year prior to his termination of employment, or, if Bank cannot provide such benefits because Employee is no longer an employee, a dollar amount equal to the cost to JVB of obtaining such benefits. In addition, if permitted pursuant to the terms of the plan, Employee shall receive additional retirement benefits to which he would have been entitled had his employment continued through the then remaining term of the Agreement.

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(b)          Employee shall not be required to mitigate the amount of any payment provided for in this Section 5 by seeking other employment or otherwise, nor shall the amount of payment or the benefit provided for in this Section 5 be reduced by any compensation earned by Employee as the result of employment by another employer or by reason of Employee's receipt of or right to receive any retirement or other benefits after the date of termination of employment or otherwise.

6.          Covenant Not to Compete.

(a)          Employee hereby acknowledges and recognizes the highly competitive nature of the business of Bank and accordingly agrees that, during the Employment Period and for the applicable period set forth in Section 6(c) hereof, Employee shall not:

(i)          enter into or be engaged (other than by JVB or an affiliate of JVB), directly or indirectly, either for his own account or as agent, consultant, employee, partner, officer, director, proprietor, investor (except as an investor owning less than 5% of the stock of a publicly owned company) or otherwise of any person, firm, corporation or enterprise engaged in (1) the banking or financial services industry, (2) starting a new bank or (3) any other activity in which JVB or any of its Affiliates, are engaged during the Employment Period, in either case within a forty (40) mile radius of the legal or principal executive office of Port Allegany as of the date of this Agreement and any branch banking or other office of Port Allegany as of the date of this Agreement (the "Non-Competition Area"); or

(ii)         solicit, directly or indirectly, current or former customers of JVB or any of its Affiliates to divert their business from JVB or such Affiliate; or

(iii)        solicit, directly or indirectly, any person who is employed by JVB or its Affiliates to leave their employment.

(b)          It is expressly understood and agreed that, although the parties consider the restrictions contained in Section 6(a) hereof reasonable for the purpose of preserving for JVB and its Affiliates their good will and other proprietary rights, if a final judicial determination is made by a court having jurisdiction that the time or territory or any other restriction contained in this Section 6(a) hereof is an unreasonable or otherwise unenforceable restriction against Employee, the provisions of Section 6(a) hereof shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such other extent as such court may judicially determine or indicate to be reasonable.

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(c)          The provisions of this Section 6 shall be applicable commencing on the Effective Date of this Agreement and continuing for the lesser of: (i) twelve (12) months after the termination of Employee's employment for any reason (other than death); and (ii) the remaining term of this Agreement as of the termination of such employment (in the case of either (i) or (ii), the duration of such time period being referred to herein as the “Non-Compete Term”). Notwithstanding the above provisions, if the Employee violates the provisions of this Section 6 and JVB seeks enforcement of the provisions of Section 6 and is successful in enforcing the provisions, either pursuant to a settlement agreement, or pursuant to court order, the covenant not to compete will remain in effect for the duration of the Non-Compete Term following the date of the settlement agreement or court order.

(d)          Employee hereby agrees that:

a.    the provisions of this Section 6 are fully assignable by JVB to any successor; and

b.    the terms and conditions of this Section 6 will not be affected by the circumstances surrounding his termination of employment.

(e)          The Employee acknowledges and agrees that any breach of the restrictions set forth in this Section 6 will result in irreparable injury to JVB and its Affiliates for which there is no meaningful remedy at law, and JVB and its Affiliates shall be entitled to injunctive relief in order to enforce the provisions hereof on behalf of any such party, and may recover the reasonable attorney's fees and costs incurred in obtaining an injunction. In addition, JVB shall be entitled to pursue reimbursement from the Employee and/or the Employee's employer of costs reasonably incurred in securing a qualified replacement for any employee enticed away by Employee in violation of this Agreement. Further, JVB shall be entitled to set off against or obtain reimbursement from Employee of any payments owed or made to the Employee hereunder.

7.           Non-Disparagement. Following the termination of the Employee's employment, the Employee shall not make any public statements which disparage JVB or its Affiliates. Notwithstanding the foregoing, nothing in this Section shall prohibit Employee from making truthful statements when required by order of a court or other governmental or regulatory body having jurisdiction.

8.           Unauthorized Disclosure. During the term of Employee's employment hereunder, or at any later time, the Employee shall not, without the written consent of the Board of Directors of JVB or a person authorized thereby (except as may be required pursuant to a subpoena or other legal process), knowingly disclose to any person, other than an employee of JVB or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by the Employee of his duties as an officer of JVB, any material confidential information obtained by Employee while in the employ of JVB with respect to any of JVB's or its Affiliates’ services, products, improvements, formulas, designs or styles, processes, customers, methods of business or any business practices the disclosure of which could be or will be damaging to any such entities; provided, however, that confidential information shall not include any information known generally to the public (other than as a result of unauthorized disclosure by the Employee or any person with the assistance, consent or direction of the Employee) or any information of a type not otherwise considered confidential by persons engaged in the same business or any information that must be disclosed as required by law.

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9.           Release Agreement. Notwithstanding any other provision of this Agreement, any severance or termination payments or benefits herein described are conditioned on the Employee's execution and delivery to JVB of an effective general release agreement in the form attached hereto as Exhibit A, as such form may be modified by JVB, in a manner consistent with the requirements of the Older Workers Benefit Protection Act and any applicable state law, and the expiration of the seven (7) day revocation period set forth in the Release Agreement. Notwithstanding any provision of this Agreement to the contrary, in no event shall the timing of the Employee's execution of the release, directly or indirectly, result in the Employee designating the calendar year of payment, and if a payment that is subject to execution of the release could be made in more than one taxable year, payment shall be made in the later taxable year.

10.          Preemptive Considerations. Notwithstanding anything to the contrary set forth herein:

(a)          If the Employee is suspended and/or temporarily prohibited from participating in the conduct of JVB's affairs by a notice served under Section 8(e)(3) or (0(1) of the Federal Deposit Insurance Act (12 U.S.C. 1818(e)(3) and (g)(1)) or any amendments or supplements thereto, the obligations of Juniata and JVB under this Agreement shall be suspended as of the date of service unless stayed by appropriate proceedings. If the charges in the notice are dismissed, Juniata and JVB may in its discretion (i) pay the Employee all or part of the compensation withheld while this Agreement's obligations were suspended, and (ii) reinstate (in whole or in part) any of its obligations which were suspended.

(b)          If the Employee is removed and/or permanently prohibited from participating in the conduct of JVB's affairs by an order issued under Section 8(e)(4) or (0(1) of the Federal Deposit Insurance Act (12 U.S.C. 1818(e)(4) or (g)(1)) or any amendments or supplements thereto, or equivalent provisions relating to a regulator with supervisory authority over Juniata or JVB, all obligations of JVB under this Agreement shall terminate as of the effective date of the order, but vested rights of the parties shall not be affected.

(c)          If JVB is in default (as defined in Section 3(x)(1) of the Federal Deposit Insurance Act or equivalent provisions relating to a regulator with supervisory authority over JVB), all obligations under this Agreement shall terminate as of the date of default, but this Section 12(c) shall not affect any vested rights of the parties.

11.          Third Party Beneficiaries. JVB’s Affiliates shall be third party beneficiaries of this Agreement and shall be entitled to directly enforce those rights and obligations which benefit them using any remedies available directly to Bank hereunder, which shall include all remedies that would be available to JVB for breach of Sections 6, 7 and 8, as though a direct party hereto. The term “Affiliates” shall mean all companies that control, are controlled by or that are under common control with the entity in question.

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12.          Indemnification; Liability Insurance. JVB shall indemnify the Employee, to the fullest extent permitted by Pennsylvania law, with respect to any threatened, pending or contemplated action, suit or proceeding brought against Employee by reason of the fact that he or she is or was a director, officer, employee or agent of JVB or is or was serving at the written request of JVB as a director, officer, employee or agent of another person or entity. The Employee's right to indemnification provided herein is not exclusive of any other rights to which Employee may be entitled under any bylaw, agreement, vote of shareholders or otherwise, and shall continue beyond the term of this Agreement. JVB shall use its best efforts to obtain insurance coverage for the Employee under an insurance policy covering officers and directors of JVB and its Affiliates against lawsuits, arbitrations or other legal or regulatory proceedings; however, nothing herein shall be construed to require JVB to obtain such insurance if the Board of Directors of JVB determines that such coverage cannot be obtained at a reasonable price.

13.          Notices. Except as otherwise provided in this Agreement, any notice required or permitted to be given under this Agreement shall be deemed properly given if in writing and if mailed by registered or certified mail, postage prepaid with return receipt requested, to Employee's address, in the case of notices to Employee, and to the principal executive office of JVB.

14.          Waiver. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Employee and an executive officer specifically designated by the Board of Directors of JVB. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

15.          Assignment. This Agreement shall not be assignable by any party, except by JVB to any successor in interest to its business.

16.          Entire Agreement. This Agreement and the Exhibits attached hereto contain the entire agreement of the parties relating to the subject matter of this Agreement and supersedes and replaces any prior written or oral agreements between them respecting the within subject matter.

17.          Successors; Binding Agreement.

(a)          JVB will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of JVB to expressly assume and agree to perform this Agreement in the same manner and to the same extent that JVB would be required to perform it if no such succession had taken place. As used in this Agreement, "JVB" shall mean JVB, as defined previously, and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise.

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(b)          This Agreement shall inure to the benefit of and be enforceable by Employee's personal or legal representatives, executors, administrators, heirs, distributees, devisees or legatees. If Employee should die: (i) after delivery of a notice of termination pursuant to Section 3(c); or (ii) following termination of Employee's employment without Cause, and any amounts would be payable to Employee under this Agreement if Employee had continued to live, all such amounts shall be paid in accordance with the terms of this Agreement to Employee's devisee, legatee, or other designee, or, if there is no such designee, to Employee's estate.

18.         Arbitration. JVB and Employee recognize that in the event a dispute should arise between them concerning the interpretation or implementation of this Agreement, lengthy and expensive litigation will not afford a practical resolution of the issues within a reasonable period of time. Consequently, with the exception of the covenant not to compete, non-disparagement and non-disclosure provisions in Sections 6, 7 and 8, respectively, which JVB may seek to enforce in any court of competent jurisdiction, each party agrees that all disputes, disagreements and questions of interpretation concerning this Agreement are to be submitted to resolution, in Juniata County, Pennsylvania, to the American Arbitration Association (the "Association") in accordance with the Association's National Rules for the Resolution of Employment Disputes or other applicable rules then in effect ("Rules"). JVB or Employee may initiate an arbitration proceeding at any time by giving notice to the other in accordance with the Rules. JVB and Employee may, as a matter of right, mutually agree on the appointment of a particular arbitrator from the Association's pool. The arbitrator shall not be bound by the rules of evidence and procedure of the courts of the Commonwealth of Pennsylvania but shall be bound by the substantive law applicable to this Agreement. The decision of the arbitrator, absent fraud, duress, incompetence or gross and obvious error of act, shall be final and binding upon the parties and shall be enforceable in courts of proper jurisdiction. Following written notice of a request for arbitration, JVB and Employee shall be entitled to an injunction restraining all further proceedings in any pending or subsequently filed litigation concerning this Agreement, except as otherwise provided herein.

19.         Legal Expenses. JVB will pay to the Employee all reasonable legal fees and expenses when incurred by the Employee in seeking to obtain or enforce any right or benefit provided by this Agreement, provided Employee brings the action in good faith and is successful on the merits.

20.         Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

21.         Applicable Law. This Agreement shall be governed by and construed in accordance with the domestic, internal laws of the Commonwealth of Pennsylvania, without regard to its conflicts of laws principles.

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22.         Headings. The section headings of this Agreement are for convenience only and shall not control or affect the meaning or construction or limit the scope or intent of any of the provisions of this Agreement.

23.         409A Safe Harbor.

(a)          General. It is intended that this Agreement shall comply with the provisions of section 409A of the Code and the Department of the Treasury (the "Department") Regulations relating thereto, or an exemption to section 409A of the Code. Any payments that qualify for the "short-term deferral" exception or another exception under section 409A of the Code shall be paid under the applicable exception. For purposes of the limitations on nonqualified deferred compensation under section 409A of the Code, each payment of compensation under this Agreement shall be treated as a separate payment of compensation for purposes of applying the section 409A of the Code deferral election rules and the exclusion under section 409A of the Code for certain short-term deferral amounts. All payments to be made upon a termination of employment under this Agreement may only be made upon a "separation from service" under section 409A of the Code. In no event may the Employee, directly or indirectly, designate the calendar year of any payment under this Agreement. Within the time period permitted by the applicable Department Regulations (or such later time as may be permitted under section 409A or any Internal Revenue Service or Department rules or other guidance issued thereunder), JVB may, in consultation with the Employee, modify the Agreement in order to cause the provisions of the Agreement to comply with the requirements of section 409A of the Code, so as to avoid the imposition of taxes and penalties on the Employee pursuant to section 409A of the Code.

(b)          In-Kind Benefits and Reimbursements. Notwithstanding anything to the contrary in this Agreement, all reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of section 409A of the Code including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the Employee's lifetime (or during a shorter period of time specified in this Agreement); (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (iii) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred; and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

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(c)          Delay of Payments. Notwithstanding any other provision of this Agreement to the contrary, if the Employee is considered a "specified employee" for purposes of section 409A of the Code (as determined in accordance with the methodology established by JVB as in effect on the date of termination), (i) any payment that constitutes nonqualified deferred compensation within the meaning of section 409A of the Code that is otherwise due to the Employee under this Agreement during the six-month period following his separation from service (as determined in accordance with section 409A of the Code) shall be accumulated and paid to Employee on the first business day of the seventh month following his separation from service (the "Delayed Payment Date") and (ii) in the event any equity compensation awards held by the Employee that vest upon termination of the Employee's employment constitute nonqualified deferred compensation within the meaning of section 409A of the Code, the delivery of shares of common stock (or cash) as applicable in settlement of such award shall be made on the earliest permissible payment date (including the Delayed Payment Date) or event under section 409A on which the shares (or cash) would otherwise be delivered or paid. The Employee shall be entitled to interest on any delayed cash payments from the date of termination to the Delayed Payment Date at a rate equal to the applicable federal short-term rate in effect under Code section 1274(d) for the month in which the Employee's separation from service occurs. If the Employee dies during the postponement period, the amounts and entitlements delayed on account of section 409A of the Code shall be paid to the person designated by the Employee in writing for this purpose, or in the absence of any such designation, to (1) his spouse if she survives him, or (ii) to his estate if his spouse does not survive him, on the first to occur of the Delayed Payment Date or 30 days after the date of the Employee's death. The foregoing shall apply only to those payments required hereunder, if any that do not qualify as short term deferrals or an exempt pay arrangement under section 409A.

24.         Recoupment Policy. The Employee agrees that the Employee will be subject to any compensation clawback or recoupment policies that may be applicable to Employee as an officer of JVB, as in effect from time to time and as approved by the Board of Directors or a duly authorized committee thereof, whether or not approved before or after the effective time of this Agreement.

25.         Survival. Notwithstanding anything contained herein to the contrary, Employee's obligations under Sections 6, 7, 8 and 23 shall continue despite the expiration of the term of this Agreement or its termination.

[signature page follows]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

ATTEST:	The Juniata Valley Bank

By:
Marcie A. Barber, President and Chief Executive Officer

WITNESS:	EMPLOYEE

By:
Joseph Lashway

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EXHIBIT A

Separation Agreement and General Release

THIS SEPARATION AGREEMENT AND GENERAL RELEASE (this "Release Agreement") is made by and between ___________________________ (the "Employee") and The Juniata Valley Bank, a Pennsylvania, state chartered banking association ("JVB").

WHEREAS, the Employee and JVB entered into an Employment Agreement dated _________________________, 2015 (the "Employment Agreement") that sets forth the terms and conditions of the Employee's employment with JVB, including the circumstances under which the Employee is eligible to receive severance pay.

NOW, THEREFORE, the Employee and JVB, each intending to be legally bound, hereby agree as follows:

1.           Consideration. In consideration for a release of claims and other promises and covenants set forth herein, and provided Employee executes, returns, and does not revoke this Release Agreement, JVB agrees to pay the Employee such consideration as is specified in Section 5 of the Employment Agreement in accordance with the terms and conditions of the Employment Agreement.

2.           Employee's Release. The Employee on the Employee's own behalf and together with the Employee's heirs, assigns, executors, agents and representatives hereby generally releases and discharges JVB and its Affiliates and the respective predecessors, successors (by merger or otherwise) and assigns of any of the foregoing, together with each and every of the present, past and future officers, managers, directors, shareholders, members, general partners, limited partners, employees and agents of any of the foregoing, and the heirs and executors of any of the foregoing (herein collectively referred to as the "Releasees") from any and all suits, causes of action, complaints, obligations, demands, common law or statutory claims of any kind, whether in law or in equity, direct or indirect, known or unknown (hereinafter "Claims"), which the Employee ever had or now has against the Releasees, or any one of them occurring up to and including the date of this Release Agreement. Notwithstanding anything herein to the contrary, the Employee's release is not and shall not be construed as a release of any future claim by the Employee against JVB or any Affiliate of JVB. This release specifically includes, but is not limited to:

(a)          any and all Claims for wages and benefits including, without limitation, salary, stock options, stock, royalties, license fees, health and welfare benefits, severance pay, vacation pay, and bonuses; through Employee’s signature below, Employee acknowledges that he or she has received all compensation and wages owed to him by Releasees under the Fair Labor Standards Act, the Pennsylvania Minimum Wage Law, and the Pennsylvania Wage Payment & Collection Law;

(b)          any and all Claims for wrongful discharge, breach of contract, whether express or implied, and Claims for breach of implied covenants of good faith and fair dealing;

(c)          any and all Claims for alleged employment discrimination, harassment and retaliation on the basis of race, color, religion, sex, age, national origin, veteran status, disability and/or handicap or any other characteristic protected by law, in violation of any federal, state or local statute, ordinance, judicial precedent or Employee order, including but not limited to claims for discrimination under the following statutes: Title VII of the Civil Rights Act of 1964, 42 U.S.C. §2000e et seq.; the Civil Rights Act of 1866, 42 U.S.C. §1981; the Civil Rights Act of 1991; the Age Discrimination in Employment Act, as amended, 29 U.S.C. §621 et seq.; the Older Workers Benefit Protection Act 29 U.S.C. §§ 623, 626 and 630; the Rehabilitation Act of 1972, as amended, 29 U.S.C. §701 et seq.; the Americans with Disabilities Act, 42 U.S.C. §12101 et seq.; the Family and Medical Leave Act of 1993, 29 U.S.C. §2601, et seq.; the Fair Labor Standards Act, as amended, 29 U.S.C. §201, et seq.; the Fair Credit Reporting Act, as amended, 15 U.S.C. §1681, et seq., and the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. § 1000, et seq. ("ERISA"), the Pennsylvania Human Relations Act (“PHRA”), or any comparable state statute or local ordinance;

(d)          any and all Claims under any federal or state statute relating to employee benefits or pensions;

(e)          any and all Claims in tort, including but not limited to, any Claims for assault, battery, misrepresentation, defamation, interference with contract or prospective economic advantage, intentional or negligent infliction of emotional distress, duress, loss of consortium, invasion of privacy and negligence; and

(f)          any and all Claims for attorneys' fees and costs.

3.           Time and Return and Disclosures. Employee understands and agrees that, in full compliance with the Older Workers Benefit Protection Act (OWBPA) of 1990:

(g)          Employee enters into this Release Agreement freely and knowingly, and after due consideration, intending to waive, settle and release all waivable claims that Employee has or may have against Releasees up to the date of the execution of this Release Agreement, including claims under the Age Discrimination in Employment Act (ADEA).

(h)          Employee has been advised to consult an attorney before signing this Release Agreement.

(i)          Employee has been provided with the opportunity to consider this Release Agreement for twenty-one (21) days. Material and immaterial changes to this Release Agreement will not temporarily stop the twenty-one (21) day period for the Employee to consider this Release Agreement. Employee may voluntarily return this Release Agreement prior to twenty-one (21) days. By doing so, Employee acknowledges that he or she waives the entire 21 day review period and has executed the Release Agreement as of the date listed below freely and without coercion.

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(j)          Employee understands that he or she has seven (7) days after signing the Release Agreement to revoke the Release Agreement by delivering a written notice of revocation to ______________, by 5:00 p.m. Eastern Standard Time on the seventh day. In the event Employee revokes this Release Agreement, JVB shall not have any obligation to Employee under the Release Agreement. After this revocation period has expired, the Release Agreement will become effective, enforceable and irrevocable.

(k)          Notwithstanding the Releases and Waivers above, nothing in this Release Agreement shall prohibit Employee from filing an administrative charge or complaint with, or participating in any investigation or proceeding conducted by the United States Equal Employment Opportunity Commission or a comparable state or local agency. Employee agrees to and does waive his right to recover monetary damages, reinstatement of employment, or any other relief sought against Releasees in any charge, complaint, or lawsuit filed by Employee or by anyone else on Employee’s behalf.

4.           Acknowledgment. The Employee understands that the release of Claims contained in this Release Agreement extends to all of the aforementioned Claims and potential Claims which arose on or before the date of this Agreement, whether now known or unknown, suspected or unsuspected, and that this constitutes an essential term of this Release Agreement. The Employee further understands and acknowledges the significance and consequences of this Release Agreement and of each specific release and waiver, and expressly consents that this Release Agreement shall be given full force and effect to each and all of its express terms and provisions, including those relating to unknown and uncompensated Claims, if any, as well as those relating to any other Claims specified herein.

5.           Remedies. All remedies at law or in equity shall be available to the Releasees for the enforcement of this Release Agreement. This Release Agreement may be pleaded as a full bar to the enforcement of any Claim that the Employee may assert against the Releasees. The non-prevailing party in any litigation shall pay for the prevailing party's costs and expenses of litigation including without limitation the prevailing parties’ attorney's fees.

6.           No Admission. Neither the offer nor the execution of this Release Agreement by JVB or any Affiliates, nor the terms hereof, constitutes an admission by JVB or any Affiliate of any liability to the Employee.

7.           Restrictive Covenants. Employee recognizes and acknowledges that the Employment Agreement contains restrictive covenants and certain obligations regarding non-competition and non-solicitation, and that these obligations and covenants contained in the Employment Agreement continue after the Effective Date of Employee’s separation from employment and this Release Agreement. Employee hereby agrees to abide by these restrictive covenants and obligations contained in the Employment Agreement.

8.           Entire Agreement. This Release Agreement contains the entire agreement of the parties with respect to the subject matter hereof, and shall be binding upon their respective heirs, executors, administrators, successors and assigns. In the event there is any inconsistency between the terms of this Release Agreement and the Employment Agreement, the terms of this Release Agreement shall control.

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9.           Severability. If any term or provision of this Release Agreement shall be held to be invalid or unenforceable for any reason, then such term or provision shall be ineffective to the extent of such invalidity or unenforceability without invalidating the remaining terms or provisions hereof, and such term or provision shall be deemed modified to the extent necessary to make it enforceable. If Employee challenges the validity of, or attacks this Release Agreement in any court of competent jurisdiction, Employee unequivocally agrees to first return to JVB any and all monies or other consideration received by the Employee under the terms of this Release Agreement.

10.          Employee's Representation. The Employee represents and warrants that he or she has not filed nor assigned any claim that he or she purports to release hereunder and that he or she has the full power and authority to enter into this Agreement and bind each of the persons and entities that the Employee purports to bind. The Employee further represents and warrants that he or she is bound by, and agrees to remain bound by, the Employee's post-employment obligations set forth in the Employment Agreement.

11.          Amendments. Neither this Release Agreement nor any term hereof may be changed, waived, discharged, or terminated, except by a written agreement signed by the parties hereto.

12.          Governing Authority. This Release Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without regard to the principles of conflicts of laws of any jurisdiction. The Employee agrees that JVB and its Affiliates shall have the right to commence and maintain an action hereunder in the state and federal courts appropriate for the location at which JVB maintains its corporate offices, and the Employee hereby submits to the jurisdiction and venue of such courts.

13.          Fees and Costs. The parties shall bear their own attorneys' fees and costs in reviewing this Release Agreement.

14.          Counterparts. This Release Agreement may be executed in counterparts.

15.          Legally Binding. The terms of this Release Agreement contained herein are contractual, and not a mere recital.

[signature page follows]

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IN WITNESS WHEREOF, the Employee, acknowledging that he or she is acting of his own free will after having had the opportunity to seek the advice of counsel and a reasonable period of time to consider the terms of this Release Agreement, and intending to waive, settle and release all waivable claims that Employee has or may have against Releasees up to the date of the execution of this Release Agreement, including claims under the Age Discrimination in Employment Act (ADEA), and JVB have caused the execution of this Agreement as of this day and year written below.

Employee	WITNESS

By:	By:

Name:	Name:

Date:	Date:

The Juniata Valley Bank

By:

Name:

Title:

Date:

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